File No. 812-15858

U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

In the Matter of the Application of:

OAKTREE STRATEGIC INCOME, LLC, OAKTREE STRATEGIC CREDIT FUND, OAKTREE DIVERSIFIED INCOME FUND INC., OAKTREE SPECIALTY LENDING CORPORATION, OAKTREE GARDENS OLP, LLC, OAKTREE CAPITAL MANAGEMENT, L.P., OAKTREE FUND ADVISORS, LLC, OAKTREE HIGH YIELD BOND FUND, L.P., OAKTREE EXPANDED HIGH YIELD FUND, L.P., OAKTREE GLOBAL HIGH YIELD BOND FUND, L.P., OAKTREE EUROPEAN HIGH YIELD FUND, L.P., OAKTREE SENIOR LOAN FUND, L.P., OAKTREE ENHANCED INCOME FUND III, L.P., OAKTREE ENHANCED INCOME FUND III (PARALLEL), L.P., OAKTREE CLO 2014-1 LTD., OAKTREE CLO 2015-1 LTD., OAKTREE CLO 2019-2 LTD., OAKTREE CLO 2019-3 LTD., OAKTREE CLO 2019-4 LTD., OAKTREE CLO 2020-1 LTD., OAKTREE CLO 2021-1, LTD., OAKTREE CLO 2021-2, LTD., OAKTREE CLO 2022-1, LTD., OAKTREE CLO 2022-2, LTD., OAKTREE CLO 2022-3, LTD., OAKTREE CLO 2023-1, LTD., OAKTREE CLO 2023-2, LTD., OAKTREE CLO 2024-25, LTD., OAKTREE CLO 2024-26, LTD., OAKTREE CLO 2024-27, LTD., OAKTREE CLO 2024-28, LTD., OAKTREE CLO 2025-29, LTD., OAKTREE CLO 2025-30, LTD., OAKTREE GLICK CLO DISLOCATION JV, LLC, ARBOUR CLO II DESIGNATED ACTIVITY COMPANY, ARBOUR CLO III DESIGNATED ACTIVITY COMPANY, ARBOUR CLO IV DESIGNATED ACTIVITY COMPANY, ARBOUR CLO V DESIGNATED ACTIVITY COMPANY, ARBOUR CLO VI DESIGNATED ACTIVITY COMPANY, ARBOUR CLO VII DESIGNATED ACTIVITY COMPANY, ARBOUR CLO VIII DESIGNATED ACTIVITY COMPANY, ARBOUR CLO IX DESIGNATED ACTIVITY COMPANY, ARBOUR CLO X DESIGNATED ACTIVITY COMPANY, ARBOUR CLO XI DESIGNATED ACTIVITY COMPANY, ARBOUR CLO XII DESIGNATED ACTIVITY COMPANY, ARBOUR CLO XIII DESIGNATED ACTIVITY COMPANY, ARBOUR CLO XIV DESIGNATED ACTIVITY COMPANY, ARBOUR CLO XV DESIGNATED ACTIVITY COMPANY, OAKTREE EUROPEAN CLO CAPITAL FUND LIMITED, OAKTREE EUROPEAN CLO CAPITAL FUND II DESIGNATED ACTIVITY COMPANY, OAKTREE CLO EQUITY FUND I, L.P., OAKTREE STRATEGIC CREDIT FUND A, L.P., OAKTREE STRATEGIC CREDIT FUND B, L.P., ACE STRATEGIC CREDIT HOLDINGS (CAYMAN), L.P., EXELON STRATEGIC CREDIT HOLDINGS, LLC, OAKTREE-MINN STRATEGIC CREDIT, LLC, INPRS STRATEGIC CREDIT HOLDINGS, LLC, OAKTREE-NGP STRATEGIC CREDIT, LLC, OAKTREE-TBMR STRATEGIC CREDIT FUND, LLC, OAKTREE-TBMR STRATEGIC CREDIT FUND C, LLC, OAKTREE-TBMR STRATEGIC CREDIT FUND F, LLC, OAKTREE-TBMR STRATEGIC CREDIT FUND G, LLC, OAKTREE-TCDRS STRATEGIC CREDIT, LLC, OAKTREE-TSE 16 STRATEGIC CREDIT, LLC, OAKTREE AZ STRATEGIC LENDING FUND, L.P., OAKTREE JALAPENO INVESTMENT FUND, L.P., OAKTREE PRE LIFE SCIENCES FUND, L.P., OAKTREE PRE LIFE SCIENCES AIF, L.P., OAKTREE LIFE SCIENCES LENDING FUND, L.P., OAKTREE LIFE SCIENCES LENDING FUND (PARALLEL), L.P., OAKTREE LIFE SCIENCES LENDING FUND (PARALLEL 2), L.P., OAKTREE LIFE SCIENCES LENDING FUND, SCSP, OAKTREE LIFE SCIENCES LENDING FUND (PARALLEL), SCSP, OAKTREE LIFE SCIENCES INCOME FUND, L.P., OAKTREE LIFE SCIENCES INCOME FUND (PARALLEL), L.P., OAKTREE LIFE SCIENCES INCOME FUND, SCSP, OAKTREE BIOYIELD INVESTMENT FUND, L.P., OAKTREE LSI NIGHTINGALE, LLC, OAKTREE LOAN ACQUISITION FUND, L.P., INPRS EMERGING MARKETS TOTAL RETURN HOLDINGS, LLC, INVESTIN PRO RED HOLDINGS, LLC, INVESTIN PRO RED HOLDINGS S.À.R.L., OAKTREE GILEAD INVESTMENT FUND, L.P., OAKTREE GILEAD INVESTMENT FUND AIF (DELAWARE), L.P., OAKTREE DIRECT LENDING FUND, L.P., OAKTREE DIRECT LENDING FUND UNLEVERED, L.P., OAKTREE DIRECT LENDING FUND (PARALLEL), L.P., OAKTREE DIRECT LENDING FUND UNLEVERED (PARALLEL), L.P., OAKTREE DEBT ACQUISITION FUND (PARALLEL 2), L.P., OAKTREE DIRECT LENDING FUND, SCSP, OAKTREE ALIAS INVESTMENT FUND, L.P., OAKTREE M SUPER PRIVATE CREDIT FUND, L.P., OAKTREE MIDDLE-MARKET DIRECT LENDING UNLEVERED JPN-A 2017 FUND L.P., OAKTREE ALPHA CREDIT FUND, L.P., OAKTREE MEZZANINE FUND IV, L.P., OAKTREE MEZZANINE FUND V, L.P., OAKTREE MEZZANINE FUND V (PARALLEL), SCSP, OAKTREE MEZZANINE FUND VI (LENDING), L.P., OAKTREE MEZZANINE FUND VI (ACQUISITION), L.P., OAKTREE MEZZANINE FUND VI (ACQUISITION) (LUX), SCSP, OAKTREE LENDING PARTNERS, L.P., OAKTREE LENDING PARTNERS (UNLEVERED), L.P., OAKTREE LENDING PARTNERS (ACQUISITION), L.P., OAKTREE LENDING PARTNERS (UNLEVERED), SCSP, OAKTREE MYRIAD INVESTMENT FUND, L.P., OAKTREE SBIC FUND, L.P., OAKTREE MIDDLE-MARKET DIRECT LENDING FUND, L.P., OAKTREE MIDDLE-MARKET DIRECT LENDING UNLEVERED FUND, L.P., OAKTREE MIDDLE-MARKET DIRECT LENDING FUND (PARALLEL), L.P., OAKTREE MIDDLE-MARKET DIRECT LENDING UNLEVERED FUND (PARALLEL), L.P., OAKTREE MIDDLE-MARKET DIRECT LENDING FUND (PARALLEL 2), L.P., OAKTREE EUROPEAN CAPITAL

SOLUTIONS FUND (PARALLEL), L.P., OAKTREE EUROPEAN CAPITAL SOLUTIONS FUND, L.P., OAKTREE EUROPEAN CAPITAL SOLUTIONS FUND II, L.P., OAKTREE EUROPEAN CAPITAL SOLUTIONS FUND II, SCSP, OAKTREE EUROPEAN CAPITAL SOLUTIONS FUND, SCSP-RAIF, OAKTREE EUROPEAN CAPITAL SOLUTIONS FUND III, L.P., OAKTREE EUROPEAN CAPITAL SOLUTIONS FUND III, SCSP, OAKTREE MERCURY INVESTMENT FUND, L.P., OAKTREE EUROPEAN SPECIAL SITUATIONS FUND, L.P., OAKTREE MARITIME AND TRANSPORTATION FUND, L.P., OAKTREE EMERGING MARKETS DEBT TOTAL RETURN FUND, L.P., OAKTREE BOULDER INVESTMENT FUND, L.P., OAKTREE EPSILON INVESTMENT FUND, L.P., OAKTREE OPPORTUNITIES FUND X, L.P., OAKTREE OPPORTUNITIES FUND X (PARALLEL), L.P., OAKTREE OPPORTUNITIES FUND X (PARALLEL 2), L.P., OAKTREE OPPORTUNITIES FUND XB, L.P., OAKTREE OPPORTUNITIES FUND XB (PARALLEL), L.P., OAKTREE OPPORTUNITIES FUND XB (PARALLEL 2), L.P., OAKTREE OPPORTUNITIES FUND XI, L.P., OAKTREE OPPORTUNITIES FUND XI (PARALLEL), L.P., OAKTREE OPPORTUNITIES FUND XI (PARALLEL 2), SCSP, OAKTREE OPPORTUNITIES FUND XI (PARALLEL 3), L.P., OAKTREE LATIGO INVESTMENT FUND, L.P., OAKTREE OPPORTUNITIES FUND XII, L.P., OAKTREE OPPORTUNITIES FUND XII (PARALLEL), L.P., OAKTREE OPPORTUNITIES FUND XII (PARALLEL 2), SCSP, OAKTREE OPPORTUNITIES FUND XII (PARALLEL 3), L.P., OAKTREE OPPORTUNITIES FUND XII (PARALLEL 4), SCSP, OAKTREE OPPORTUNITIES FUND XII (PARALLEL 5), L.P., OAKTREE HUNTINGTON INVESTMENT FUND II, L.P., OAKTREE CASCADE INVESTMENT FUND I, L.P., OAKTREE CASCADE INVESTMENT FUND II, L.P., OAKTREE CASCADE INVESTMENT FUND III, L.P., OAKTREE VALUE OPPORTUNITIES FUND, L.P., OAKTREE PHOENIX INVESTMENT FUND, L.P., OAKTREE LONDON LIQUID VALUE OPPORTUNITIES FUND (VOF), L.P., OAKTREE-COPLEY INVESTMENTS, LLC, OAKTREE GLACIER INVESTMENT FUND, L.P., OAKTREE TX EMERGING MARKET OPPORTUNITIES FUND, L.P., OAKTREE GLACIER INVESTMENT FUND II, L.P., OAKTREE MORAINE CO-INVESTMENT FUND, L.P., OAKTREE EMERGING MARKETS OPPORTUNITIES FUND II, L.P., OAKTREE FF EMERGING MARKETS OPPORTUNITIES FUND, L.P., OAKTREE OASIS INVESTMENT FUND, L.P., OAKTREE SPECIAL SITUATIONS FUND, L.P., OAKTREE SPECIAL SITUATIONS FUND II, L.P., OCM AVALON CO-INVESTMENT FUND, L.P., OAKTREE AVALON CO-INVESTMENT FUND II, L.P., OAKTREE STAR INVESTMENT FUND II, L.P., OAKTREE SPECIAL SITUATIONS FUND III, L.P., OAKTREE SPECIAL SITUATIONS FUND III (PARALLEL 2), SCSP, OAKTREE SPECIAL SITUATIONS FUND IV, L.P., OAKTREE SPECIAL SITUATIONS FUND IV (PARALLEL), L.P. OAKTREE SPECIAL SITUATIONS FUND IV (LUX), SCSP, OAKTREE EUROPEAN PRINCIPAL FUND IV, L.P., OAKTREE EUROPEAN PRINCIPAL FUND IV, S.C.S., OAKTREE POWER OPPORTUNITIES FUND IV, L.P., OAKTREE POWER OPPORTUNITIES FUND IV (PARALLEL), L.P., OAKTREE EUROPEAN PRINCIPAL FUND V, L.P., OAKTREE EUROPEAN PRINCIPAL FUND V, SCSP, OAKTREE POWER OPPORTUNITIES FUND V, L.P., OAKTREE POWER OPPORTUNITIES FUND V (PARALLEL), L.P., OAKTREE POWER OPPORTUNITIES FUND VI, L.P., OAKTREE POWER OPPORTUNITIES FUND VI (PARALLEL 3), L.P., OAKTREE POWER OPPORTUNITIES FUND VII, L.P., OAKTREE POWER OPPORTUNITIES FUND VII (PARALLEL), SCSP, OAKTREE POWER OPPORTUNITIES FUND VII (PARALLEL), L.P., OAKTREE OLORIN INVESTMENT FUND, L.P., , OAKTREE REAL ESTATE OPPORTUNITIES FUND VII, L.P., OAKTREE REAL ESTATE OPPORTUNITIES FUND VII (PARALLEL), L.P., OAKTREE REAL ESTATE OPPORTUNITIES FUND VII (PARALLEL 2), L.P., OAKTREE REAL ESTATE OPPORTUNITIES FUND VII (PARALLEL 3), L.P., OAKTREE REAL ESTATE OPPORTUNITIES FUND VII (PARALLEL 4), L.P., OAKTREE REAL ESTATE OPPORTUNITIES FUND VIII, L.P., OAKTREE REAL ESTATE OPPORTUNITIES FUND VIII (PARALLEL), L.P., OAKTREE REAL ESTATE OPPORTUNITIES FUND VIII (PARALLEL), S.C.SP, OAKTREE REAL ESTATE OPPORTUNITIES FUND VIII (PARALLEL) 2, L.P., OAKTREE REAL ESTATE OPPORTUNITIES FUND VIII (PARALLEL) 3, L.P., OAKTREE REAL ESTATE OPPORTUNITIES FUND VIII (PARALLEL) 4, L.P., OAKTREE REAL ESTATE OPPORTUNITIES FUND VIII (PARALLEL) 5, L.P., OAKTREE REAL ESTATE OPPORTUNITIES FUND VIII (PARALLEL) 6, L.P., OAKTREE REAL ESTATE OPPORTUNITIES FUND IX, L.P., OAKTREE REAL ESTATE OPPORTUNITIES FUND IX (PARALLEL), L.P., OAKTREE REAL ESTATE OPPORTUNITIES FUND IX (PARALLEL) 2, L.P., OAKTREE REAL ESTATE OPPORTUNITIES FUND IX (PARALLEL), SCSP, OAKTREE N ROF IX INVESTMENT FUND, L.P., OAKTREE PINNACLE INVESTMENT FUND, L.P., OAKTREE REAL ESTATE DEBT FUND II, L.P., OAKTREE REAL ESTATE DEBT FUND II (PARALLEL), L.P., OAKTREE REAL ESTATE DEBT FUND III, L.P., OAKTREE REAL ESTATE DEBT FUND III (LUX), S.C.SP, OAKTREE REAL ESTATE DEBT FUND III (PARALLEL), L.P., OAKTREE REAL ESTATE DEBT FUND IV, L.P., OAKTREE REAL ESTATE CREDIT INCOME FUND, L.P., OAKTREE REAL ESTATE SMA (Q), L.P., OAKTREE-TSE 16 REAL ESTATE DEBT, LLC, OAKTREE (LUX.) FS S.C.SP. SICAV RAIF, OAKTREE PATRIOT INVESTMENT FUND, L.P., TIRRO FUND, L.P., OAKTREE REAL ESTATE INCOME FUND, L.P., OAKTREE REAL ESTATE INCOME FUND (PARALLEL), L.P., OAKTREE REAL ESTATE INCOME FUND (PARALLEL II), L.P., OAKTREE REAL ESTATE INCOME FUND (PARALLEL III), L.P., OAKTREE EMERGING MARKETS EQUITY FUND, L.P., OAKTREE CHINA EQUITY SEED FUND, L.P., OAKTREE JAPAN EQUITY SEED FUND, L.P., OAKTREE VALUE EQUITY FUND, L.P., OAKTREE PRIVATE INVESTMENT FUND IV, L.P., OAKTREE-FORREST MULTI-STRATEGY, LLC, OAKTREE TT MULTI-STRATEGY FUND, L.P., OAKTREE GLOBAL CREDIT FUND, L.P., OAKTREE GC SUPER FUND, L.P., OAKTREE HUNTINGTON-GCF INVESTMENT FUND, L.P., OAKTREE HUNTINGTON-GCF INVESTMENT FUND (DIRECT LENDING AIF), L.P., OAKTREE GLOBAL CREDIT INVESTMENT GRADE FUND, L.P., OAKTREE GLOBAL

CREDIT PLUS FUND, L.P., OAKTREE BROADGATE MULTI-STRATEGY FUND, L.P., OAKTREE ROUTE 66 MULTI-STRATEGY FUND, L.P., OAKTREE QR CLV, L.P., OAKTREE EMERGING MARKET DEBT FUND, L.P., OAKTREE ASSET-BACKED FINANCE FUND, L.P., OAKTREE ASSET-BACKED FINANCE FUND (PARALLEL), L.P., OAKTREE ASSET-BACKED INCOME PRIVATE PLACEMENT FUND INC., OAKTREE ASSET-BACKED INCOME FUND INC., AND OAKTREE EMERGING MARKET OPPORTUNITIES FUND, L.P.

AMENDMENT NO. 1 TO APPLICATION FOR AN ORDER PURSUANT TO SECTIONS 17(d) AND 57(i) OF THE INVESTMENT COMPANY ACT OF 1940 AND RULE 17d-1 UNDER THE INVESTMENT COMPANY ACT OF 1940 TO PERMIT CERTAIN JOINT TRANSACTIONS OTHERWISE PROHIBITED BY SECTIONS 17(d) AND 57(a)(4) OF THE INVESTMENT COMPANY ACT OF 1940 AND RULE 17d-1 UNDER THE INVESTMENT COMPANY ACT OF 1940

All Communications, Notices and Orders to:

Mary Gallegly

Managing Director

Oaktree Capital Management, L.P.

333 South Grand Ave., 28th Floor

Los Angeles, CA 90071 (213) 356-3521

Copies to:

William G. Farrar, Esq.

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

(212) 558-4940

AUGUST 12, 2025

August 12, 2025

UNITED STATES OF AMERICA

BEFORE THE

SECURITIES AND EXCHANGE COMMISSION

IN THE MATTER OF:

OAKTREE STRATEGIC INCOME, LLC, OAKTREE STRATEGIC CREDIT FUND, OAKTREE DIVERSIFIED INCOME FUND INC., OAKTREE SPECIALTY LENDING CORPORATION, OAKTREE GARDENS OLP, LLC, OAKTREE CAPITAL MANAGEMENT, L.P., OAKTREE FUND ADVISORS, LLC, OAKTREE HIGH YIELD BOND FUND, L.P., OAKTREE EXPANDED HIGH YIELD FUND, L.P., OAKTREE GLOBAL HIGH YIELD BOND FUND, L.P., OAKTREE EUROPEAN HIGH YIELD FUND, L.P., OAKTREE SENIOR LOAN FUND, L.P., OAKTREE ENHANCED INCOME FUND III, L.P., OAKTREE ENHANCED INCOME FUND III (PARALLEL), L.P., OAKTREE CLO 2014-1 LTD., OAKTREE CLO 2015-1 LTD., OAKTREE CLO 2019-2 LTD., OAKTREE CLO 2019-3 LTD., OAKTREE CLO 2019-4 LTD., OAKTREE CLO 2020-1 LTD., OAKTREE CLO 2021-1, LTD., OAKTREE CLO 2021-2, LTD., OAKTREE CLO 2022-1, LTD., OAKTREE CLO 2022-2, LTD., OAKTREE CLO 2022-3, LTD., OAKTREE CLO 2023-1, LTD., OAKTREE CLO 2023-2, LTD., OAKTREE CLO 2024-25, LTD., OAKTREE CLO 2024-26, LTD., OAKTREE CLO 2024-27, LTD., OAKTREE CLO 2024-28, LTD., OAKTREE CLO 2025-29, LTD., OAKTREE CLO 2025-30, LTD., OAKTREE GLICK CLO DISLOCATION JV, LLC, ARBOUR CLO II DESIGNATED ACTIVITY COMPANY, ARBOUR CLO III DESIGNATED ACTIVITY COMPANY, ARBOUR CLO IV DESIGNATED ACTIVITY COMPANY, ARBOUR CLO V DESIGNATED ACTIVITY COMPANY, ARBOUR CLO VI DESIGNATED ACTIVITY COMPANY, ARBOUR CLO VII DESIGNATED ACTIVITY COMPANY, ARBOUR CLO VIII DESIGNATED ACTIVITY COMPANY, ARBOUR CLO IX DESIGNATED ACTIVITY COMPANY, ARBOUR CLO X DESIGNATED ACTIVITY COMPANY, ARBOUR CLO XI DESIGNATED ACTIVITY COMPANY, ARBOUR CLO XII DESIGNATED ACTIVITY COMPANY, ARBOUR CLO XIII DESIGNATED ACTIVITY COMPANY, ARBOUR CLO XIV DESIGNATED ACTIVITY COMPANY, ARBOUR CLO XV DESIGNATED ACTIVITY COMPANY, OAKTREE EUROPEAN CLO CAPITAL FUND LIMITED, OAKTREE EUROPEAN CLO CAPITAL FUND II DESIGNATED ACTIVITY COMPANY, OAKTREE CLO EQUITY FUND I, L.P., OAKTREE STRATEGIC CREDIT FUND A, L.P., OAKTREE STRATEGIC CREDIT FUND B, L.P., ACE STRATEGIC CREDIT HOLDINGS (CAYMAN), L.P., EXELON STRATEGIC CREDIT HOLDINGS, LLC, OAKTREE-MINN STRATEGIC CREDIT, LLC, INPRS STRATEGIC CREDIT HOLDINGS, LLC, OAKTREE-NGP STRATEGIC CREDIT, LLC, OAKTREE-TBMR STRATEGIC CREDIT FUND, LLC, OAKTREE-TBMR STRATEGIC CREDIT FUND C, LLC, OAKTREE-TBMR STRATEGIC CREDIT FUND F, LLC, OAKTREE-TBMR STRATEGIC CREDIT FUND G,

Amendment No. 1 to Application for an Order pursuant to Sections 17(d) and 57(i) of the Investment Company Act of 1940 and Rule 17d-1 under the Investment Company Act of 1940 to permit Certain Joint Transactions Otherwise Prohibited by Sections 17(d) and 57(a)(4) of the Investment Company Act of 1940 and Rule 17d-1 under the Investment Company Act of 1940

LLC, OAKTREE-TCDRS STRATEGIC CREDIT, LLC, OAKTREE-TSE 16 STRATEGIC CREDIT, LLC, OAKTREE AZ STRATEGIC LENDING FUND, L.P., OAKTREE JALAPENO INVESTMENT FUND, L.P., OAKTREE PRE LIFE SCIENCES FUND, L.P., OAKTREE PRE LIFE SCIENCES AIF, L.P., OAKTREE LIFE SCIENCES LENDING FUND, L.P., OAKTREE LIFE SCIENCES LENDING FUND (PARALLEL), L.P., OAKTREE LIFE SCIENCES LENDING FUND (PARALLEL 2), L.P., OAKTREE LIFE SCIENCES LENDING FUND, SCSP, OAKTREE LIFE SCIENCES LENDING FUND (PARALLEL), SCSP, OAKTREE LIFE SCIENCES INCOME FUND, L.P., OAKTREE LIFE SCIENCES INCOME FUND (PARALLEL), L.P., OAKTREE LIFE SCIENCES INCOME FUND, SCSP, OAKTREE BIOYIELD INVESTMENT FUND, L.P., OAKTREE LSI NIGHTINGALE, LLC, OAKTREE LOAN ACQUISITION FUND, L.P., INPRS EMERGING MARKETS TOTAL RETURN HOLDINGS, LLC, INVESTIN PRO RED HOLDINGS, LLC, INVESTIN PRO RED HOLDINGS S.À.R.L., OAKTREE GILEAD INVESTMENT FUND, L.P., OAKTREE GILEAD INVESTMENT FUND AIF (DELAWARE), L.P., OAKTREE DIRECT LENDING FUND, L.P., OAKTREE DIRECT LENDING FUND UNLEVERED, L.P., OAKTREE DIRECT LENDING FUND (PARALLEL), L.P., OAKTREE DIRECT LENDING FUND UNLEVERED (PARALLEL), L.P., OAKTREE DEBT ACQUISITION FUND (PARALLEL 2), L.P., OAKTREE DIRECT LENDING FUND, SCSP, OAKTREE ALIAS INVESTMENT FUND, L.P., OAKTREE M SUPER PRIVATE CREDIT FUND, L.P., OAKTREE MIDDLE-MARKET DIRECT LENDING UNLEVERED JPN-A 2017 FUND L.P., OAKTREE ALPHA CREDIT FUND, L.P., OAKTREE MEZZANINE FUND IV, L.P., OAKTREE MEZZANINE FUND V, L.P., OAKTREE MEZZANINE FUND V (PARALLEL), SCSP, OAKTREE MEZZANINE FUND VI (LENDING), L.P., OAKTREE MEZZANINE FUND VI (ACQUISITION), L.P., OAKTREE MEZZANINE FUND VI (ACQUISITION) (LUX), SCSP, OAKTREE LENDING PARTNERS, L.P., OAKTREE LENDING PARTNERS (UNLEVERED), L.P., OAKTREE LENDING PARTNERS (ACQUISITION), L.P., OAKTREE LENDING PARTNERS (UNLEVERED), SCSP, OAKTREE MYRIAD INVESTMENT FUND, L.P., OAKTREE SBIC FUND, L.P., OAKTREE MIDDLE-MARKET DIRECT LENDING FUND, L.P., OAKTREE MIDDLE-MARKET DIRECT LENDING UNLEVERED FUND, L.P., OAKTREE MIDDLE-MARKET DIRECT LENDING FUND (PARALLEL), L.P., OAKTREE MIDDLE-MARKET DIRECT LENDING UNLEVERED FUND (PARALLEL), L.P., OAKTREE MIDDLE-MARKET DIRECT LENDING FUND (PARALLEL 2), L.P., OAKTREE EUROPEAN CAPITAL SOLUTIONS FUND (PARALLEL), L.P., OAKTREE EUROPEAN CAPITAL SOLUTIONS FUND, L.P., OAKTREE EUROPEAN CAPITAL SOLUTIONS FUND II, L.P., OAKTREE EUROPEAN CAPITAL SOLUTIONS FUND II, SCSP, OAKTREE EUROPEAN CAPITAL SOLUTIONS FUND, SCSP-RAIF, OAKTREE EUROPEAN CAPITAL SOLUTIONS FUND III, L.P., OAKTREE EUROPEAN CAPITAL SOLUTIONS FUND III, SCSP, OAKTREE MERCURY INVESTMENT FUND, L.P., OAKTREE EUROPEAN SPECIAL SITUATIONS FUND, L.P., OAKTREE MARITIME AND TRANSPORTATION FUND, L.P., OAKTREE EMERGING MARKETS DEBT TOTAL RETURN FUND, L.P., OAKTREE BOULDER INVESTMENT FUND, L.P., OAKTREE EPSILON INVESTMENT FUND, L.P., OAKTREE OPPORTUNITIES FUND X, L.P., OAKTREE OPPORTUNITIES FUND X (PARALLEL), L.P., OAKTREE

OPPORTUNITIES FUND X (PARALLEL 2), L.P., OAKTREE OPPORTUNITIES FUND XB, L.P., OAKTREE OPPORTUNITIES FUND XB (PARALLEL), L.P., OAKTREE OPPORTUNITIES FUND XB (PARALLEL 2), L.P., OAKTREE OPPORTUNITIES FUND XI, L.P., OAKTREE OPPORTUNITIES FUND XI (PARALLEL), L.P., OAKTREE OPPORTUNITIES FUND XI (PARALLEL 2), SCSP, OAKTREE OPPORTUNITIES FUND XI (PARALLEL 3), L.P., OAKTREE LATIGO INVESTMENT FUND, L.P., OAKTREE OPPORTUNITIES FUND XII, L.P., OAKTREE OPPORTUNITIES FUND XII (PARALLEL), L.P., OAKTREE OPPORTUNITIES FUND XII (PARALLEL 2), SCSP, OAKTREE OPPORTUNITIES FUND XII (PARALLEL 3), L.P., OAKTREE OPPORTUNITIES FUND XII (PARALLEL 4), SCSP, OAKTREE OPPORTUNITIES FUND XII (PARALLEL 5), L.P., OAKTREE HUNTINGTON INVESTMENT FUND II, L.P., OAKTREE CASCADE INVESTMENT FUND I, L.P., OAKTREE CASCADE INVESTMENT FUND II, L.P., OAKTREE CASCADE INVESTMENT FUND III, L.P., OAKTREE VALUE OPPORTUNITIES FUND, L.P., OAKTREE PHOENIX INVESTMENT FUND, L.P., OAKTREE LONDON LIQUID VALUE OPPORTUNITIES FUND (VOF), L.P., OAKTREE-COPLEY INVESTMENTS, LLC, OAKTREE GLACIER INVESTMENT FUND, L.P., OAKTREE TX EMERGING MARKET OPPORTUNITIES FUND, L.P., OAKTREE GLACIER INVESTMENT FUND II, L.P., OAKTREE MORAINE CO-INVESTMENT FUND, L.P., OAKTREE EMERGING MARKETS OPPORTUNITIES FUND II, L.P., OAKTREE FF EMERGING MARKETS OPPORTUNITIES FUND, L.P., OAKTREE OASIS INVESTMENT FUND, L.P., OAKTREE SPECIAL SITUATIONS FUND, L.P., OAKTREE SPECIAL SITUATIONS FUND II, L.P., OCM AVALON CO-INVESTMENT FUND, L.P., OAKTREE AVALON CO-INVESTMENT FUND II, L.P., OAKTREE STAR INVESTMENT FUND II, L.P., OAKTREE SPECIAL SITUATIONS FUND III, L.P., OAKTREE SPECIAL SITUATIONS FUND III (PARALLEL 2), SCSP, OAKTREE SPECIAL SITUATIONS FUND IV, L.P., OAKTREE SPECIAL SITUATIONS FUND IV (PARALLEL), L.P. OAKTREE SPECIAL SITUATIONS FUND IV (LUX), SCSP, OAKTREE EUROPEAN PRINCIPAL FUND IV, L.P., OAKTREE EUROPEAN PRINCIPAL FUND IV, S.C.S., OAKTREE POWER OPPORTUNITIES FUND IV, L.P., OAKTREE POWER OPPORTUNITIES FUND IV (PARALLEL), L.P., OAKTREE EUROPEAN PRINCIPAL FUND V, L.P., OAKTREE EUROPEAN PRINCIPAL FUND V, SCSP, OAKTREE POWER OPPORTUNITIES FUND V, L.P., OAKTREE POWER OPPORTUNITIES FUND V (PARALLEL), L.P., OAKTREE POWER OPPORTUNITIES FUND VI, L.P., OAKTREE POWER OPPORTUNITIES FUND VI (PARALLEL 3), L.P., OAKTREE POWER OPPORTUNITIES FUND VII, L.P., OAKTREE POWER OPPORTUNITIES FUND VII (PARALLEL), SCSP, OAKTREE POWER OPPORTUNITIES FUND VII (PARALLEL), L.P., OAKTREE OLORIN INVESTMENT FUND, L.P., , OAKTREE REAL ESTATE OPPORTUNITIES FUND VII, L.P., OAKTREE REAL ESTATE OPPORTUNITIES FUND VII (PARALLEL), L.P., OAKTREE REAL ESTATE OPPORTUNITIES FUND VII (PARALLEL 2), L.P., OAKTREE REAL ESTATE OPPORTUNITIES FUND VII (PARALLEL 3), L.P., OAKTREE REAL ESTATE OPPORTUNITIES FUND VII (PARALLEL 4), L.P., OAKTREE REAL ESTATE OPPORTUNITIES FUND VIII, L.P., OAKTREE REAL ESTATE OPPORTUNITIES FUND VIII (PARALLEL), L.P., OAKTREE REAL ESTATE

OPPORTUNITIES FUND VIII (PARALLEL), S.C.SP, OAKTREE REAL ESTATE OPPORTUNITIES FUND VIII (PARALLEL) 2, L.P., OAKTREE REAL ESTATE OPPORTUNITIES FUND VIII (PARALLEL) 3, L.P., OAKTREE REAL ESTATE OPPORTUNITIES FUND VIII (PARALLEL) 4, L.P., OAKTREE REAL ESTATE OPPORTUNITIES FUND VIII (PARALLEL) 5, L.P., OAKTREE REAL ESTATE OPPORTUNITIES FUND VIII (PARALLEL) 6, L.P., OAKTREE REAL ESTATE OPPORTUNITIES FUND IX, L.P., OAKTREE REAL ESTATE OPPORTUNITIES FUND IX (PARALLEL), L.P., OAKTREE REAL ESTATE OPPORTUNITIES FUND IX (PARALLEL) 2, L.P., OAKTREE REAL ESTATE OPPORTUNITIES FUND IX (PARALLEL), SCSP, OAKTREE N ROF IX INVESTMENT FUND, L.P., OAKTREE PINNACLE INVESTMENT FUND, L.P., OAKTREE REAL ESTATE DEBT FUND II, L.P., OAKTREE REAL ESTATE DEBT FUND II (PARALLEL), L.P., OAKTREE REAL ESTATE DEBT FUND III, L.P., OAKTREE REAL ESTATE DEBT FUND III (LUX), S.C.SP, OAKTREE REAL ESTATE DEBT FUND III (PARALLEL), L.P., OAKTREE REAL ESTATE DEBT FUND IV, L.P., OAKTREE REAL ESTATE CREDIT INCOME FUND, L.P., OAKTREE REAL ESTATE SMA (Q), L.P., OAKTREE-TSE 16 REAL ESTATE DEBT, LLC, OAKTREE (LUX.) FS S.C.SP. SICAV RAIF, OAKTREE PATRIOT INVESTMENT FUND, L.P., TIRRO FUND, L.P., OAKTREE REAL ESTATE INCOME FUND, L.P., OAKTREE REAL ESTATE INCOME FUND (PARALLEL), L.P., OAKTREE REAL ESTATE INCOME FUND (PARALLEL II), L.P., OAKTREE REAL ESTATE INCOME FUND (PARALLEL III), L.P., OAKTREE EMERGING MARKETS EQUITY FUND, L.P., OAKTREE CHINA EQUITY SEED FUND, L.P., OAKTREE JAPAN EQUITY SEED FUND, L.P., OAKTREE VALUE EQUITY FUND, L.P., OAKTREE PRIVATE INVESTMENT FUND IV, L.P., OAKTREE-FORREST MULTI-STRATEGY, LLC, OAKTREE TT MULTI-STRATEGY FUND, L.P., OAKTREE GLOBAL CREDIT FUND, L.P., OAKTREE GC SUPER FUND, L.P., OAKTREE HUNTINGTON-GCF INVESTMENT FUND, L.P., OAKTREE HUNTINGTON-GCF INVESTMENT FUND (DIRECT LENDING AIF), L.P., OAKTREE GLOBAL CREDIT INVESTMENT GRADE FUND, L.P., OAKTREE GLOBAL CREDIT PLUS FUND, L.P., OAKTREE BROADGATE MULTI-STRATEGY FUND, L.P., OAKTREE ROUTE 66 MULTI-STRATEGY FUND, L.P., OAKTREE QR CLV, L.P., OAKTREE EMERGING MARKET DEBT FUND, L.P., OAKTREE ASSET-BACKED FINANCE FUND, L.P., OAKTREE ASSET-BACKED FINANCE FUND (PARALLEL), L.P., OAKTREE ASSET-BACKED INCOME PRIVATE PLACEMENT FUND INC., OAKTREE ASSET-BACKED INCOME FUND INC., AND OAKTREE EMERGING MARKET OPPORTUNITIES FUND, L.P.

I.	SUMMARY OF APPLICATION

The following entities hereby request an order (the “Order”) of the U.S. Securities and Exchange Commission (the “SEC” or ”Commission”) under Section 57(i) of the Investment Company Act of 1940, as amended (the “1940 Act”),1 and Rule 17d-1, permitting certain joint transactions otherwise prohibited by Sections 17(d) and 57(a)(4) of the 1940 Act and Rule 17d-1 thereunder. The Order would supersede the exemptive order issued by the Commission on September 11, 2024 (the “Prior Order”)2 that was granted pursuant to Sections 57(a)(4), 57(i) and Rule 17d-1, with the result that no person will continue to rely on the Prior Order if the Order is granted.

A.	Applicants Seeking Relief

•	Oaktree Strategic Credit Fund (“OSCF”), a closed-end Delaware statutory trust that has elected to be regulated as a business development company (“BDC”) under the 1940 Act;

•	Oaktree Specialty Lending Corporation (“OCSL”), a closed-end Delaware corporation that has elected to be regulated as a BDC;

•	Oaktree Gardens OLP, LLC (“OLPG”), a closed-end limited liability company that has elected to be regulated as a BDC;

•

Oaktree Capital Management, L.P. (“OCM LP”), an investment adviser registered under the Advisers Act and the investment adviser to certain Existing Affiliated Funds (as defined below), on behalf of itself and its successors;

•

Oaktree Diversified Income Fund Inc. (“ODIF”), a Maryland corporation registered under the 1940 Act as a diversified, closed-end management investment company that operates as an interval fund pursuant to Rule 23c-3 under the 1940 Act.

•

Oaktree Asset-Backed Income Private Placement Fund Inc. (“OABPF”) and Oaktree Asset-Backed Income Fund Inc. (“OABIF,” and together with OABPF, “ABIF” and ABIF together with OSCF, OCSL, OLPG and ODIF, the “Existing Regulated Funds”), each a Maryland corporation registered under the 1940 Act as a non-diversified, close-end management investment company that operates as an interval fund pursuant to Rule 23c-3 under the 1940 Act.

•

Oaktree Fund Advisors, LLC (“OFA LLC,” and together with OCM LP, the “Existing Advisers), an investment adviser registered under the Investment Advisers Act of 1940 (the “Advisers Act”), and the investment adviser for OSCF, OCSL, OLPG, ODIF, OABPF and OABIF, on behalf of itself and its successors[3];

•

The Oaktree Proprietary Accounts identified in Appendix A, which hold financial assets in a principal capacity and currently intend to participate in a Co-Investment Transaction (the “Existing Proprietary Accounts”); and

•

The investment vehicles identified in Appendix A, each of which is a separate and distinct legal entity and each of which would be an investment company but for Section 3(c)(1), 3(c)(5)(C) or 3(c)(7) of the Act (the “Existing Affiliated Funds,” and together with the Existing Proprietary Accounts, the Existing Regulated Funds and the Existing Advisers, the “Applicants”).[4]

[1]	Unless otherwise indicated, all section and rule references herein are to the 1940 Act and rules promulgated thereunder.
[2]	Oaktree Strategic Credit Fund, et al. (File No. 812-15549), Release No. IC-35296 (August 15, 2024) (notice), Release No. IC-35320 (September 11, 2024) (order).
[3]	The term “successor” means an entity that results from a reorganization into another jurisdiction or change in the type of business organization.
[4]

All existing entities that currently intend to rely upon the requested Order have been named as Applicants. Any other existing or future entity that subsequently relies on the Order will comply with the terms and conditions of the Application.

The relief requested in this application for the Order (the “Application”) would allow a Regulated Fund5 and one or more Affiliated Entities6 to engage in Co-Investment Transactions7 subject to the terms and conditions described herein. The Regulated Funds and Affiliated Entities that participate in a Co-Investment Transaction are collectively referred to herein as “Participants.”8 The Applicants do not seek relief for transactions effected consistent with Commission staff no-action positions.9

II.	GENERAL DESCRIPTION OF THE APPLICANTS

Oaktree Strategic Credit Fund

OSCF was formed on November 24, 2021, as a Delaware statutory trust and is structured as a closed-end, externally managed, non-diversified management investment company that has elected to be regulated as a BDC under the Act. OSCF is treated as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”).

OSCF’s investment objective is to generate stable current income and long-term capital appreciation. The Company seeks to meet its investment objective by primarily investing in private debt opportunities, including first lien loans (which may include “unitranche” loans and “last out” first lien loans, which are loans that are second priority behind “first out” first lien loans), second lien loans, unsecured and mezzanine loans, bonds and preferred equity, as well as certain equity co-investments.

[5]

“Regulated Fund” means the Existing Regulated Funds and any Future Regulated Funds. “Future Regulated Fund” means an entity (a) that is a closed-end management investment company registered under the 1940 Act, or a closed-end management investment company that has elected to be regulated as a business development company under the 1940 Act, (b) whose (1) primary investment adviser or (2) sub-adviser is an Adviser (as defined below) and (c) that intends to engage in Co-Investment Transactions. If an Adviser serves as sub-adviser to a Regulated Fund whose primary adviser is not also an Adviser, such primary adviser shall be deemed to be an Adviser with respect to conditions 3 and 4 only.

The term Regulated Fund also includes (a) any Wholly-Owned Investment Sub (as defined below) of a Regulated Fund, (b) any Joint Venture (as defined below) of a Regulated Fund, and (c) any BDC Downstream Fund (as defined below) of a Regulated Fund that is a business development company. “Wholly-Owned Investment Sub” means an entity: (a) that is a “wholly-owned subsidiary” (as defined in Section 2(a)(43) of the 1940 Act) of a Regulated Fund; (b) whose sole business purpose is to hold one or more investments and which may issue debt on behalf or in lieu of such Regulated Fund; and (c) is not a registered investment company or a business development company. “Joint Venture” means an unconsolidated joint venture subsidiary of a Regulated Fund, in which all portfolio decisions, and generally all other decisions in respect of such joint venture, must be approved by an investment committee consisting of representatives of the Regulated Fund and the unaffiliated joint venture partner (with approval from a representative of each required). “BDC Downstream Fund’’ means an entity (a) directly or indirectly controlled by a Regulated Fund that is a business development company, (b) that is not controlled by any person other than the Regulated Fund (except a person that indirectly controls the entity solely because it controls the Regulated Fund), (c) that would be an investment company but for Section 3(c)(1) or 3(c)(7) of the 1940 Act, (d) whose investment adviser is an Adviser and (e) that is not a Wholly-Owned Investment Sub.

In the case of a Wholly-Owned Investment Sub that does not have a chief compliance officer or a Board, the chief compliance officer and Board of the Regulated Fund that controls the Wholly-Owned Investment Sub will be deemed to serve those roles for the Wholly-Owned Investment Sub. In the case of a Joint Venture or a BDC Downstream Fund (as applicable) that does not have a chief compliance officer or a Board, the chief compliance officer of the Regulated Fund will be deemed to be the Joint Venture’s or BDC Downstream Fund’s chief compliance officer, and the Joint Venture’s or BDC Downstream Fund’s investment committee will be deemed to be the Joint Venture’s or BDC Downstream Fund’s Board.

[6]

“Affiliated Entity” means an entity not controlled by a Regulated Fund that intends to engage in Co-Investment Transactions and that is (a) with respect to a Regulated Fund, another Regulated Fund; (b) an Adviser or its affiliates (other than an open-end investment company registered under the 1940 Act), and any direct or indirect, wholly- or majority-owned subsidiary of an Adviser or its affiliates (other than of an open-end investment company registered under the 1940 Act), that is participating in a Co-Investment Transaction in a principal capacity; or (c) any entity that would be an investment company but for Section 3(c) of the 1940 Act or Rule 3a-7 thereunder and whose investment adviser is an Adviser.

To the extent that an entity described in clause (b) is not advised by an Adviser, such entity shall be deemed to be an Adviser for purposes of the conditions.

[7]	“Co-Investment Transaction” means the acquisition or Disposition of securities of an issuer in a transaction effected in reliance on the Order or previously granted relief.
[8]

“Adviser” means an Existing Adviser and any other investment adviser controlling, controlled by, or under common control with an Existing Adviser. The term “Adviser” also includes any internally-managed Regulated Fund.

[9]	See, e.g., Massachusetts Mutual Life Insurance Co. (pub. avail. June 7, 2000), Massachusetts Mutual Life Insurance Co. (pub. avail. July 28, 2000) and SMC Capital, Inc. (pub. avail. Sept. 5, 1995).

Investment decisions are currently made by OFA LLC, investment adviser to OSCF, and business affairs are managed under the direction of its Board. OSCF has a five-member board of which four are not “interested” persons of the fund within the meaning of Section 2(a)(19) of the 1940 Act10. An affiliate of OFA LLC, Oaktree Fund Administration, LLC (“Oaktree Administration”), serves as OCCF’s administrator pursuant to an administration agreement.

Oaktree Specialty Lending Corporation

OCSL was formed in late 2007 as a Delaware corporation and currently operates as a closed-end, externally managed, non-diversified management investment company. OCSL has elected to be regulated as a BDC under the Act and treated as a regulated investment company under Subchapter M of the Code.

OCSL’s investment objective is to generate current income and capital appreciation by providing companies with flexible and innovative financing solutions, including first and second lien loans, unsecured and mezzanine loans, bonds, preferred equity and certain equity co-investments. OCSL may also seek to generate capital appreciation and income through secondary investments at discounts to par in either private or syndicated transactions. OCSL also invests in companies across a variety of industries that typically possess business models it expects to be resilient in the future with underlying fundamentals that will provide strength in future downturns, and deploys capital across credit and economic cycles with a focus on long-term results, which it believes will enable it to build lasting partnerships with financial sponsors and management teams.

Investment decisions are currently made by OFA LLC, investment adviser to OCSL, and business affairs are managed under the direction of its Board. OCSL has a five-member board of which four are not “interested” persons of the fund within the meaning of Section 2(a)(19) of the 1940 Act. An affiliate of OFA LLC, Oaktree Administration, serves as OCSL’s administrator pursuant to an administration agreement.

Oaktree Diversified Income Fund Inc.

ODIF was formed on June 29, 2021, as a Maryland corporation that is registered under the 1940 Act as a closed-end management investment company. ODIF is classified as a diversified investment company, as defined under section 5(b)(1) of the Act and is externally managed.

ODIF’s investment objective is to seek current income and attractive total return. ODIF seeks to achieve its investment objective by investing globally, including in emerging market countries, in high-conviction opportunities across OFA LLC’s performing credit platform of high yield bonds, senior loans, including covenant-lite loans, structured credit, emerging markets debt and convertibles, inclusive of public sector companies that trade on the public markets and private companies that do not have securities trading on the public markets.

Investment decisions are currently made by OFA LLC, an investment adviser to ODIF, and business affairs are managed under the direction of its Board. ODIF has an eight-member board of which six are not “interested” persons of the fund within the meaning of Section 2(a)(19) of the 1940 Act. An affiliate of OFA LLC, Brookfield Public Securities Group LLC, serves as ODIF’s administrator pursuant to an administrative agreement.

Oaktree Asset-Backed Income Private Placement Fund Inc. and Oaktree Asset-Backed Income Fund Inc.

OABPF and OABIF (together, ABIF) were formed on December 16, 2024, as Maryland corporations that are registered under the 1940 Act as a closed-end management investment companies. OABPF and OABIF are classified as non-diversified investment companies, as defined under section 5(b)(1) of the Act and are externally managed.

ABIF’s investment objective is to seek to provide current income and, to a lesser extent, capital appreciation. Under normal market conditions, ABIF attempts to achieve its investment objective by investing, as a principal strategy, at least 80% of its net assets (plus the amount of any borrowings for investment purposes) in asset backed finance investments, throughout the world, including the United States. More specifically, ABIF seeks to achieve its investment objective by investing primarily in a diverse portfolio of asset-backed finance investments in a broad range of industries focused on pools of contractual assets, including, but not limited to, loans, leases, mortgages, or other receivables.

Investment decisions are currently made by OFA LLC, investment adviser to ABIF, and business affairs are managed under the direction of its Board. ABIF has a six-member board of which five are not “interested” persons of the fund within the meaning of Section 2(a)(19) of the 1940 Act. OFA LLC serves as ABIF’s administrator pursuant to an administration agreement.

Oaktree Gardens OLP, LLC

OLPG was formed on February 6, 2023 as a Delaware limited liability company and is a closed-end, externally managed, non-diversified management investment company that has elected to be regulated as a BDC under the Act. OLPG is treated as a regulated investment company under Subchapter M of the Code.

[10]	The Board of each Future Regulated Fund will consist of a majority of members who are not “interested persons” of such Future Regulated Fund within the meaning of Section 2(a)(19) of the 1940 Act.

OLPG’s investment objective is to generate current income and long-term capital appreciation by primarily focusing on private lending opportunities to large private equity-owned companies. OLPG seeks to build a diverse portfolio across industries and expects most of its investments to be in the debt of eligible portfolio companies, generally in loans that are $500 million or more to companies with earnings before interest, taxes, depreciation and amortization (“EBITDA”) of $100 million or greater.

Investment decisions are currently made by OFA LLC, investment adviser to OLPG, and business affairs are managed under the direction of its Board. OLPG has a four-member board of which three are not “interested” persons of the fund within the meaning of Section 2(a)(19) of the 1940 Act. An affiliate of OFA LLC, Oaktree Administration, serves as OLPG’s administrator pursuant to an administration agreement.

Oaktree Fund Advisors, LLC

OFA LLC, a Delaware limited partnership that is registered as an investment adviser under the Advisers Act, serves as the investment adviser to each Existing Regulated Fund pursuant to separate investment advisory agreements (collectively, as may be amended from time to time, the “Investment Advisory Agreements”). OFA LLC is under common control with OCM LP.

Oaktree Capital Management, L.P.

OCM LP, a Delaware limited partnership that is registered as an investment adviser under the Advisers Act, serves as the investment adviser to all of the Existing Affiliated Funds. OCM LP is under common control with OFA LLC.

Existing Affiliated Funds and Existing Proprietary Accounts11

As noted above, OCM LP serves as the investment adviser for all of the Existing Affiliated Funds. OCM LP is under common control with OFA LLC. A complete list of the Existing Affiliated Funds is included in Appendix A.

The Oaktree Proprietary Accounts hold various financial assets in a principal capacity. OCM LP and its affiliates have various business lines that they may operate through wholly- or majority-owned subsidiaries. A list of existing Oaktree Proprietary Accounts is included in Appendix A.

[11]

In the future, the Affiliated Entity may register as a closed-end management investment company under the Act and, if so registered, will be considered a Regulated Fund for purposes of this application.

III.	ORDER REQUESTED

The Applicants request an Order of the Commission under Sections 17(d) and 57(i) of the 1940 Act and Rule 17d-l thereunder to permit, subject to the terms and conditions set forth below in this Application (the “Conditions”), each Regulated Fund to be able to participate with one or more Affiliated Entities in Co-Investment Transactions otherwise prohibited by Sections 17(d) and 57(a)(4) of the 1940 Act and Rule 17d-l thereunder.

A.	Applicable Law

Section 17(d), in relevant part, prohibits an affiliated person, or an affiliated person of such affiliated person, of a registered investment company, acting as principal, from effecting any transaction in which the registered investment company is “a joint or a joint and several participant with such person” in contravention of such rules as the SEC may prescribe “for the purpose of limiting or preventing participation by such [fund] on a basis different from or less advantageous than that of such other participant.”

Rule 17d-1 prohibits an affiliated person, or an affiliated person of such affiliated person, of a registered investment company, acting as principal, from participating in, or effecting any transaction in connection with, any ‘‘joint enterprise or other joint arrangement or profit-sharing plan”12 in which the fund is a participant without first obtaining an order from the SEC.

Section 57(a)(4), in relevant part, prohibits any person related to a business development company in the manner described in Section 57(b), acting as principal, from knowingly effecting any transaction in which the business development company is a joint or a joint and several participant with such persons in contravention of such rules as the Commission may prescribe for the purpose of limiting or preventing participation by the business development company on a basis less advantageous than that of such person. Section 57(i) provides that, until the SEC prescribes rules under Section 57(a), the SEC’s rules under Section 17(d) applicable to registered closed-end investment companies will be deemed to apply to persons subject to the prohibitions of Section 57(a). Because the SEC has not adopted any rules under Section 57(a), Rule 17d-1 applies to persons subject to the prohibitions of Section 57(a).

Rule 17d-1(b) provides, in relevant part, that in passing upon applications under the rule, the Commission will consider whether the participation of a registered investment company in a joint enterprise, joint arrangement or profit-sharing plan on the basis proposed is consistent with the provisions, policies and purposes of the 1940 Act and the extent to which such participation is on a basis different from or less advantageous than that of other participants.

B.	Need for Relief

Each Regulated Fund may be deemed to be an affiliated person of each other Regulated Fund within the meaning of Section 2(a)(3) if it is deemed to be under common control because an Adviser is or will be either the investment adviser or sub-adviser to each Regulated Fund. Section 17(d) and Section 57(b) apply to any investment adviser to a closed-end fund or a business development company, respectively, including a sub-adviser. Thus, an Adviser and any Affiliated Entities that it advises could be deemed to be persons related to Regulated Funds in a manner described by Sections 17(d) and 57(b). The Existing Advisers are under common control, and are thus affiliated persons of each other. Oaktree Fund Advisors, LLC is wholly-owned by Oaktree Capital II, L.P., which is indirectly owned by the same entities that indirectly own Oaktree Capital Management, L.P. Oaktree Fund Advisors, LLC and Oaktree Capital Management, L.P are both indirect subsidiaries of (i) Brookfield Oaktree Holdings, LLC (formerly Oaktree Capital Group, LLC) and (ii) Brookfield Corporation (f/k/a Brookfield Asset Management Inc.).

Accordingly, with respect to each Existing Adviser, and any other Advisers that are deemed to be affiliated persons of each other, Affiliated Entities advised by any of them could be deemed to be persons related to Regulated Funds (or a company controlled by a Regulated Fund) in a manner described by Sections 17(d) and 57(b). In addition, any entities or accounts controlled by or under common control with an Existing Adviser, and/or any other Advisers that are deemed to be affiliated persons of each other that may, from time to time, hold various financial assets in a principal capacity, could be deemed to be persons related to Regulated Funds (or a company controlled by a Regulated Fund) in a manner described by Sections 17(d) and 57(b). Finally, with respect to any Wholly-Owned Investment Sub, Joint Venture, or BDC Downstream Fund of a Regulated Fund, such entity would be a company controlled by its parent Regulated Fund for purposes of Section 57(a)(4) of the 1940 Act and Rule 17d-l under the 1940 Act.

C.	Conditions

Applicants agree that any Order granting the requested relief will be subject to the following Conditions.

[12]

Rule 17d-l (c) defines a “[j]oint enterprise or other joint arrangement or profit-sharing plan” to include, in relevant part, “any written or oral plan, contract, authorization or arrangement or any practice or understanding concerning an enterprise or undertaking whereby a registered investment company ... and any affiliated person of or principal underwriter for such registered company, or any affiliated person of such a person or principal underwriter, have a joint or a joint and several participation, or share in the profits of such enterprise or undertaking…”

1. Same Terms. With respect to any Co-Investment Transaction, each Regulated Fund, and Affiliated Entity participating in such transaction will acquire, or dispose of, as the case may be, the same class of securities, at the same time, for the same price and with the same conversion, financial reporting and registration rights, and with substantially the same other terms (provided that the settlement date for an Affiliated Entity may occur up to ten business days after the settlement date for the Regulated Fund, and vice versa). If a Participant, but not all of the Regulated Funds, has the right to nominate a director for election to a portfolio company’s board of directors, the right to appoint a board observer or any similar right to participate in the governance or management of a portfolio company, the Board of each Regulated Fund that does not hold this right must be given the opportunity to veto the selection of such person.13

2. Existing Investments in the Issuer. Prior to a Regulated Fund acquiring in a Co-Investment Transaction a security of an issuer in which an Affiliated Entity has an existing interest in such issuer, the “required majority,” as defined in Section 57(o) of the 1940 Act,14 of the Regulated Fund (“Required Majority”) will take the steps set forth in Section 57(f) of the 1940 Act,15 unless: (i) the Regulated Fund already holds the same security as each such Affiliated Entity; and (ii) the Regulated Fund and each other Affiliated Entity holding the security is participating in the acquisition in approximate proportion to its then-current holdings.

3. Related Expenses. Any expenses associated with acquiring, holding or disposing of any securities acquired in a Co-Investment Transaction, to the extent not borne by the Adviser(s), will be shared among the Participants in proportion to the relative amounts of the securities being acquired, held or disposed of, as the case may be.16

4. No Remuneration. Any transaction fee17 (including break-up, structuring, monitoring or commitment fees but excluding broker’s fees contemplated by section 17(e) or 57(k) of the 1940 Act, as applicable), received by an Adviser and/or a Participant in connection with a Co-Investment Transaction will be distributed to the Participants on a pro rata basis based on the amounts they invested or committed, as the case may be, in such Co-Investment Transaction. If any transaction fee is to be held by an Adviser pending consummation of the transaction, the fee will be deposited into an account maintained by the Adviser at a bank or banks having the qualifications prescribed in section 26(a)(1) of the 1940 Act, and the account will earn a competitive rate of interest that will also be divided pro rata among the Participants based on the amount they invest in such Co-Investment Transaction. No Affiliated Entity, Regulated Fund, or any of their affiliated persons will accept any compensation, remuneration or financial benefit in connection with a Regulated Fund’s participation in a Co-Investment Transaction, except: (i) to the extent permitted by Section 17(e) or 57(k) of the 1940 Act; (ii) as a result of either being a Participant in the Co-Investment Transaction or holding an interest in the securities issued by one of the Participants; or (iii) in the case of an Adviser, investment advisory compensation paid in accordance with investment advisory agreement(s) with the Regulated Fund(s) or Affiliated Entity(ies).

5. Co-Investment Policies. Each Adviser (and each Affiliated Entity that is not advised by an Adviser) will adopt and implement policies and procedures reasonably designed to ensure that: (i) opportunities to participate in Co-Investment Transactions are allocated in a manner that is fair and equitable to every Regulated Fund; and (ii) the Adviser negotiating the Co-Investment Transaction considers the interest in the Transaction of any participating Regulated Fund (the “Co-Investment Policies”). Each Adviser (and each Affiliated Entity that is not advised by an Adviser) will provide its Co-Investment Policies to the Regulated Funds and will notify the Regulated Funds of any material changes thereto.18

[13]	Such a Board can also, consistent with applicable fund documents, facilitate this opportunity by delegating the authority to veto the selection of such person to a committee of the Board.
[14]

Section 57(o) defines the term “required majority,” in relevant part, with respect to the approval of a proposed transaction, as both a majority of a BDC’s directors who have no financial interest in the transaction and a majority of such directors who are not interested persons of the BDC. In the case of a Regulated Fund that is not a BDC, the Board members that constitute the Required Majority will be determined as if such Regulated Fund were a BDC subject to Section 57(o) of the 1940 Act.

[15]

Section 57(f) provides for the approval by a Required Majority of certain transactions on the basis that, in relevant part: (i) the terms of the transaction, including the consideration to be paid or received, are reasonable and fair to the shareholders of the BDC and do not involve overreaching of the BDC or its shareholders on the part of any person concerned; (ii) the proposed transaction is consistent with the interests of the BDC’s shareholders and the BDC’s policy as recited in filings made by the BDC with the Commission and the BDC’s reports to shareholders; and (iii) the BDC’s directors record in their minutes and preserve in their records a description of the transaction, their findings, the information or materials upon which their findings were based, and the basis for their findings.

[16]	Expenses of an individual Participant that are incurred solely by the Participant due to its unique circumstances (such as legal and compliance expenses) will be borne by such Participant.
[17]	Applicants are not requesting and the Commission is not providing any relief for transaction fees received in connection with any Co-Investment Transaction.
[18]	The Affiliated Entities may adopt shared Co-Investment Policies.

6. Dispositions:

(a) Prior to any Disposition19 by an Affiliated Entity of a security acquired in a Co-Investment Transaction, the Adviser to each Regulated Fund that participated in the Co-Investment Transaction will be notified and each such Regulated Fund given the opportunity to participate pro rata based on the proportion of its holdings relative to the other Affiliated Entities participating in such Disposition.

(b) Prior to any Disposition by a Regulated Fund of a security acquired in a Co-Investment Transaction, the Required Majority will take the steps set forth in Section 57(f) of the 1940 Act, unless: (i) each Affiliated Entity holding the security participates in the Disposition in approximate proportion to its then-current holding of the security; or (ii) the Disposition is a sale of a Tradable Security.20

7. Board Oversight

(a) Each Regulated Fund’s directors will oversee the Regulated Fund’s participation in the co-investment program in the exercise of their reasonable business judgment.

(b) Prior to a Regulated Fund’s participation in Co-Investment Transactions, the Regulated Fund’s Board, including a Required Majority, will: (i) review the Co-Investment Policies, to ensure that they are reasonably designed to prevent the Regulated Fund from being disadvantaged by participation in the co-investment program; and (ii) approve policies and procedures of the Regulated Fund that are reasonably designed to ensure compliance with the terms of the Order.

(c) At least quarterly, each Regulated Fund’s Adviser and chief compliance officer (as defined in Rule 38a-1(a)(4)) will provide the Regulated Fund Boards with reports or other information requested by the Board related to a Regulated Fund’s participation in Co-Investment Transactions and a summary of matters, if any, deemed significant that may have arisen during the period related to the implementation of the Co-Investment Policies and the Regulated Fund’s policies and procedures approved pursuant to (b) above.

(d) Every year, each Regulated Fund’s Adviser and chief compliance officer will provide the Regulated Fund’s Board with reports or other information requested by the Board related to the Regulated Fund’s participation in the co-investment program and any material changes in the Affiliated Entities’ participation in the co-investment program, including changes to the Affiliated Entities’ Co-Investment Policies.

(e) The Adviser and the chief compliance officer will also notify the Regulated Fund’s Board of a compliance matter related to the Regulated Fund’s participation in the co-investment program and related Co-Investment Policies or the Regulated Fund’s policies and procedures approved pursuant to (b) above that a Regulated Fund’s chief compliance officer considers to be material.

8. Recordkeeping. All information presented to the Board pursuant to the order will be kept for the life of the Regulated Fund and at least two years thereafter, and will be subject to examination by the Commission and its Staff. Each Regulated Fund will maintain the records required by Section 57(f)(3) as if it were a business development company and each of the Co-Investment Transactions were approved by the Required Majority under Section 57(f).21

9. In the event that the Commission adopts a rule under the 1940 Act allowing co-investments of the type described in this Application, any relief granted by the Order will expire on the effective date of that rule.

[19]	“Disposition” means the sale, exchange, transfer or other disposition of an interest in a security of an issuer.
[20]

“Tradable Security” means a security which trades: (i) on a national securities exchange (or designated offshore securities market as defined in Rule 902(b) under the Securities Act of 1933, as amended) and (ii) with sufficient volume and liquidity (findings which are to be made in good faith and documented by the Advisers to any Regulated Funds) to allow each Regulated Fund to dispose of its entire remaining position within 30 days at approximately the price at which the Regulated Fund has valued the investment.

[21]

If a Regulated Fund enters into a transaction that would be a Co-Investment Transaction pursuant to this Order in reliance on another exemptive order instead of this Order, the information presented to the Board and records maintained by the Regulated Fund will expressly indicate the order relied upon by the Regulated Fund to enter into such transaction.

IV.	STATEMENT IN SUPPORT OF RELIEF REQUESTED

Applicants submit that allowing the Co-Investment Transactions described by this Application is justified on the basis of (i) the potential benefits to the Regulated Funds and their respective shareholders and (ii) the protections found in the terms and conditions set forth in this Application.

A.	Potential Benefits to the Regulated Funds and their Shareholders

Section 57(a)(4) and Rule 17d-1 (as applicable) limit the ability of the Regulated Funds to participate in attractive co-investment opportunities under certain circumstances. If the relief is granted, the Regulated Funds should: (i) be able to participate in a larger number and greater variety of investments, thereby diversifying their portfolios and providing related risk-limiting benefits; (ii) be able to participate in larger financing opportunities, including those involving issuers with better credit quality, which otherwise might not be available to investors of a Regulated Fund’s size; (iii) have greater bargaining power (notably with regard to creditor protection terms and other similar investor rights), more control over the investment and less need to bring in other external investors or structure investments to satisfy the different needs of external investors; (iv) benefit from economies of scale by sharing fixed expenses associated with an investment with the other Participants; and (v) be able to obtain better deal flow from investment bankers and other sources of investments.

B.	Shareholder Protections

Each Co-Investment Transaction would be subject to the terms and conditions of this Application. The Conditions are designed to address the concerns underlying Sections 17(d) and 57(a)(4) and Rule 17d-l by ensuring that participation by a Regulated Fund in any Co-Investment Transaction would not be on a basis different from or less advantageous than that of other Participants. Under Condition 5, each Adviser (and each Affiliated Entity that is not advised by an Adviser) will adopt and implement Co-Investment Policies that are reasonably designed to ensure that (i) opportunities to participate in Co-Investment Transactions are allocated in a manner that is fair and equitable to every Regulated Fund; and (ii) the Adviser negotiating the Co Investment Transaction considers the interest in the Transaction of any participating Regulated Fund. The Co-Investment Policies will require an Adviser to make an independent determination of the appropriateness of a Co-Investment Transaction and the proposed allocation size based on each Participant’s specific investment profile and other relevant characteristics.

V.	PRECEDENTS

The Commission has previously issued orders permitting certain investment companies subject to regulation under the 1940 Act and their affiliated persons to be able to participate in Co-Investment Transactions (the “Existing Orders”).22 Similar to the Existing Orders, the Conditions described herein are designed to mitigate the possibility for overreaching and to promote fair and equitable treatment of the Regulated Funds. Accordingly, the Applicants submit that the scope of investor protections contemplated by the Conditions are consistent with those found in the Existing Orders.

[22]

See, e.g., FS Credit Opportunities Corp., et al. (File No. 812-15706), Release No. IC-35520 (April 3, 2025) (notice), Release No. IC-35561 (April 29, 2025) (order); Sixth Street Specialty Lending, Inc. et al. (File No. 812-15729), Release No. IC-35531 (April 10, 2025) (notice), Release No. IC-35570 (May 6, 2025) (order); Blue Owl Capital Corporation, et al. (File No. 812-15715), Release No. IC-35530 (April 9, 2025) (notice), Release No. IC-35573 (May 6, 2025) (order); BlackRock Growth Equity Fund LP, et al. (File No. 812-15712), Release No. IC-35525 (April 8, 2025) (notice), Release No. IC-35572 (May 6, 2025) (order).

VI.	PROCEDURAL MATTERS

Communications

Please address all communications concerning this Application, the Notice and the Order to:

Mary Gallegly

Managing Director

Oaktree Capital Management, L.P.

333 South Grand Ave., 28th Floor

Los Angeles, CA 90071 (213) 356-3521

Please address any questions, and a copy of any communications, concerning this Application, the Notice, and the Order to:

William G. Farrar, Esq.

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

(212) 558-4940

Authorizations

The filing of this Application for the Order sought hereby and the taking of all acts reasonably necessary to obtain the relief requested herein was authorized by the Board of each Existing Regulated Fund pursuant to resolutions duly adopted by the Board. Copies of the resolutions are provided below in Exhibit A.

Pursuant to Rule 0-2(c), Applicants hereby state that each Existing Regulated Fund and Existing Affiliated Fund have authorized to cause to be prepared and to execute and file with the Commission this Application and any amendment thereto for an order pursuant to Section 57(i) and Rule 17d-1 permitting certain joint transactions otherwise prohibited by Sections 17(d) and 57(a)(4) and Rule 17d-l. The person executing the Application on behalf of the Applicants being duly sworn deposes and says that he has duly executed the Application for and on behalf of the applicable entity listed; that he is authorized to execute the Application pursuant to the terms of an operating agreement, management agreement or otherwise; and that all actions by members, directors or other bodies necessary to authorize each such deponent to execute and file the Application have been taken.

The Applicants have caused this Application to be duly signed on their behalf on the 12th day of August, 2025.

OAKTREE STRATEGIC INCOME, LLC

BY:	OAKTREE FUND GP IIA, LLC
ITS:	MANAGER

BY:	OAKTREE FUND GP II, L.P.
ITS:	MANAGING MEMBER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Authorized Signatory

By:	/s/ Brian Price
Name:	Brian Price
Title:	Authorized Signatory

OAKTREE SPECIALTY LENDING CORPORATION
OAKTREE STRATEGIC CREDIT FUND
OAKTREE GARDENS OLP, LLC

BY:	OAKTREE FUND ADVISORS, LLC
ITS:	INVESTMENT ADVISER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE CAPITAL MANAGEMENT, L.P.
OAKTREE FUND ADVISORS, LLC

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE HIGH YIELD BOND FUND, L.P.

BY:	OAKTREE HIGH YIELD BOND FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP IIA, LLC
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP II, L.P.
ITS:	MANAGING MEMBER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Authorized Signatory

By:	/s/ Brian Price
Name:	Brian Price
Title:	Authorized Signatory

OAKTREE EXPANDED HIGH YIELD FUND, L.P.

BY:	OAKTREE FUND GP II, L.P.
ITS:	GENERAL PARTNER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Authorized Signatory

By:	/s/ Brian Price
Name:	Brian Price
Title:	Authorized Signatory

OAKTREE GLOBAL HIGH YIELD BOND FUND, L.P.

BY:	OAKTREE GLOBAL HIGH YIELD BOND FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP IIA, LLC
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP II, L.P.
ITS:	MANAGING MEMBER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Authorized Signatory

By:	/s/ Brian Price
Name:	Brian Price
Title:	Authorized Signatory

OAKTREE EUROPEAN HIGH YIELD FUND, L.P.

BY:	OAKTREE FUND GP II, L.P.
ITS:	GENERAL PARTNER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Authorized Signatory

By:	/s/ Brian Price
Name:	Brian Price
Title:	Authorized Signatory

OAKTREE ENHANCED INCOME FUND III, L.P.

BY:	OAKTREE ENHANCED INCOME FUND III GP, LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE ENHANCED INCOME FUND III (PARALLEL), L.P.

BY:	OAKTREE ENHANCED INCOME FUND III GP, LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE CLO 2014-1 LTD.
OAKTREE CLO 2019-2 LTD.
OAKTREE CLO 2019-3 LTD.
OAKTREE CLO 2019-4 LTD.
OAKTREE CLO 2020-1 LTD.
OAKTREE CLO 2021-1, LTD.
OAKTREE CLO 2021-2, LTD.
OAKTREE CLO 2022-1, LTD.
OAKTREE CLO 2022-2, LTD.
OAKTREE CLO 2022-3, LTD.
OAKTREE CLO 2023-1, LTD.
OAKTREE CLO 2023-2, LTD.

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	COLLATERAL MANAGER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE CLO 2015-1 LTD.

BY:	OAKTREE CLO RR HOLDER, LLC
ITS:	COLLATERAL MANAGER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	NON-MEMBER MANAGER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE CLO 2024-25, LTD.
OAKTREE CLO 2024-26, LTD.
OAKTREE CLO 2024-27, LTD.
OAKTREE CLO 2024-28, LTD.
OAKTREE CLO 2025-29, LTD.
OAKTREE CLO 2025-30, LTD.

BY:	OAKTREE CLO MANAGEMENT COMPANY, LLC (MANAGEMENT SERIES)
ITS:	COLLATERAL MANAGER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	MANAGING MEMBER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE GLICK CLO DISLOCATION JV, LLC

BY:	OAKTREE CAPITAL MANAGEMENT (CAYMAN), L.P.
ITS:	MANAGER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Authorized Signatory

By:	/s/ Brian Price
Name:	Brian Price
Title:	Authorized Signatory

ARBOUR CLO II DESIGNATED ACTIVITY COMPANY
ARBOUR CLO III DESIGNATED ACTIVITY COMPANY
ARBOUR CLO IV DESIGNATED ACTIVITY COMPANY
ARBOUR CLO V DESIGNATED ACTIVITY COMPANY,
ARBOUR CLO VI DESIGNATED ACTIVITY COMPANY
ARBOUR CLO VII DESIGNATED ACTIVITY COMPANY
ARBOUR CLO IX DESIGNATED ACTIVITY COMPANY
ARBOUR CLO XIII DESIGNATED ACTIVITY COMPANY
ARBOUR CLO XI DESIGNATED ACTIVITY COMPANY
ARBOUR CLO XII DESIGNATED ACTIVITY COMPANY
ARBOUR CLO XV DESIGNATED ACTIVITY COMPANY

By:	/s/ Deirdre Bourke
Name:	Deirdre Bourke
Title:	Director

ARBOUR CLO VIII DESIGNATED ACTIVITY COMPANY
ARBOUR CLO X DESIGNATED ACTIVITY COMPANY
ARBOUR CLO XIV DESIGNATED ACTIVITY COMPANY

By:	/s/ Stephen Healy
Name:	Stephen Healy
Title:	Director

OAKTREE EUROPEAN CLO CAPITAL FUND LIMITED

By:	/s/ Tom Amy
Name:	Tom Amy
Title:	Director

By:	/s/ Steve Desmond
Name:	Steve Desmond
Title:	Director

OAKTREE EUROPEAN CLO CAPITAL FUND II DESIGNATED ACTIVITY COMPANY

By:	/s/ Michael Milne
Name:	Michael Milne
Title:	Director

OAKTREE CLO EQUITY FUND I, L.P.

BY:	OAKTREE CLO EQUITY GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE CLO EQUITY FUND GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE STRATEGIC CREDIT FUND A, L.P.

BY:	OAKTREE STRATEGIC CREDIT FUND A GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP IIA, LLC
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP II, L.P.
ITS:	MANAGING MEMBER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Authorized Signatory

By:	/s/ Brian Price
Name:	Brian Price
Title:	Authorized Signatory

OAKTREE STRATEGIC CREDIT FUND B, L.P.

BY:	OAKTREE STRATEGIC CREDIT FUND B GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP IIA, LLC
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP II, L.P.
ITS:	MANAGING MEMBER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Authorized Signatory

By:	/s/ Brian Price
Name:	Brian Price
Title:	Authorized Signatory

ACE STRATEGIC CREDIT HOLDINGS (CAYMAN), L.P.

BY:	OAKTREE FUND GP 2A LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

EXELON STRATEGIC CREDIT HOLDINGS, LLC
OAKTREE-FORREST MULTI-STRATEGY, LLC
OAKTREE-MINN STRATEGIC CREDIT, LLC
INPRS STRATEGIC CREDIT HOLDINGS, LLC
OAKTREE-NGP STRATEGIC CREDIT, LLC
OAKTREE-TBMR STRATEGIC CREDIT FUND, LLC
OAKTREE-TBMR STRATEGIC CREDIT FUND C, LLC
OAKTREE-TBMR STRATEGIC CREDIT FUND F, LLC
OAKTREE-TBMR STRATEGIC CREDIT FUND G, LLC
OAKTREE-TCDRS STRATEGIC CREDIT, LLC
OAKTREE-TSE 16 STRATEGIC CREDIT, LLC

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	MANAGER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE AZ STRATEGIC LENDING FUND, L.P.

BY:	OAKTREE AZ STRATEGIC LENDING FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP IIA, LLC
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP II, L.P.
ITS:	MANAGING MEMBER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Authorized Signatory

By:	/s/ Brian Price
Name:	Brian Price
Title:	Authorized Signatory

OAKTREE JALAPENO INVESTMENT FUND, L.P.

BY:	OAKTREE JALAPENO INVESTMENT FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP IIA, LLC
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP II, L.P.
ITS:	MANAGING MEMBER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Authorized Signatory

By:	/s/ Brian Price
Name:	Brian Price
Title:	Authorized Signatory

OAKTREE PRE LIFE SCIENCES FUND, L.P.

BY:	OAKTREE PRE LIFE SCIENCES FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP IIA, LLC
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP II, L.P.
ITS:	MANAGING MEMBER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Authorized Signatory

By:	/s/ Brian Price
Name:	Brian Price
Title:	Authorized Signatory

OAKTREE PRE LIFE SCIENCES AIF, L.P.

BY:	OAKTREE PRE LIFE SCIENCES FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP IIA, LLC
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP II, L.P.
ITS:	MANAGING MEMBER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Authorized Signatory

By:	/s/ Brian Price
Name:	Brian Price
Title:	Authorized Signatory

OAKTREE LIFE SCIENCES LENDING FUND, L.P.

BY:	OAKTREE LIFE SCIENCES LENDING FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE LIFE SCIENCES LENDING FUND GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE LIFE SCIENCES LENDING FUND (PARALLEL), L.P.

BY:	OAKTREE LIFE SCIENCES LENDING FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE LIFE SCIENCES LENDING FUND GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE LIFE SCIENCES LENDING FUND (PARALLEL 2), L.P.

BY:	OAKTREE LIFE SCIENCES LENDING FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE LIFE SCIENCES LENDING FUND GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE LIFE SCIENCES LENDING FUND, SCSP

BY:	OAKTREE LIFE SCIENCES LENDING FUND GP, S.À R.L.
ITS:	GENERAL PARTNER

By:	/s/ Martin Eckel
Name:	Martin Eckel
Title:	Manager (gérant)

By:	/s/ Flora Verrecchia
Name:	Flora Verrecchia
Title:	Manager (gérant)

OAKTREE LIFE SCIENCES LENDING FUND (PARALLEL), SCSP

BY:	OAKTREE LIFE SCIENCES LENDING FUND GP, S.À R.L.
ITS:	GENERAL PARTNER

By:	/s/ Martin Eckel
Name:	Martin Eckel
Title:	Manager (gérant)

By:	/s/ Flora Verrecchia
Name:	Flora Verrecchia
Title:	Manager (gérant)

OAKTREE LIFE SCIENCES INCOME FUND, L.P.

BY: OAKTREE LIFE SCIENCES INCOME FUND GP, L.P.
ITS: GENERAL PARTNER

BY: OAKTREE LIFE SCIENCES INCOME FUND GP LTD.
ITS: GENERAL PARTNER

BY: OAKTREE CAPITAL MANAGEMENT, L.P.
ITS: DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE LIFE SCIENCES INCOME FUND (PARALLEL), L.P.

BY: OAKTREE LIFE SCIENCES INCOME FUND GP, L.P.
ITS: GENERAL PARTNER

BY: OAKTREE LIFE SCIENCES INCOME FUND GP LTD.
ITS: GENERAL PARTNER

BY: OAKTREE CAPITAL MANAGEMENT, L.P.
ITS: DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE LIFE SCIENCES INCOME FUND, SCSP

BY: OAKTREE LIFE SCIENCES INCOME FUND GP, S.À R.L.
ITS: GENERAL PARTNER

By:	/s/ Martin Eckel
Name:	Martin Eckel
Title:	Manager (gérant)

By:	/s/ Flora Verrecchia
Name:	Flora Verrecchia
Title:	Manager (gérant)

OAKTREE LOAN ACQUISITION FUND, L.P.

BY:	OAKTREE FUND GP IIA, LLC
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP II, L.P.
ITS:	MANAGING MEMBER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Authorized Signatory

By:	/s/ Brian Price
Name:	Brian Price
Title:	Authorized Signatory

INPRS EMERGING MARKETS TOTAL RETURN HOLDINGS, LLC

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	MANAGER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

INVESTIN PRO RED HOLDINGS, LLC

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	MANAGER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

INVESTIN PRO RED HOLDINGS S.À.R.L.

By:	/s/ Ludivine Lanners
Name:	Ludivine Lanners
Title:	Manager

By:	/s/ Julien Petitfrere
Name:	Julien Petitfrere
Title:	Manager

OAKTREE GILEAD INVESTMENT FUND, L.P.

BY:	OAKTREE GILEAD INVESTMENT FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP, LLC
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP I, L.P.
ITS:	MANAGING MEMBER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Authorized Signatory

By:	/s/ Brian Price
Name:	Brian Price
Title:	Authorized Signatory

OAKTREE GILEAD INVESTMENT FUND AIF (DELAWARE), L.P.

BY:	OAKTREE FUND AIF SERIES, L.P. – SERIES T
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP AIF, LLC
ITS:	MANAGING MEMBER

BY:	OAKTREE FUND GP III, L.P.
ITS:	MANAGING MEMBER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Authorized Signatory

By:	/s/ Brian Price
Name:	Brian Price
Title:	Authorized Signatory

OAKTREE DIRECT LENDING FUND, L.P.

BY:	OAKTREE DIRECT LENDING FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE DIRECT LENDING FUND GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE DIRECT LENDING FUND UNLEVERED, L.P.

BY:	OAKTREE DIRECT LENDING FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE DIRECT LENDING FUND GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE DIRECT LENDING FUND (PARALLEL), L.P.

BY:	OAKTREE DIRECT LENDING FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE DIRECT LENDING FUND GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE DIRECT LENDING FUND UNLEVERED (PARALLEL), L.P.

BY:	OAKTREE DIRECT LENDING FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE DIRECT LENDING FUND GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE DEBT ACQUISITION FUND (PARALLEL 2), L.P.

BY:	OAKTREE DIRECT LENDING FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE DIRECT LENDING FUND GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE DIRECT LENDING FUND, SCSP

BY:	OAKTREE DIRECT LENDING FUND GP, S.À R.L.
ITS:	GENERAL PARTNER

By:	/s/ Martin Eckel
Name:	Martin Eckel
Title:	Manager

By:	/s/ Flora Verrecchia
Name:	Flora Verrecchia
Title:	Manager

OAKTREE ALIAS INVESTMENT FUND, L.P.

BY:	OAKTREE ALIAS INVESTMENT FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE ALIAS INVESTMENT FUND GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director
OAKTREE M SUPER PRIVATE CREDIT FUND, L.P.

BY:	OAKTREE M SUPER PRIVATE CREDIT FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE M SUPER PRIVATE CREDIT FUND GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE MIDDLE-MARKET DIRECT LENDING UNLEVERED JPN-A 2017 FUND, L.P.

BY:	OAKTREE MIDDLE-MARKET DIRECT LENDING JPN-A GP, LTD
ITS:	GENERAL PARTNER

By:	/s/ Dominic Keenan
Name:	Dominic Keenan
Title:	Director

By:	/s/ Kasey Choi
Name:	Kasey Choi
Title:	Director

OAKTREE ALPHA CREDIT FUND, L.P.

BY:	OAKTREE ALPHA CREDIT FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE ALPHA CREDIT FUND GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE MEZZANINE FUND IV, L.P.

BY:	OAKTREE MEZZANINE FUND IV GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP IIA, LLC
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP II, L.P.
ITS:	MANAGING MEMBER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Authorized Signatory

By:	/s/ Brian Price
Name:	Brian Price
Title:	Authorized Signatory

OAKTREE MEZZANINE FUND V, L.P.

BY:	OAKTREE MEZZANINE FUND V GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP IIA, LLC
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP II, L.P.
ITS:	MANAGING MEMBER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Authorized Signatory

By:	/s/ Brian Price
Name:	Brian Price
Title:	Authorized Signatory

OAKTREE MEZZANINE FUND V (PARALLEL), SCSP

BY:	OAKTREE MEZZANINE FUND V GP, S.À R.L.
ITS:	GENERAL PARTNER

By:	/s/ Martin Eckel
Name:	Martin Eckel
Title:	Manager (gérant)

By:	/s/ Flora Verrecchia
Name:	Flora Verrecchia
Title:	Manager (gérant)

OAKTREE MEZZANINE FUND VI (LENDING), L.P.

BY:	OAKTREE MEZZANINE FUND VI (LENDING) GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE MEZZANINE FUND VI (LENDING) GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE MEZZANINE FUND VI (ACQUISITION), L.P.

BY:	OAKTREE MEZZANINE FUND VI (ACQUISITION) GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE MEZZANINE FUND VI (ACQUISITION) GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE MEZZANINE FUND VI (ACQUISITION) (LUX), SCSP

BY:	OAKTREE MEZZANINE FUND VI (ACQUISITION) GP, S.À R.L
ITS:	GENERAL PARTNER

By:	/s/ Martin Eckel
Name:	Martin Eckel
Title:	Manager (gérant)

By:	/s/ Flora Verrecchia
Name:	Flora Verrecchia
Title:	Manager (gérant)

OAKTREE LENDING PARTNERS, L.P.

BY:	OAKTREE LENDING PARTNERS GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE LENDING PARTNERS CAYMAN GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE LENDING PARTNERS (UNLEVERED), L.P.

BY:	OAKTREE LENDING PARTNERS GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE LENDING PARTNERS CAYMAN GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE LENDING PARTNERS (ACQUISITION), L.P.

BY:	OAKTREE LENDING PARTNERS (ACQUISITION) GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE LENDING PARTNERS GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE LENDING PARTNERS (UNLEVERED), SCSP

BY: OAKTREE LENDING PARTNERS GP, S.À R.L
ITS: GENERAL PARTNER

By:	/s/ Martin Eckel
Name:	Martin Eckel
Title:	Manager (gérant)

By:	/s/ Flora Verrecchia
Name:	Flora Verrecchia
Title:	Manager (gérant)

OAKTREE MYRIAD INVESTMENT FUND, L.P.

BY:	OAKTREE MYRIAD INVESTMENT FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP IIA, LLC
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP II, L.P.
ITS:	MANAGING MEMBER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Authorized Signatory

By:	/s/ Brian Price
Name:	Brian Price
Title:	Authorized Signatory

OAKTREE SBIC FUND, L.P.

BY:	OAKTREE SBIC FUND GP, LLC
ITS:	GENERAL PARTNER

By:	/s/ Raj Makam
Name:	Raj Makam
Title:	Manager

By:	/s/ Christina Lee
Name:	Christina Lee
Title:	Manager

OAKTREE MIDDLE-MARKET DIRECT LENDING FUND, L.P.

BY:	OAKTREE MIDDLE-MARKET DIRECT LENDING GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP IIA, LLC
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP II, L.P.
ITS:	MANAGING MEMBER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Authorized Signatory

By:	/s/ Brian Price
Name:	Brian Price
Title:	Authorized Signatory

OAKTREE MIDDLE-MARKET DIRECT LENDING UNLEVERED FUND, L.P.

BY:	OAKTREE MIDDLE-MARKET DIRECT LENDING GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP IIA, LLC
ITS:	GENERAL PARTNER

BY:	OAKTREE GP II, L.P.
ITS:	MANAGING MEMBER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Authorized Signatory

By:	/s/ Brian Price
Name:	Brian Price
Title:	Authorized Signatory

OAKTREE MIDDLE-MARKET DIRECT LENDING FUND (PARALLEL), L.P.

BY:	OAKTREE MIDDLE-MARKET DIRECT LENDING GP (PARALLEL), LTD.
ITS:	GENERAL PARTNER

By:	/s/ Dominic Keenan
Name:	Dominic Keenan
Title:	Director

By:	/s/ Kasey Choi
Name:	Kasey Choi
Title:	Director

OAKTREE MIDDLE-MARKET DIRECT LENDING UNLEVERED FUND (PARALLEL), L.P.

BY:	OAKTREE MIDDLE-MARKET DIRECT LENDING GP (PARALLEL), LTD.
ITS:	GENERAL PARTNER

By:	/s/ Dominic Keenan
Name:	Dominic Keenan
Title:	Director

By:	/s/ Kasey Choi
Name:	Kasey Choi
Title:	Director

OAKTREE MIDDLE-MARKET DIRECT LENDING FUND (PARALLEL 2), L.P.

BY:	OAKTREE MIDDLE-MARKET DIRECT LENDING GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP IIA, LLC
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP II, L.P.
ITS:	MANAGING MEMBER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Authorized Signatory

By:	/s/ Brian Price
Name:	Brian Price
Title:	Authorized Signatory

OAKTREE EUROPEAN CAPITAL SOLUTIONS FUND (PARALLEL), L.P.

BY:	OAKTREE EUROPEAN CAPITAL SOLUTIONS FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE EUROPEAN CAPITAL SOLUTIONS FUND GP, LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE EUROPEAN CAPITAL SOLUTIONS FUND, L.P.

BY:	OAKTREE EUROPEAN CAPITAL SOLUTIONS FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE EUROPEAN CAPITAL SOLUTIONS FUND GP, LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE EUROPEAN CAPITAL SOLUTIONS FUND II, L.P.

BY:	OAKTREE EUROPEAN CAPITAL SOLUTIONS FUND II GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE EUROPEAN CAPITAL SOLUTIONS FUND II GP, LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE EUROPEAN CAPITAL SOLUTIONS FUND II, SCSP

BY:	OAKTREE EUROPEAN CAPITAL SOLUTIONS FUND II GP, S.À R.L.
ITS:	GENERAL PARTNER

By:	/s/ Martin Eckel
Name:	Martin Eckel
Title:	Manager

By:	/s/ Flora Verrecchia
Name:	Flora Verrecchia
Title:	Manager

OAKTREE EUROPEAN CAPITAL SOLUTIONS FUND, SCSP-RAIF

By:	OAKTREE EUROPEAN CAPITAL SOLUTIONS FUND II GP, S.À R.L.
ITS:	GENERAL PARTNER

By:	/s/ Martin Eckel
Name:	Martin Eckel
Title:	Manager

By:	/s/ Flora Verrecchia
Name:	Flora Verrecchia
Title:	Manager

OAKTREE EUROPEAN CAPITAL SOLUTIONS FUND III, L.P.

BY:	OAKTREE EUROPEAN CAPITAL SOLUTIONS FUND III GP L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE EUROPEAN CAPITAL SOLUTIONS FUND III GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE EUROPEAN CAPITAL SOLUTIONS FUND III SCSP

BY:	OAKTREE EUROPEAN CAPITAL SOLUTIONS FUND III GP, S.À R.L.
ITS:	GENERAL PARTNER

By:	/s/ Martin Eckel
Name:	Martin Eckel
Title:	Manager

By:	/s/ Flora Verrecchia
Name:	Flora Verrecchia
Title:	Manager

OAKTREE MERCURY INVESTMENT FUND, L.P.

BY:	OAKTREE MERCURY INVESTMENT FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE MERCURY INVESTMENT FUND GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE MARITIME AND TRANSPORTATION FUND, L.P.

BY:	OAKTREE DESERT SKY INVESTMENT FUND II GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP, LLC
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP I, L.P.
ITS:	MANAGING MEMBER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Authorized Signatory

By:	/s/ Brian Price
Name:	Brian Price
Title:	Authorized Signatory

OAKTREE EMERGING MARKETS DEBT TOTAL RETURN FUND, L.P.

BY:	OAKTREE EMERGING MARKETS DEBT TOTAL RETURN FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE EMERGING MARKETS DEBT TOTAL RETURN FUND GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE BOULDER INVESTMENT FUND, L.P.

BY:	OAKTREE BOULDER INVESTMENT FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP, LLC
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP I, L.P.
ITS:	MANAGING MEMBER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Authorized Signatory

By:	/s/ Brian Price
Name:	Brian Price
Title:	Authorized Signatory

OAKTREE EPSILON INVESTMENT FUND, L.P.

BY:	OAKTREE EPSILON INVESTMENT FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE EPSILON INVESTMENT FUND GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE OPPORTUNITIES FUND X, L.P.

BY:	OAKTREE OPPORTUNITIES FUND X GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE OPPORTUNITIES FUND X GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE OPPORTUNITIES FUND X (PARALLEL), L.P.

BY:	OAKTREE OPPORTUNITIES FUND X GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE OPPORTUNITIES FUND X GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE OPPORTUNITIES FUND X (PARALLEL 2), L.P.

BY:	OAKTREE OPPORTUNITIES FUND X GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE OPPORTUNITIES FUND X GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE OPPORTUNITIES FUND XB, L.P.

BY:	OAKTREE OPPORTUNITIES FUND XB GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE OPPORTUNITIES FUND XB GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE OPPORTUNITIES FUND XB (PARALLEL), L.P.

BY:	OAKTREE OPPORTUNITIES FUND XB GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE OPPORTUNITIES FUND XB GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE OPPORTUNITIES FUND XB (PARALLEL), L.P.

BY:	OAKTREE OPPORTUNITIES FUND XB GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE OPPORTUNITIES FUND XB GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE OPPORTUNITIES FUND XB (PARALLEL 2), L.P.

BY:	OAKTREE OPPORTUNITIES FUND XB GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE OPPORTUNITIES FUND XB GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE OPPORTUNITIES FUND XI, L.P.

BY:	OAKTREE OPPORTUNITIES FUND XI GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE OPPORTUNITIES FUND XI GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE OPPORTUNITIES FUND XI (PARALLEL), L.P.

BY:	OAKTREE OPPORTUNITIES FUND XI GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE OPPORTUNITIES FUND XI GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE OPPORTUNITIES FUND XI (PARALLEL 2), SCSP

BY:	OAKTREE OPPORTUNITIES FUND XI GP S.À R.L.
ITS:	GENERAL PARTNER

By:	/s/ Martin Eckel
Name:	Martin Eckel
Title:	Manager (gérant)

By:	/s/ Flora Verrecchia
Name:	Flora Verrecchia
Title:	Manager (gérant)

OAKTREE OPPORTUNITIES FUND XI (PARALLEL 3), L.P.

BY:	OAKTREE OPPORTUNITIES FUND XI GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE OPPORTUNITIES FUND XI GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE LATIGO INVESTMENT FUND, L.P.

BY:	OAKTREE LATIGO INVESTMENT FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP, LLC
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP I, L.P.
ITS:	MANAGING MEMBER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Authorized Signatory

By:	/s/ Brian Price
Name:	Brian Price
Title:	Authorized Signatory

OAKTREE OPPORTUNITIES FUND XII, L.P.

BY:	OAKTREE OPPORTUNITIES FUND XII GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE OPPORTUNITIES FUND XII GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE OPPORTUNITIES FUND XII (PARALLEL), L.P.

BY:	OAKTREE OPPORTUNITIES FUND XII GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE OPPORTUNITIES FUND XII GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE OPPORTUNITIES FUND XII (PARALLEL 2), SCSP

BY:	OAKTREE OPPORTUNITIES FUND XII GP, S.À R.L.
ITS:	GENERAL PARTNER

By:	/s/ Martin Eckel
Name:	Martin Eckel
Title:	Manager

By:	/s/ Flora Verrecchia
Name:	Flora Verrecchia
Title:	Manager

OAKTREE OPPORTUNITIES FUND XII (PARALLEL 3), L.P.

BY:	OAKTREE OPPORTUNITIES FUND XII GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE OPPORTUNITIES FUND XII GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE OPPORTUNITIES FUND XII (PARALLEL 4), SCSP

BY:	OAKTREE OPPORTUNITIES FUND XII GP, S.À R.L.
ITS:	GENERAL PARTNER

By:	/s/ Martin Eckel
Name:	Martin Eckel
Title:	Manager

By:	/s/ Flora Verrecchia
Name:	Flora Verrecchia
Title:	Manager

OAKTREE OPPORTUNITIES FUND XII (PARALLEL 5), L.P.

BY:	OAKTREE OPPORTUNITIES FUND XII GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE OPPORTUNITIES FUND XII GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE HUNTINGTON INVESTMENT FUND II, L.P.

BY:	OAKTREE HUNTINGTON INVESTMENT FUND II GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP, LLC
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP I, L.P.
ITS:	MANAGING MEMBER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Authorized Signatory

By:	/s/ Brian Price
Name:	Brian Price
Title:	Authorized Signatory

OAKTREE CASCADE INVESTMENT FUND I, L.P.

BY:	OAKTREE CASCADE INVESTMENT FUND I GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP, LLC
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP I, L.P.
ITS:	MANAGING MEMBER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Authorized Signatory

By:	/s/ Brian Price
Name:	Brian Price
Title:	Authorized Signatory

OAKTREE CASCADE INVESTMENT FUND II, L.P.

BY:	OAKTREE CASCADE INVESTMENT FUND II GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP, LLC
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP I, L.P.
ITS:	MANAGING MEMBER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Authorized Signatory

By:	/s/ Brian Price
Name:	Brian Price
Title:	Authorized Signatory

OAKTREE CASCADE INVESTMENT FUND III, L.P.

BY:	OAKTREE CASCADE INVESTMENT FUND III GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP, LLC
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP I, L.P.
ITS:	MANAGING MEMBER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Authorized Signatory

By:	/s/ Brian Price
Name:	Brian Price
Title:	Authorized Signatory

OAKTREE VALUE OPPORTUNITIES FUND, L.P.

BY:	OAKTREE VALUE OPPORTUNITIES FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE VALUE OPPORTUNITIES FUND GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE PHOENIX INVESTMENT FUND, L.P.

BY:	OAKTREE PHOENIX INVESTMENT FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE PHOENIX INVESTMENT FUND GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE LONDON LIQUID VALUE OPPORTUNITIES FUND (VOF), L.P.

BY:	OAKTREE LONDON LIQUID VALUE OPPORTUNITIES FUND (VOF) GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE LONDON LIQUID VALUE OPPORTUNITIES GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE-COPLEY INVESTMENTS, LLC

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	MANAGER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE GLACIER INVESTMENT FUND, L.P.

BY:	OAKTREE EMERGING MARKET OPPORTUNITIES FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE EMERGING MARKET OPPORTUNITIES FUND GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE TX EMERGING MARKET OPPORTUNITIES FUND, L.P.

BY:	OAKTREE EMERGING MARKET OPPORTUNITIES FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE EMERGING MARKET OPPORTUNITIES FUND GP, LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE GLACIER INVESTMENT FUND II, L.P.

BY:	OAKTREE EMERGING MARKETS DEBT TOTAL RETURN FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE EMERGING MARKETS DEBT TOTAL RETURN FUND GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE MORAINE CO-INVESTMENT FUND, L.P.

BY:	OAKTREE EMERGING MARKETS DEBT TOTAL RETURN FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE EMERGING MARKETS DEBT TOTAL RETURN FUND GP, LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE EMERGING MARKETS OPPORTUNITIES FUND II, L.P.

BY:	OAKTREE EMERGING MARKET OPPORTUNITIES FUND II GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE EMERGING MARKET OPPORTUNITIES FUND II GP, LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE FF EMERGING MARKETS OPPORTUNITIES FUND, L.P.

BY:	OAKTREE FF EMERGING MARKETS OPPORTUNITIES FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE FF EMERGING MARKETS OPPORTUNITY FUND GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE OASIS INVESTMENT FUND, L.P.

BY:	OAKTREE OASIS INVESTMENT FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE OASIS INVESTMENT FUND GP, LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE SPECIAL SITUATIONS FUND, L.P.

BY:	OAKTREE SPECIAL SITUATIONS FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE SPECIAL SITUATIONS FUND GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE SPECIAL SITUATIONS FUND II, L.P.

BY:	OAKTREE SPECIAL SITUATIONS FUND II GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE SPECIAL SITUATIONS FUND II GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OCM AVALON CO-INVESTMENT FUND, L.P.

BY:	OAKTREE FUND GP IIA, LLC
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP II, L.P.
ITS:	MANAGING MEMBER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Authorized Signatory

By:	/s/ Brian Price
Name:	Brian Price
Title:	Authorized Signatory

OAKTREE AVALON CO-INVESTMENT FUND II, L.P.

BY:	OAKTREE SPECIAL SITUATIONS FUND II GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE SPECIAL SITUATIONS FUND II GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE STAR INVESTMENT FUND II, L.P.

BY:	OAKTREE SPECIAL SITUATIONS FUND II GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE SPECIAL SITUATIONS FUND II GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE SPECIAL SITUATIONS FUND III, L.P.

BY:	OAKTREE SPECIAL SITUATIONS FUND III GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE SPECIAL SITUATIONS FUND III GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE SPECIAL SITUATIONS FUND III (PARALLEL 2), SCSP

BY:	OAKTREE SPECIAL SITUATIONS FUND III GP, S.À R.L.
ITS:	GENERAL PARTNER

By:	/s/ Martin Eckel
Name:	Martin Eckel
Title:	Manager

By:	/s/ Flora Verrecchia
Name:	Flora Verrecchia
Title:	Manager

OAKTREE SPECIAL SITUATIONS FUND IV, L.P.

BY:	OAKTREE SPECIAL SITUATIONS FUND IV GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE SPECIAL SITUATIONS FUND IV GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE SPECIAL SITUATIONS FUND IV (PARALLEL), L.P.

BY:	OAKTREE SPECIAL SITUATIONS FUND IV GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE SPECIAL SITUATIONS FUND IV GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE SPECIAL SITUATIONS FUND IV (LUX), SCSP

BY:	OAKTREE SPECIAL SITUATIONS FUND IV GP, S.À R.L.
ITS:	GENERAL PARTNER

By:	/s/ Martin Eckel
Name:	Martin Eckel
Title:	Manager

By:	/s/ Flora Verrecchia
Name:	Flora Verrecchia
Title:	Manager

OAKTREE BIOYIELD INVESTMENT FUND, L.P.

BY: OAKTREE BIOYIELD INVESTMENT FUND GP, L.P.
ITS: GENERAL PARTNER

BY: OAKTREE FUND GP, LLC
ITS: GENERAL PARTNER

BY: OAKTREE FUND GP I, L.P.
ITS: MANAGING MEMBER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Authorized Signatory

By:	/s/ Brian Price
Name:	Brian Price
Title:	Authorized Signatory

OAKTREE LSI NIGHTINGALE, LLC

BY:	OAKTREE FUND GP II, L.P.
ITS:	MANAGING MEMBER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Authorized Signatory

By:	/s/ Brian Price
Name:	Brian Price
Title:	Authorized Signatory

OAKTREE EUROPEAN PRINCIPAL FUND IV, L.P.

BY:	OAKTREE EUROPEAN PRINCIPAL FUND IV GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE EUROPEAN PRINCIPAL FUND IV GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE EUROPEAN PRINCIPAL FUND IV, S.C.S.

BY:	OAKTREE EUROPEAN PRINCIPAL FUND IV GP S.À R.L.
ITS:	GENERAL PARTNER

By:	/s/ Martin Eckel
Name:	Martin Eckel
Title:	Manager (gérant)

By:	/s/ Flora Verrecchia
Name:	Flora Verrecchia
Title:	Manager (gérant)

OAKTREE POWER OPPORTUNITIES FUND IV, L.P.

BY:	OAKTREE POWER OPPORTUNITIES FUND IV GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP, LLC
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP I, L.P.
ITS:	MANAGING MEMBER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Authorized Signatory

By:	/s/ Brian Price
Name:	Brian Price
Title:	Authorized Signatory

OAKTREE POWER OPPORTUNITIES FUND IV (PARALLEL), L.P.

BY:	OAKTREE POWER OPPORTUNITIES FUND IV GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP, LLC
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP I, L.P.
ITS:	MANAGING MEMBER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Authorized Signatory

By:	/s/ Brian Price
Name:	Brian Price
Title:	Authorized Signatory

OAKTREE EUROPEAN PRINCIPAL FUND V, L.P.

BY:	OAKTREE EUROPEAN PRINCIPAL FUND V GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE EUROPEAN PRINCIPAL FUND V GP, LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE EUROPEAN PRINCIPAL FUND V, SCSP

BY:	OAKTREE EUROPEAN PRINCIPAL FUND V GP, S.À R.L
ITS:	GENERAL PARTNER

By:	/s/ Martin Eckel
Name:	Martin Eckel
Title:	Manager

By:	/s/ Flora Verrecchia
Name:	Flora Verrecchia
Title:	Manager

OAKTREE POWER OPPORTUNITIES FUND V, L.P.

BY:	OAKTREE POWER OPPORTUNITIES FUND V GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE POWER OPPORTUNITIES FUND V GP, LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE POWER OPPORTUNITIES FUND V (PARALLEL), L.P.

BY:	OAKTREE POWER OPPORTUNITIES FUND V GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE POWER OPPORTUNITIES FUND V GP, LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE POWER OPPORTUNITIES FUND VI, L.P.

BY:	OAKTREE POWER OPPORTUNITIES FUND VI GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE POWER OPPORTUNITIES FUND VI GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE POWER OPPORTUNITIES FUND VI (PARALLEL 3), L.P.

BY:	OAKTREE POWER OPPORTUNITIES FUND VI GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE POWER OPPORTUNITIES FUND VI GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE POWER OPPORTUNITIES FUND VII, L.P.

BY:	OAKTREE POWER OPPORTUNITIES FUND VII GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE POWER OPPORTUNITIES FUND VII GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE POWER OPPORTUNITIES FUND VII (PARALLEL), L.P.

BY:	OAKTREE POWER OPPORTUNITIES FUND VII GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE POWER OPPORTUNITIES FUND VII GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE POWER OPPORTUNITIES FUND VII (PARALELL), SCSP

BY:	OAKTREE POWER OPPORTUNITIES FUND VII GP, S.À R.L
ITS:	GENERAL PARTNER

By:	/s/ Martin Eckel
Name:	Martin Eckel
Title:	Manager (gérant)

By:	/s/ Flora Verrecchia
Name:	Flora Verrecchia
Title:	Manager (gérant)

OAKTREE OLORIN INVESTMENT FUND L.P.

BY:	OAKTREE OLORIN INVESTMENT FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP, LLC
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP I, L.P.
ITS:	MANAGING MEMBER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Authorized Signatory

By:	/s/ Brian Price
Name:	Brian Price
Title:	Authorized Signatory

OAKTREE REAL ESTATE OPPORTUNITIES FUND VII, L.P.
OAKTREE REAL ESTATE OPPORTUNITIES FUND VII (PARALLEL), L.P.
OAKTREE REAL ESTATE OPPORTUNITIES FUND VII (PARALLEL 2), L.P.
OAKTREE REAL ESTATE OPPORTUNITIES FUND VII (PARALLEL 3), L.P.
OAKTREE REAL ESTATE OPPORTUNITIES FUND VII (PARALLEL 4), L.P.

BY:	OAKTREE REAL ESTATE OPPORTUNITIES FUND VII GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE REAL ESTATE OPPORTUNITIES FUND VII GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE REAL ESTATE OPPORTUNITIES FUND VIII, L.P.
OAKTREE REAL ESTATE OPPORTUNITIES FUND VIII (PARALLEL), L.P.
OAKTREE REAL ESTATE OPPORTUNITIES FUND VIII (PARALLEL) 2, L.P.
OAKTREE REAL ESTATE OPPORTUNITIES FUND VIII (PARALLEL) 3, L.P.
OAKTREE REAL ESTATE OPPORTUNITIES FUND VIII (PARALLEL) 4, L.P.
OAKTREE REAL ESTATE OPPORTUNITIES FUND VIII (PARALLEL) 5, L.P.
OAKTREE REAL ESTATE OPPORTUNITIES FUND VIII (PARALLEL) 6, L.P.

BY:	OAKTREE REAL ESTATE OPPORTUNITIES FUND VIII GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE REAL ESTATE OPPORTUNITIES FUND VIII GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE REAL ESTATE OPPORTUNITIES FUND VIII (PARALLEL), S.C.SP

BY:	OAKTREE REAL ESTATE OPPORTUNITIES FUND VIII GP, S.À R.L.
ITS:	GENERAL PARTNER

By:	/s/ Martin Eckel
Name:	Martin Eckel
Title:	Manager (gérant)

By:	/s/ Flora Verrecchia
Name:	Flora Verrecchia
Title:	Manager (gérant)

OAKTREE REAL ESTATE OPPORTUNITIES FUND IX, L.P.

BY:	OAKTREE REAL ESTATE OPPORTUNITIES FUND IX GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE REAL ESTATE OPPORTUNITIES FUND IX GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE REAL ESTATE OPPORTUNITIES FUND IX (PARALLEL), L.P.

BY:	OAKTREE REAL ESTATE OPPORTUNITIES FUND IX GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE REAL ESTATE OPPORTUNITIES FUND IX GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE REAL ESTATE OPPORTUNITIES FUND IX (PARALLEL) 2, L.P.

BY:	OAKTREE REAL ESTATE OPPORTUNITIES FUND IX GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE REAL ESTATE OPPORTUNITIES FUND IX GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE REAL ESTATE OPPORTUNITIES FUND IX (PARALLEL), SCSP

BY:	OAKTREE REAL ESTATE OPPORTUNITIES FUND IX GP,S.À R.L,
ITS:	MANAGER

By:	/s/ Martin Eckel
Name:	Martin Eckel
Title:	Manager

By:	/s/ Flora Verrecchia
Name:	Flora Verrecchia
Title:	Manager

OAKTREE N ROF IX INVESTMENT FUND, L.P.

BY:	OAKTREE REAL ESTATE OPPORTUNITIES FUND IX GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE REAL ESTATE OPPORTUNITIES FUND IX GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE OPPORTUNITIES FUND XII, L.P.

BY:	OAKTREE OPPORTUNITIES FUND XII GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE OPPORTUNITIES FUND XII GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE OPPORTUNITIES FUND XII (PARALLEL), L.P.

BY:	OAKTREE OPPORTUNITIES FUND XII GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE OPPORTUNITIES FUND XII GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE OPPORTUNITIES FUND XII (PARALLEL 2), SCSP

BY:	OAKTREE OPPORTUNITIES FUND XII GP, S.À R.L.
ITS:	GENERAL PARTNER

By:	/s/ Martin Eckel
Name:	Martin Eckel
Title:	Manager

By:	/s/ Flora Verrecchia
Name:	Flora Verrecchia
Title:	Manager

OAKTREE OPPORTUNITIES FUND XII (PARALLEL 3), L.P.

BY:	OAKTREE OPPORTUNITIES FUND XII GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE OPPORTUNITIES FUND XII GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE OPPORTUNITIES FUND XII (PARALLEL 4), SCSP

BY:	OAKTREE OPPORTUNITIES FUND XII GP, S.À R.L.
ITS:	GENERAL PARTNER

By:	/s/ Martin Eckel
Name:	Martin Eckel
Title:	Manager

By:	/s/ Flora Verrecchia
Name:	Flora Verrecchia
Title:	Manager

OAKTREE PINNACLE INVESTMENT FUND, L.P.

BY:	OAKTREE PINNACLE INVESTMENT FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE PINNACLE INVESTMENT FUND GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE REAL ESTATE DEBT FUND II, L.P.
OAKTREE REAL ESTATE DEBT FUND II (PARALLEL), L.P.

BY:	OAKTREE REAL ESTATE DEBT FUND II GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE REAL ESTATE DEBT FUND II GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE REAL ESTATE DEBT FUND III, L.P.
OAKTREE REAL ESTATE DEBT FUND III (PARALLEL), L.P.

BY:	OAKTREE REAL ESTATE DEBT FUND III GP, L.P
ITS:	GENERAL PARTNER

BY:	OAKTREE REAL ESTATE DEBT FUND III GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE REAL ESTATE DEBT FUND III (LUX), S.C.SP

BY:	OAKTREE REAL ESTATE DEBT FUND III GP, S.À R.L.
ITS:	GENERAL PARTNER

By:	/s/ Martin Eckel
Name:	Martin Eckel
Title:	Manager (gérant)

By:	/s/ Flora Verrecchia
Name:	Flora Verrecchia
Title:	Manager (gérant)

OAKTREE REAL ESTATE DEBT FUND IV, L.P.

BY:	OAKTREE REAL ESTATE DEBT FUND IV GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE REAL ESTATE DEBT FUND IV GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE REAL ESTATE CREDIT INCOME FUND, L.P.

BY:	OAKTREE REAL ESTATE CREDIT INCOME FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE REAL ESTATE CREDIT INCOME FUND GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE REAL ESTATE SMA (Q), L.P.

BY:	OAKTREE REAL ESTATE SMA (Q) GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE REAL ESTATE SMA (Q) GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE-TSE 16 REAL ESTATE DEBT, LLC

BY:	OAKTREE FUND GP IIA, LLC
ITS:	MANAGER

BY:	OAKTREE FUND GP II, L.P.
ITS:	MANAGING MEMBER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Authorized Signatory

By:	/s/ Brian Price
Name:	Brian Price
Title:	Authorized Signatory

OAKTREE (LUX.) FS S.C.SP. SICAV RAIF

BY:	OAKTREE (LUX.) FS GP S.À R.L.
ITS:	GENERAL PARTNER

By:	/s/ Hugo Froment
Name:	Hugo Froment
Title:	Manager

By:	/s/ Nicolas Puissant
Name:	Nicolas Puissant
Title:	Manager

OAKTREE PATRIOT INVESTMENT FUND, L.P.

BY:	OAKTREE PATRIOT INVESTMENT FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE PATRIOT INVESTMENT FUND GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

TIRRO FUND, L.P.

BY:	OAKTREE TIRRO FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE TIRRO FUND GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE REAL ESTATE INCOME FUND, L.P.

BY:	OAKTREE REAL ESTATE INCOME FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE REAL ESTATE INCOME FUND GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE REAL ESTATE INCOME FUND (PARALLEL), L.P.

BY:	OAKTREE REAL ESTATE INCOME FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE REAL ESTATE INCOME FUND GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE REAL ESTATE INCOME FUND (PARALLEL II), L.P.

BY:	OAKTREE REAL ESTATE INCOME FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE REAL ESTATE INCOME FUND GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE REAL ESTATE INCOME FUND (PARALLEL III), L.P.

BY:	OAKTREE REAL ESTATE INCOME FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE REAL ESTATE INCOME FUND GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE EMERGING MARKETS EQUITY FUND, L.P.

BY:	OAKTREE EMERGING MARKETS EQUITY FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE EMERGING MARKETS EQUITY FUND GP, LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE CHINA EQUITY SEED FUND, L.P.

BY:	OAKTREE CHINA EQUITY SEED FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP 1A, LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP I, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name	Martin Boskovich
Title:	Authorized Signatory

By:	/s/ Brian Price
Name:	Brian Price
Title:	Authorized Signatory

OAKTREE VALUE EQUITY FUND, L.P.

BY:	OAKTREE VALUE EQUITY FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE VALUE EQUITY FUND GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE VALUE EQUITY FUND, L.P.

BY:	OAKTREE VALUE EQUITY FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE VALUE EQUITY FUND GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE PRIVATE INVESTMENT FUND IV, L.P.

BY:	OAKTREE PRIVATE INVESTMENT FUND IV GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP IIA, LLC
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP II, L.P.
ITS:	MANAGING MEMBER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Authorized Signatory

By:	/s/ Brian Price
Name:	Brian Price
Title:	Authorized Signatory

OAKTREE-FORREST MULTI-STRATEGY, LLC

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	MANAGER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE TT MULTI-STRATEGY FUND, L.P.

BY:	OAKTREE TT MULTI-STRATEGY FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP, LLC
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP I, L.P.
ITS:	MANAGING MEMBER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Authorized Signatory

By:	/s/ Brian Price
Name:	Brian Price
Title:	Authorized Signatory

OAKTREE GLOBAL CREDIT FUND, L.P.

BY:	OAKTREE GLOBAL CREDIT FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE GLOBAL CREDIT FUND GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE GC SUPER FUND, L.P.

BY:	OAKTREE GC SUPER FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP, LLC
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP I, L.P.
ITS:	MANAGING MEMBER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Authorized Signatory

By:	/s/ Brian Price
Name:	Brian Price
Title:	Authorized Signatory

OAKTREE HUNTINGTON-GCF INVESTMENT FUND, L.P.

BY:	OAKTREE HUNTINGTON-GCF INVESTMENT FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE HUNTINGTON-GCF INVESTMENT FUND GP, LLC
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP I, L.P.
ITS:	MANAGING MEMBER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Authorized Signatory

By:	/s/ Brian Price
Name:	Brian Price
Title:	Authorized Signatory

OAKTREE HUNTINGTON-GCF INVESTMENT FUND (DIRECT LENDING AIF), L.P.

BY:	OAKTREE HUNTINGTON-GCF INVESTMENT FUND (DIRECT LENDING AIF) GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE HUNTINGTON-GCF INVESTMENT FUND (DIRECT LENDING AIF) GP, LLC
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP III, L.P.
ITS:	MANAGING MEMBER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Authorized Signatory

By:	/s/ Brian Price
Name:	Brian Price
Title:	Authorized Signatory

OAKTREE GLOBAL CREDIT INVESTMENT GRADE FUND, L.P.

BY:	OAKTREE GLOBAL CREDIT INVESTMENT GRADE FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE GLOBAL CREDIT INVESTMENT GRADE FUND GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS: DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE GLOBAL CREDIT PLUS FUND, L.P.

BY:	OAKTREE GLOBAL CREDIT PLUS FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE GLOBAL CREDIT PLUS FUND GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	GENERAL PARTNER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE BROADGATE MULTI-STRATEGY FUND, L.P.

BY:	OAKTREE BROADGATE MULTI-STRATEGY FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE BROADGATE MULTI-STRATEGY FUND GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE ROUTE 66 MULTI-STRATEGY FUND, L.P.

BY:	OAKTREE ROUTE 66 MULTI-STRATEGY FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE ROUTE 66 MULTI-STRATEGY FUND GP, LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE QR CLV, L.P.

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	GENERAL PARTNER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE ASSET-BACKED FINANCE FUND, L.P.

BY:	OAKTREE ASSET-BACKED FINANCE FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE ASSET-BACKED FINANCE FUND GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE ASSET-BACKED FINANCE FUND (PARALLEL), L.P.

BY:	OAKTREE ASSET-BACKED FINANCE FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE ASSET-BACKED FINANCE FUND GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE EMERGING MARKET DEBT FUND, L.P.

BY:	OAKTREE EMERGING MARKET DEBT FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE EMERGING MARKET DEBT FUND GP, LTD
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE DIVERSIFIED INCOME FUND, INC.

BY:	OAKTREE FUND ADVISORS, LLC
ITS:	INVESTMENT ADVISER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE ASSET-BACKED INCOME PRIVATE PLACEMENT FUND INC.

BY:	OAKTREE FUND ADVISORS, LLC
ITS:	INVESTMENT ADVISER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE ASSET-BACKED INCOME FUND INC.

BY:	OAKTREE FUND ADVISORS, LLC
ITS:	INVESTMENT ADVISER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE EMERGING MARKET OPPORTUNITIES FUND, L.P.

BY:	OAKTREE EMERGING MARKET OPPORTUNITIES FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE EMERGING MARKET OPPORTUNITIES FUND GP, LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

VERIFICATION

Each of the undersigned states that he or she has duly executed the attached application dated as of August 12, 2025 for and on behalf of Oaktree Strategic Income, LLC, Oaktree Strategic Credit Fund, Oaktree Diversified Income Fund Inc., Oaktree Specialty Lending Corporation, Oaktree Gardens OLP, LLC, Oaktree Capital Management, L.P., Oaktree Fund Advisors, LLC, Oaktree High Yield Bond Fund, L.P., Oaktree Expanded High Yield Fund, L.P., Oaktree Global High Yield Bond Fund, L.P., Oaktree European High Yield Fund, L.P., Oaktree Senior Loan Fund, L.P., Oaktree Enhanced Income Fund III, L.P., Oaktree Enhanced Income Fund III (Parallel), L.P., Oaktree CLO 2014-1 Ltd., Oaktree CLO 2015-1 Ltd., Oaktree CLO 2019-2 Ltd., Oaktree CLO 2019-3 Ltd., Oaktree CLO 2019-4 Ltd., Oaktree CLO 2020-1 Ltd., Oaktree CLO 2021-1, Ltd., Oaktree CLO 2021-2, Ltd., Oaktree CLO 2022-1, Ltd., Oaktree CLO 2022-2, Ltd., Oaktree CLO 2022-3, Ltd., Oaktree CLO 2023-1, Ltd., Oaktree CLO 2023-2, Ltd., Oaktree CLO 2024-25, Ltd., Oaktree CLO 2024-26, Ltd., Oaktree CLO 2024-27, Ltd., Oaktree CLO 2024-28, Ltd., Oaktree CLO 2025-29, Ltd., Oaktree CLO 2025-30, Ltd., Oaktree Glick CLO Dislocation JV, LLC, Arbour CLO II Designated Activity Company, Arbour CLO III Designated Activity Company, Arbour CLO IV Designated Activity Company, Arbour CLO V Designated Activity Company, Arbour CLO VI Designated Activity Company, Arbour CLO VII Designated Activity Company, Arbour CLO VIII Designated Activity Company, Arbour CLO IX Designated Activity Company, Arbour CLO X Designated Activity Company, Arbour CLO XI Designated Activity Company, Arbour CLO XII Designated Activity Company, Arbour CLO XIII Designated Activity Company, Arbour CLO XIV Designated Activity Company, Arbour CLO XV Designated Activity Company, Oaktree European CLO Capital Fund Limited, Oaktree European CLO Capital Fund II Designated Activity Company, Oaktree CLO Equity Fund I, L.P., Oaktree Strategic Credit Fund A, L.P., Oaktree Strategic Credit Fund B, L.P., Ace Strategic Credit Holdings (Cayman), L.P., Exelon Strategic Credit Holdings, LLC, Oaktree-Minn Strategic Credit, LLC, INPRS Strategic Credit Holdings, LLC, Oaktree-NGP Strategic Credit, LLC, Oaktree-TBMR Strategic Credit Fund, LLC, Oaktree-TBMR Strategic Credit Fund C, LLC, Oaktree-TBMR Strategic Credit Fund F, LLC, Oaktree-TBMR Strategic Credit Fund G, LLC, Oaktree-TCDRS Strategic Credit, LLC, Oaktree-TSE 16 Strategic Credit, LLC, Oaktree AZ Strategic Lending Fund, L.P., Oaktree Jalapeno Investment Fund, L.P., Oaktree PRE Life Sciences Fund, L.P., Oaktree PRE Life Sciences AIF, L.P., Oaktree Life Sciences Lending Fund, L.P., Oaktree Life Sciences Lending Fund (Parallel), L.P., Oaktree Life Sciences Lending Fund (Parallel 2), L.P., Oaktree Life Sciences Lending Fund, SCSp, Oaktree Life Sciences Lending Fund (Parallel), SCSp, Oaktree Life Sciences Income Fund, L.P., Oaktree Life Sciences Income Fund (Parallel), L.P., Oaktree Life Sciences Income Fund, SCSp, Oaktree BioYield Investment Fund, L.P., Oaktree LSI Nightingale, LLC, Oaktree Loan Acquisition Fund, L.P., INPRS Emerging Markets Total Return Holdings, LLC, Investin Pro RED Holdings, LLC, Investin Pro RED Holdings S.à.r.l., Oaktree Gilead Investment Fund, L.P., Oaktree Gilead Investment Fund AIF (Delaware), L.P., Oaktree Direct Lending Fund, L.P., Oaktree Direct Lending Fund Unlevered, L.P., Oaktree Direct Lending Fund (Parallel), L.P., Oaktree Direct Lending Fund Unlevered (Parallel), L.P., Oaktree Debt Acquisition Fund (Parallel 2), L.P., Oaktree Direct Lending Fund, SCSp, Oaktree Alias Investment Fund, L.P., Oaktree M Super Private Credit Fund, L.P., Oaktree Middle-Market Direct Lending Unlevered JPN-A 2017 Fund L.P., Oaktree Alpha Credit Fund, L.P., Oaktree Mezzanine Fund IV, L.P., Oaktree Mezzanine Fund V, L.P., Oaktree Mezzanine Fund V (Parallel), SCSp, Oaktree Mezzanine Fund VI (Lending), L.P., Oaktree Mezzanine Fund VI (Acquisition), L.P., Oaktree Mezzanine Fund VI (Acquisition) (Lux), SCSp, Oaktree Lending Partners, L.P., Oaktree Lending Partners (Unlevered), L.P., Oaktree Lending Partners (Acquisition), L.P., Oaktree Lending Partners (Unlevered), SCSp, Oaktree Myriad Investment Fund, L.P., Oaktree SBIC Fund, L.P., Oaktree Middle-Market Direct Lending Fund, L.P., Oaktree Middle-Market Direct Lending Unlevered Fund, L.P., Oaktree Middle-Market Direct Lending Fund (Parallel), L.P., Oaktree Middle-Market Direct Lending Unlevered Fund (Parallel), L.P., Oaktree Middle-Market Direct Lending Fund (Parallel 2), L.P., Oaktree European Capital Solutions Fund (Parallel), L.P., Oaktree European Capital Solutions Fund, L.P., Oaktree European Capital Solutions Fund II, L.P., Oaktree European Capital Solutions Fund II, SCSp, Oaktree European Capital Solutions Fund, SCSp-RAIF, Oaktree European Capital Solutions Fund III, L.P., Oaktree European Capital Solutions Fund III, SCSp, Oaktree Mercury Investment Fund, L.P., Oaktree European Special Situations Fund, L.P., Oaktree Maritime and Transportation Fund, L.P., Oaktree Emerging Markets Debt Total Return Fund, L.P., Oaktree Boulder Investment Fund, L.P., Oaktree Epsilon Investment Fund, L.P., Oaktree Opportunities Fund X, L.P., Oaktree Opportunities Fund X (Parallel), L.P., Oaktree Opportunities Fund X (Parallel 2), L.P., Oaktree Opportunities Fund Xb, L.P., Oaktree Opportunities Fund Xb (Parallel), L.P., Oaktree Opportunities Fund Xb (Parallel 2), L.P., Oaktree Opportunities Fund XI, L.P., Oaktree Opportunities Fund XI (Parallel), L.P., Oaktree Opportunities Fund XI (Parallel 2), SCSP, Oaktree Opportunities Fund XI (Parallel 3), L.P., Oaktree Latigo Investment Fund, L.P., Oaktree Opportunities Fund XII, L.P., Oaktree Opportunities Fund XII (Parallel), L.P., Oaktree Opportunities Fund XII (Parallel 2), SCSp, Oaktree Opportunities Fund XII (Parallel 3), L.P., Oaktree Opportunities Fund XII (Parallel 4), SCSp, Oaktree Opportunities Fund XII (Parallel 5), L.P., Oaktree Huntington Investment Fund II, L.P., Oaktree Cascade Investment Fund I, L.P., Oaktree Cascade Investment Fund II, L.P., Oaktree Cascade Investment Fund III, L.P., Oaktree Value Opportunities Fund, L.P., Oaktree Phoenix Investment Fund, L.P., Oaktree London Liquid Value Opportunities Fund (VOF), L.P., Oaktree-Copley Investments, LLC, Oaktree Glacier Investment Fund, L.P., Oaktree TX Emerging Market Opportunities Fund, L.P., Oaktree Glacier Investment Fund II, L.P., Oaktree Moraine Co-Investment Fund, L.P., Oaktree Emerging Markets Opportunities Fund II, L.P., Oaktree FF Emerging Markets Opportunities Fund, L.P., Oaktree Oasis Investment Fund, L.P., Oaktree Special Situations Fund, L.P., Oaktree Special Situations Fund II, L.P.,

OCM Avalon Co-Investment Fund, L.P., Oaktree Avalon Co-Investment Fund II, L.P., Oaktree Star Investment Fund II, L.P., Oaktree Special Situations Fund III, L.P., Oaktree Special Situations Fund III (Parallel 2), SCSp, Oaktree Special Situations Fund IV, L.P., Oaktree Special Situations Fund IV (Parallel), L.P. Oaktree Special Situations Fund IV (Lux), SCSp, Oaktree European Principal Fund IV, L.P., Oaktree European Principal Fund IV, S.C.S., Oaktree Power Opportunities Fund IV, L.P., Oaktree Power Opportunities Fund IV (Parallel), L.P., Oaktree European Principal Fund V, L.P., Oaktree European Principal Fund V, SCSp, Oaktree Power Opportunities Fund V, L.P., Oaktree Power Opportunities Fund V (Parallel), L.P., Oaktree Power Opportunities Fund VI, L.P., Oaktree Power Opportunities Fund VI (Parallel 3), L.P., Oaktree Power Opportunities Fund VII, L.P., Oaktree Power Opportunities Fund VII (Parallel), SCSp, Oaktree Power Opportunities Fund VII (Parallel), L.P., Oaktree Olorin Investment Fund, L.P., , Oaktree Real Estate Opportunities Fund VII, L.P., Oaktree Real Estate Opportunities Fund VII (Parallel), L.P., Oaktree Real Estate Opportunities Fund VII (Parallel 2), L.P., Oaktree Real Estate Opportunities Fund VII (Parallel 3), L.P., Oaktree Real Estate Opportunities Fund VII (Parallel 4), L.P., Oaktree Real Estate Opportunities Fund VIII, L.P., Oaktree Real Estate Opportunities Fund VIII (Parallel), L.P., Oaktree Real Estate Opportunities Fund VIII (Parallel), S.C.Sp, Oaktree Real Estate Opportunities Fund VIII (Parallel) 2, L.P., Oaktree Real Estate Opportunities Fund VIII (Parallel) 3, L.P., Oaktree Real Estate Opportunities Fund VIII (Parallel) 4, L.P., Oaktree Real Estate Opportunities Fund VIII (Parallel) 5, L.P., Oaktree Real Estate Opportunities Fund VIII (Parallel) 6, L.P., Oaktree Real Estate Opportunities Fund IX, L.P., Oaktree Real Estate Opportunities Fund IX (Parallel), L.P., Oaktree Real Estate Opportunities Fund IX (Parallel) 2, L.P., Oaktree Real Estate Opportunities Fund IX (Parallel), SCSp, Oaktree N ROF IX Investment Fund, L.P., Oaktree Pinnacle Investment Fund, L.P., Oaktree Real Estate Debt Fund II, L.P., Oaktree Real Estate Debt Fund II (Parallel), L.P., Oaktree Real Estate Debt Fund III, L.P., Oaktree Real Estate Debt Fund III (Lux), S.C.Sp, Oaktree Real Estate Debt Fund III (Parallel), L.P., Oaktree Real Estate Debt Fund IV, L.P., Oaktree Real Estate Credit Income Fund, L.P., Oaktree Real Estate SMA (Q), L.P., Oaktree-TSE 16 Real Estate Debt, LLC, Oaktree (Lux.) FS S.C.SP. SICAV RAIF, Oaktree Patriot Investment Fund, L.P., Tirro Fund, L.P., Oaktree Real Estate Income Fund, L.P., Oaktree Real Estate Income Fund (Parallel), L.P., Oaktree Real Estate Income Fund (Parallel II), L.P., Oaktree Real Estate Income Fund (Parallel III), L.P., Oaktree Emerging Markets Equity Fund, L.P., Oaktree China Equity Seed Fund, L.P., Oaktree Japan Equity Seed Fund, L.P., Oaktree Value Equity Fund, L.P., Oaktree Private Investment Fund IV, L.P., Oaktree-Forrest Multi-Strategy, LLC, Oaktree TT Multi-Strategy Fund, L.P., Oaktree Global Credit Fund, L.P., Oaktree GC Super Fund, L.P., Oaktree Huntington-GCF Investment Fund, L.P., Oaktree Huntington-GCF Investment Fund (Direct Lending AIF), L.P., Oaktree Global Credit Investment Grade Fund, L.P., Oaktree Global Credit Plus Fund, L.P., Oaktree Broadgate Multi-Strategy Fund, L.P., Oaktree Route 66 Multi-Strategy Fund, L.P., Oaktree QR CLV, L.P., Oaktree Emerging Market Debt Fund, L.P., Oaktree Asset-Backed Finance Fund, L.P., Oaktree Asset-Backed Finance Fund (Parallel), L.P., Oaktree Asset-Backed Income Private Placement Fund Inc., Oaktree Asset-Backed Income Fund Inc., and Oaktree Emerging Market Opportunities Fund, L.P.; that he or she holds office with such entity as indicated below and that all action by directors, officers, stockholders, general partners, trustees or members of each entity and any other body necessary to authorize the undersigned to execute and file such instrument has been taken. Each of the undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

OAKTREE STRATEGIC INCOME, LLC

BY:	OAKTREE FUND GP IIA, LLC
ITS:	MANAGER

BY:	OAKTREE FUND GP II, L.P.
ITS:	MANAGING MEMBER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Authorized Signatory

By:	/s/ Brian Price
Name:	Brian Price
Title:	Authorized Signatory

OAKTREE SPECIALTY LENDING CORPORATION
OAKTREE STRATEGIC CREDIT FUND
OAKTREE GARDENS OLP, LLC

BY:	OAKTREE FUND ADVISORS, LLC
ITS:	INVESTMENT ADVISER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE CAPITAL MANAGEMENT, L.P.
OAKTREE FUND ADVISORS, LLC

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE HIGH YIELD BOND FUND, L.P.

BY:	OAKTREE HIGH YIELD BOND FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP IIA, LLC
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP II, L.P.
ITS:	MANAGING MEMBER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Authorized Signatory

By:	/s/ Brian Price
Name:	Brian Price
Title:	Authorized Signatory

OAKTREE EXPANDED HIGH YIELD FUND, L.P.

BY:	OAKTREE FUND GP II, L.P.
ITS:	GENERAL PARTNER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Authorized Signatory

By:	/s/ Brian Price
Name:	Brian Price
Title:	Authorized Signatory

OAKTREE GLOBAL HIGH YIELD BOND FUND, L.P.

BY:	OAKTREE GLOBAL HIGH YIELD BOND FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP IIA, LLC
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP II, L.P.
ITS:	MANAGING MEMBER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Authorized Signatory

By:	/s/ Brian Price
Name:	Brian Price
Title:	Authorized Signatory

OAKTREE EUROPEAN HIGH YIELD FUND, L.P.

BY:	OAKTREE FUND GP II, L.P.
ITS:	GENERAL PARTNER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Authorized Signatory

By:	/s/ Brian Price
Name:	Brian Price
Title:	Authorized Signatory

OAKTREE ENHANCED INCOME FUND III, L.P.

BY:	OAKTREE ENHANCED INCOME FUND III GP, LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE ENHANCED INCOME FUND III (PARALLEL), L.P.

BY:	OAKTREE ENHANCED INCOME FUND III GP, LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE CLO 2014-1 LTD.
OAKTREE CLO 2019-2 LTD.
OAKTREE CLO 2019-3 LTD.
OAKTREE CLO 2019-4 LTD.
OAKTREE CLO 2020-1 LTD.
OAKTREE CLO 2021-1, LTD.
OAKTREE CLO 2021-2, LTD.
OAKTREE CLO 2022-1, LTD.
OAKTREE CLO 2022-2, LTD.
OAKTREE CLO 2022-3, LTD.
OAKTREE CLO 2023-1, LTD.
OAKTREE CLO 2023-2, LTD.

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	COLLATERAL MANAGER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE CLO 2015-1 LTD.

BY:	OAKTREE CLO RR HOLDER, LLC
ITS:	COLLATERAL MANAGER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	NON-MEMBER MANAGER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE CLO 2024-25, LTD.
OAKTREE CLO 2024-26, LTD.
OAKTREE CLO 2024-27, LTD.
OAKTREE CLO 2024-28, LTD.
OAKTREE CLO 2025-29, LTD.
OAKTREE CLO 2025-30, LTD.

BY:	OAKTREE CLO MANAGEMENT COMPANY, LLC (MANAGEMENT SERIES)
ITS:	COLLATERAL MANAGER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	MANAGING MEMBER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE GLICK CLO DISLOCATION JV, LLC

BY:	OAKTREE CAPITAL MANAGEMENT (CAYMAN), L.P.
ITS:	MANAGER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Authorized Signatory

By:	/s/ Brian Price
Name:	Brian Price
Title:	Authorized Signatory

ARBOUR CLO II DESIGNATED ACTIVITY COMPANY
ARBOUR CLO III DESIGNATED ACTIVITY COMPANY
ARBOUR CLO IV DESIGNATED ACTIVITY COMPANY
ARBOUR CLO V DESIGNATED ACTIVITY COMPANY,
ARBOUR CLO VI DESIGNATED ACTIVITY COMPANY
ARBOUR CLO VII DESIGNATED ACTIVITY COMPANY
ARBOUR CLO IX DESIGNATED ACTIVITY COMPANY
ARBOUR CLO XIII DESIGNATED ACTIVITY COMPANY
ARBOUR CLO XI DESIGNATED ACTIVITY COMPANY
ARBOUR CLO XII DESIGNATED ACTIVITY COMPANY
ARBOUR CLO XV DESIGNATED ACTIVITY COMPANY

By:	/s/ Deirdre Bourke
Name:	Deirdre Bourke
Title:	Director

ARBOUR CLO VIII DESIGNATED ACTIVITY COMPANY
ARBOUR CLO X DESIGNATED ACTIVITY COMPANY
ARBOUR CLO XIV DESIGNATED ACTIVITY COMPANY

By:	/s/ Stephen Healy
Name:	Stephen Healy
Title:	Director

OAKTREE EUROPEAN CLO CAPITAL FUND LIMITED

By:	/s/ Tom Amy
Name:	Tom Amy
Title:	Director

By:	/s/ Steve Desmond
Name:	Steve Desmond
Title:	Director

OAKTREE EUROPEAN CLO CAPITAL FUND II DESIGNATED ACTIVITY COMPANY

By:	/s/ Michael Milne
Name:	Michael Milne
Title:	Director

OAKTREE CLO EQUITY FUND I, L.P.

BY:	OAKTREE CLO EQUITY GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE CLO EQUITY FUND GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE STRATEGIC CREDIT FUND A, L.P.

BY:	OAKTREE STRATEGIC CREDIT FUND A GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP IIA, LLC
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP II, L.P.
ITS:	MANAGING MEMBER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Authorized Signatory

By:	/s/ Brian Price
Name:	Brian Price
Title:	Authorized Signatory

OAKTREE STRATEGIC CREDIT FUND B, L.P.

BY:	OAKTREE STRATEGIC CREDIT FUND B GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP IIA, LLC
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP II, L.P.
ITS:	MANAGING MEMBER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Authorized Signatory

By:	/s/ Brian Price
Name:	Brian Price
Title:	Authorized Signatory

ACE STRATEGIC CREDIT HOLDINGS (CAYMAN), L.P.

BY:	OAKTREE FUND GP 2A LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

EXELON STRATEGIC CREDIT HOLDINGS, LLC
OAKTREE-FORREST MULTI-STRATEGY, LLC
OAKTREE-MINN STRATEGIC CREDIT, LLC
INPRS STRATEGIC CREDIT HOLDINGS, LLC
OAKTREE-NGP STRATEGIC CREDIT, LLC
OAKTREE-TBMR STRATEGIC CREDIT FUND, LLC
OAKTREE-TBMR STRATEGIC CREDIT FUND C, LLC
OAKTREE-TBMR STRATEGIC CREDIT FUND F, LLC
OAKTREE-TBMR STRATEGIC CREDIT FUND G, LLC
OAKTREE-TCDRS STRATEGIC CREDIT, LLC
OAKTREE-TSE 16 STRATEGIC CREDIT, LLC

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	MANAGER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE AZ STRATEGIC LENDING FUND, L.P.

BY:	OAKTREE AZ STRATEGIC LENDING FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP IIA, LLC
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP II, L.P.
ITS:	MANAGING MEMBER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Authorized Signatory

By:	/s/ Brian Price
Name:	Brian Price
Title:	Authorized Signatory

OAKTREE JALAPENO INVESTMENT FUND, L.P.

BY:	OAKTREE JALAPENO INVESTMENT FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP IIA, LLC
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP II, L.P.
ITS:	MANAGING MEMBER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Authorized Signatory

By:	/s/ Brian Price
Name:	Brian Price
Title:	Authorized Signatory

OAKTREE PRE LIFE SCIENCES FUND, L.P.

BY:	OAKTREE PRE LIFE SCIENCES FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP IIA, LLC
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP II, L.P.
ITS:	MANAGING MEMBER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Authorized Signatory

By:	/s/ Brian Price
Name:	Brian Price
Title:	Authorized Signatory

OAKTREE PRE LIFE SCIENCES AIF, L.P.

BY:	OAKTREE PRE LIFE SCIENCES FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP IIA, LLC
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP II, L.P.
ITS:	MANAGING MEMBER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Authorized Signatory

By:	/s/ Brian Price
Name:	Brian Price
Title:	Authorized Signatory

OAKTREE LIFE SCIENCES LENDING FUND, L.P.

BY:	OAKTREE LIFE SCIENCES LENDING FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE LIFE SCIENCES LENDING FUND GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE LIFE SCIENCES LENDING FUND (PARALLEL), L.P.

BY:	OAKTREE LIFE SCIENCES LENDING FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE LIFE SCIENCES LENDING FUND GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE LIFE SCIENCES LENDING FUND (PARALLEL 2), L.P.

BY:	OAKTREE LIFE SCIENCES LENDING FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE LIFE SCIENCES LENDING FUND GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE LIFE SCIENCES LENDING FUND, SCSP

BY:	OAKTREE LIFE SCIENCES LENDING FUND GP, S.À R.L.
ITS:	GENERAL PARTNER

By:	/s/ Martin Eckel
Name:	Martin Eckel
Title:	Manager (gérant)

By:	/s/ Flora Verrecchia
Name:	Flora Verrecchia
Title:	Manager (gérant)

OAKTREE LIFE SCIENCES LENDING FUND (PARALLEL), SCSP

BY:	OAKTREE LIFE SCIENCES LENDING FUND GP, S.À R.L.
ITS:	GENERAL PARTNER

By:	/s/ Martin Eckel
Name:	Martin Eckel
Title:	Manager (gérant)

By:	/s/ Flora Verrecchia
Name:	Flora Verrecchia
Title:	Manager (gérant)

OAKTREE LIFE SCIENCES INCOME FUND, L.P.

BY: OAKTREE LIFE SCIENCES INCOME FUND GP, L.P.
ITS: GENERAL PARTNER

BY: OAKTREE LIFE SCIENCES INCOME FUND GP LTD.
ITS: GENERAL PARTNER

BY: OAKTREE CAPITAL MANAGEMENT, L.P.
ITS: DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE LIFE SCIENCES INCOME FUND (PARALLEL), L.P.

BY: OAKTREE LIFE SCIENCES INCOME FUND GP, L.P.
ITS: GENERAL PARTNER

BY: OAKTREE LIFE SCIENCES INCOME FUND GP LTD.
ITS: GENERAL PARTNER

BY: OAKTREE CAPITAL MANAGEMENT, L.P.
ITS: DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE LIFE SCIENCES INCOME FUND, SCSP

BY: OAKTREE LIFE SCIENCES INCOME FUND GP, S.À R.L.
ITS: GENERAL PARTNER

By:	/s/ Martin Eckel
Name:	Martin Eckel
Title:	Manager (gérant)

By:	/s/ Flora Verrecchia
Name:	Flora Verrecchia
Title:	Manager (gérant)

OAKTREE LOAN ACQUISITION FUND, L.P.

BY:	OAKTREE FUND GP IIA, LLC
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP II, L.P.
ITS:	MANAGING MEMBER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Authorized Signatory

By:	/s/ Brian Price
Name:	Brian Price
Title:	Authorized Signatory

INPRS EMERGING MARKETS TOTAL RETURN HOLDINGS, LLC

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	MANAGER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

INVESTIN PRO RED HOLDINGS, LLC

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	MANAGER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

INVESTIN PRO RED HOLDINGS S.À.R.L.

By:	/s/ Ludivine Lanners
Name:	Ludivine Lanners
Title:	Manager

By:	/s/ Julien Petitfrere
Name:	Julien Petitfrere
Title:	Manager

OAKTREE GILEAD INVESTMENT FUND, L.P.

BY:	OAKTREE GILEAD INVESTMENT FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP, LLC
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP I, L.P.
ITS:	MANAGING MEMBER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Authorized Signatory

By:	/s/ Brian Price
Name:	Brian Price
Title:	Authorized Signatory

OAKTREE GILEAD INVESTMENT FUND AIF (DELAWARE), L.P.

BY:	OAKTREE FUND AIF SERIES, L.P. – SERIES T
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP AIF, LLC
ITS:	MANAGING MEMBER

BY:	OAKTREE FUND GP III, L.P.
ITS:	MANAGING MEMBER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Authorized Signatory

By:	/s/ Brian Price
Name:	Brian Price
Title:	Authorized Signatory

OAKTREE DIRECT LENDING FUND, L.P.

BY:	OAKTREE DIRECT LENDING FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE DIRECT LENDING FUND GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE DIRECT LENDING FUND UNLEVERED, L.P.

BY:	OAKTREE DIRECT LENDING FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE DIRECT LENDING FUND GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE DIRECT LENDING FUND (PARALLEL), L.P.

BY:	OAKTREE DIRECT LENDING FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE DIRECT LENDING FUND GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE DIRECT LENDING FUND UNLEVERED (PARALLEL), L.P.

BY:	OAKTREE DIRECT LENDING FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE DIRECT LENDING FUND GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE DEBT ACQUISITION FUND (PARALLEL 2), L.P.

BY:	OAKTREE DIRECT LENDING FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE DIRECT LENDING FUND GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE DIRECT LENDING FUND, SCSP

BY:	OAKTREE DIRECT LENDING FUND GP, S.À R.L.
ITS:	GENERAL PARTNER

By:	/s/ Martin Eckel
Name:	Martin Eckel
Title:	Manager

By:	/s/ Flora Verrecchia
Name:	Flora Verrecchia
Title:	Manager

OAKTREE ALIAS INVESTMENT FUND, L.P.

BY:	OAKTREE ALIAS INVESTMENT FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE ALIAS INVESTMENT FUND GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE M SUPER PRIVATE CREDIT FUND, L.P.

BY:	OAKTREE M SUPER PRIVATE CREDIT FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE M SUPER PRIVATE CREDIT FUND GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE MIDDLE-MARKET DIRECT LENDING UNLEVERED JPN-A 2017 FUND, L.P.

BY:	OAKTREE MIDDLE-MARKET DIRECT LENDING JPN-A GP, LTD
ITS:	GENERAL PARTNER

By:	/s/ Dominic Keenan
Name:	Dominic Keenan
Title:	Director

By:	/s/ Kasey Choi
Name:	Kasey Choi
Title:	Director

OAKTREE ALPHA CREDIT FUND, L.P.

BY:	OAKTREE ALPHA CREDIT FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE ALPHA CREDIT FUND GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE MEZZANINE FUND IV, L.P.

BY:	OAKTREE MEZZANINE FUND IV GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP IIA, LLC
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP II, L.P.
ITS:	MANAGING MEMBER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Authorized Signatory

By:	/s/ Brian Price
Name:	Brian Price
Title:	Authorized Signatory

OAKTREE MEZZANINE FUND V, L.P.

BY:	OAKTREE MEZZANINE FUND V GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP IIA, LLC
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP II, L.P.
ITS:	MANAGING MEMBER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Authorized Signatory

By:	/s/ Brian Price
Name:	Brian Price
Title:	Authorized Signatory

OAKTREE MEZZANINE FUND V (PARALLEL), SCSP

BY:	OAKTREE MEZZANINE FUND V GP, S.À R.L.
ITS:	GENERAL PARTNER

By:	/s/ Martin Eckel
Name:	Martin Eckel
Title:	Manager (gérant)

By:	/s/ Flora Verrecchia
Name:	Flora Verrecchia
Title:	Manager (gérant)

OAKTREE MEZZANINE FUND VI (LENDING), L.P.

BY:	OAKTREE MEZZANINE FUND VI (LENDING) GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE MEZZANINE FUND VI (LENDING) GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE MEZZANINE FUND VI (ACQUISITION), L.P.

BY:	OAKTREE MEZZANINE FUND VI (ACQUISITION) GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE MEZZANINE FUND VI (ACQUISITION) GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE MEZZANINE FUND VI (ACQUISITION) (LUX), SCSP

BY:	OAKTREE MEZZANINE FUND VI (ACQUISITION) GP, S.À R.L
ITS:	GENERAL PARTNER

By:	/s/ Martin Eckel
Name:	Martin Eckel
Title:	Manager (gérant)

By:	/s/ Flora Verrecchia
Name:	Flora Verrecchia
Title:	Manager (gérant)

OAKTREE LENDING PARTNERS, L.P.

BY:	OAKTREE LENDING PARTNERS GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE LENDING PARTNERS CAYMAN GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE LENDING PARTNERS (UNLEVERED), L.P.

BY:	OAKTREE LENDING PARTNERS GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE LENDING PARTNERS CAYMAN GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE LENDING PARTNERS (ACQUISITION), L.P.

BY:	OAKTREE LENDING PARTNERS (ACQUISITION) GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE LENDING PARTNERS GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE LENDING PARTNERS (UNLEVERED), SCSP

BY: OAKTREE LENDING PARTNERS GP, S.À R.L
ITS: GENERAL PARTNER

By:	/s/ Martin Eckel
Name:	Martin Eckel
Title:	Manager (gérant)

By:	/s/ Flora Verrecchia
Name:	Flora Verrecchia
Title:	Manager (gérant)

OAKTREE MYRIAD INVESTMENT FUND, L.P.

BY:	OAKTREE MYRIAD INVESTMENT FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP IIA, LLC
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP II, L.P.
ITS:	MANAGING MEMBER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Authorized Signatory

By:	/s/ Brian Price
Name:	Brian Price
Title:	Authorized Signatory

OAKTREE SBIC FUND, L.P.

BY:	OAKTREE SBIC FUND GP, LLC
ITS:	GENERAL PARTNER

By:	/s/ Raj Makam
Name:	Raj Makam
Title:	Manager

By:	/s/ Christina Lee
Name:	Christina Lee
Title:	Manager

OAKTREE MIDDLE-MARKET DIRECT LENDING FUND, L.P.

BY:	OAKTREE MIDDLE-MARKET DIRECT LENDING GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP IIA, LLC
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP II, L.P.
ITS:	MANAGING MEMBER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Authorized Signatory

By:	/s/ Brian Price
Name:	Brian Price
Title:	Authorized Signatory

OAKTREE MIDDLE-MARKET DIRECT LENDING UNLEVERED FUND, L.P.

BY:	OAKTREE MIDDLE-MARKET DIRECT LENDING GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP IIA, LLC
ITS:	GENERAL PARTNER

BY:	OAKTREE GP II, L.P.
ITS:	MANAGING MEMBER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Authorized Signatory

By:	/s/ Brian Price
Name:	Brian Price
Title:	Authorized Signatory

OAKTREE MIDDLE-MARKET DIRECT LENDING FUND (PARALLEL), L.P.

BY:	OAKTREE MIDDLE-MARKET DIRECT LENDING GP (PARALLEL), LTD.
ITS:	GENERAL PARTNER

By:	/s/ Dominic Keenan
Name:	Dominic Keenan
Title:	Director

By:	/s/ Kasey Choi
Name:	Kasey Choi
Title:	Director

OAKTREE MIDDLE-MARKET DIRECT LENDING UNLEVERED FUND (PARALLEL), L.P.

BY:	OAKTREE MIDDLE-MARKET DIRECT LENDING GP (PARALLEL), LTD.
ITS:	GENERAL PARTNER

By:	/s/ Dominic Keenan
Name:	Dominic Keenan
Title:	Director

By:	/s/ Kasey Choi
Name:	Kasey Choi
Title:	Director

OAKTREE MIDDLE-MARKET DIRECT LENDING FUND (PARALLEL 2), L.P.

BY:	OAKTREE MIDDLE-MARKET DIRECT LENDING GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP IIA, LLC
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP II, L.P.
ITS:	MANAGING MEMBER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Authorized Signatory

By:	/s/ Brian Price
Name:	Brian Price
Title:	Authorized Signatory

OAKTREE EUROPEAN CAPITAL SOLUTIONS FUND (PARALLEL), L.P.

BY:	OAKTREE EUROPEAN CAPITAL SOLUTIONS FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE EUROPEAN CAPITAL SOLUTIONS FUND GP, LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE EUROPEAN CAPITAL SOLUTIONS FUND, L.P.

BY:	OAKTREE EUROPEAN CAPITAL SOLUTIONS FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE EUROPEAN CAPITAL SOLUTIONS FUND GP, LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE EUROPEAN CAPITAL SOLUTIONS FUND II, L.P.

BY:	OAKTREE EUROPEAN CAPITAL SOLUTIONS FUND II GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE EUROPEAN CAPITAL SOLUTIONS FUND II GP, LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE EUROPEAN CAPITAL SOLUTIONS FUND II, SCSP

BY:	OAKTREE EUROPEAN CAPITAL SOLUTIONS FUND II GP, S.À R.L.
ITS:	GENERAL PARTNER

By:	/s/ Martin Eckel
Name:	Martin Eckel
Title:	Manager

By:	/s/ Flora Verrecchia
Name:	Flora Verrecchia
Title:	Manager

OAKTREE EUROPEAN CAPITAL SOLUTIONS FUND, SCSP-RAIF

BY:	OAKTREE EUROPEAN CAPITAL SOLUTIONS FUND II GP, S.À R.L.
ITS:	GENERAL PARTNER

By:	/s/ Martin Eckel
Name:	Martin Eckel
Title:	Manager

By:	/s/ Flora Verrecchia
Name:	Flora Verrecchia
Title:	Manager

OAKTREE EUROPEAN CAPITAL SOLUTIONS FUND III, L.P.

BY:	OAKTREE EUROPEAN CAPITAL SOLUTIONS FUND III GP L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE EUROPEAN CAPITAL SOLUTIONS FUND III GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE EUROPEAN CAPITAL SOLUTIONS FUND III SCSP

BY:	OAKTREE EUROPEAN CAPITAL SOLUTIONS FUND III GP, S.À R.L.
ITS:	GENERAL PARTNER

By:	/s/ Martin Eckel
Name:	Martin Eckel
Title:	Manager

By:	/s/ Flora Verrecchia
Name:	Flora Verrecchia
Title:	Manager

OAKTREE MERCURY INVESTMENT FUND, L.P.

BY:	OAKTREE MERCURY INVESTMENT FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE MERCURY INVESTMENT FUND GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE MARITIME AND TRANSPORTATION FUND, L.P.

BY:	OAKTREE DESERT SKY INVESTMENT FUND II GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP, LLC
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP I, L.P.
ITS:	MANAGING MEMBER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Authorized Signatory

By:	/s/ Brian Price
Name:	Brian Price
Title:	Authorized Signatory

OAKTREE EMERGING MARKETS DEBT TOTAL RETURN FUND, L.P.

BY:	OAKTREE EMERGING MARKETS DEBT TOTAL RETURN FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE EMERGING MARKETS DEBT TOTAL RETURN FUND GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE BOULDER INVESTMENT FUND, L.P.

BY:	OAKTREE BOULDER INVESTMENT FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP, LLC
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP I, L.P.
ITS:	MANAGING MEMBER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Authorized Signatory

By:	/s/ Brian Price
Name:	Brian Price
Title:	Authorized Signatory

OAKTREE EPSILON INVESTMENT FUND, L.P.

BY:	OAKTREE EPSILON INVESTMENT FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE EPSILON INVESTMENT FUND GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE OPPORTUNITIES FUND X, L.P.

BY:	OAKTREE OPPORTUNITIES FUND X GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE OPPORTUNITIES FUND X GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE OPPORTUNITIES FUND X (PARALLEL), L.P.

BY:	OAKTREE OPPORTUNITIES FUND X GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE OPPORTUNITIES FUND X GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE OPPORTUNITIES FUND X (PARALLEL 2), L.P.

BY:	OAKTREE OPPORTUNITIES FUND X GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE OPPORTUNITIES FUND X GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE OPPORTUNITIES FUND XB, L.P.

BY:	OAKTREE OPPORTUNITIES FUND XB GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE OPPORTUNITIES FUND XB GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE OPPORTUNITIES FUND XB (PARALLEL), L.P.

BY:	OAKTREE OPPORTUNITIES FUND XB GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE OPPORTUNITIES FUND XB GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE OPPORTUNITIES FUND XB (PARALLEL), L.P.

BY:	OAKTREE OPPORTUNITIES FUND XB GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE OPPORTUNITIES FUND XB GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE OPPORTUNITIES FUND XB (PARALLEL 2), L.P.

BY:	OAKTREE OPPORTUNITIES FUND XB GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE OPPORTUNITIES FUND XB GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE OPPORTUNITIES FUND XI, L.P.

BY:	OAKTREE OPPORTUNITIES FUND XI GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE OPPORTUNITIES FUND XI GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE OPPORTUNITIES FUND XI (PARALLEL), L.P.

BY:	OAKTREE OPPORTUNITIES FUND XI GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE OPPORTUNITIES FUND XI GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE OPPORTUNITIES FUND XI (PARALLEL 2), SCSP

BY:	OAKTREE OPPORTUNITIES FUND XI GP S.À R.L.
ITS:	GENERAL PARTNER

By:	/s/ Martin Eckel
Name:	Martin Eckel
Title:	Manager (gérant)

By:	/s/ Flora Verrecchia
Name:	Flora Verrecchia
Title:	Manager (gérant)

OAKTREE OPPORTUNITIES FUND XI (PARALLEL 3), L.P.

BY:	OAKTREE OPPORTUNITIES FUND XI GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE OPPORTUNITIES FUND XI GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE LATIGO INVESTMENT FUND, L.P.

BY:	OAKTREE LATIGO INVESTMENT FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP, LLC
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP I, L.P.
ITS:	MANAGING MEMBER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Authorized Signatory

By:	/s/ Brian Price
Name:	Brian Price
Title:	Authorized Signatory

OAKTREE OPPORTUNITIES FUND XII, L.P.

BY:	OAKTREE OPPORTUNITIES FUND XII GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE OPPORTUNITIES FUND XII GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE OPPORTUNITIES FUND XII (PARALLEL), L.P.

BY:	OAKTREE OPPORTUNITIES FUND XII GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE OPPORTUNITIES FUND XII GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE OPPORTUNITIES FUND XII (PARALLEL 2), SCSP

BY:	OAKTREE OPPORTUNITIES FUND XII GP, S.À R.L.
ITS:	GENERAL PARTNER

By:	/s/ Martin Eckel
Name:	Martin Eckel
Title:	Manager

By:	/s/ Flora Verrecchia
Name:	Flora Verrecchia
Title:	Manager

OAKTREE OPPORTUNITIES FUND XII (PARALLEL 3), L.P.

BY:	OAKTREE OPPORTUNITIES FUND XII GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE OPPORTUNITIES FUND XII GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE OPPORTUNITIES FUND XII (PARALLEL 4), SCSP

BY:	OAKTREE OPPORTUNITIES FUND XII GP, S.À R.L.
ITS:	GENERAL PARTNER

By:	/s/ Martin Eckel
Name:	Martin Eckel
Title:	Manager

By:	/s/ Flora Verrecchia
Name:	Flora Verrecchia
Title:	Manager

OAKTREE OPPORTUNITIES FUND XII (PARALLEL 5), L.P.

BY:	OAKTREE OPPORTUNITIES FUND XII GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE OPPORTUNITIES FUND XII GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE HUNTINGTON INVESTMENT FUND II, L.P.

BY:	OAKTREE HUNTINGTON INVESTMENT FUND II GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP, LLC
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP I, L.P.
ITS:	MANAGING MEMBER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Authorized Signatory

By:	/s/ Brian Price
Name:	Brian Price
Title:	Authorized Signatory

OAKTREE CASCADE INVESTMENT FUND I, L.P.

BY:	OAKTREE CASCADE INVESTMENT FUND I GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP, LLC
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP I, L.P.
ITS:	MANAGING MEMBER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Authorized Signatory

By:	/s/ Brian Price
Name:	Brian Price
Title:	Authorized Signatory

OAKTREE CASCADE INVESTMENT FUND II, L.P.

BY:	OAKTREE CASCADE INVESTMENT FUND II GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP, LLC
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP I, L.P.
ITS:	MANAGING MEMBER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Authorized Signatory

By:	/s/ Brian Price
Name:	Brian Price
Title:	Authorized Signatory

OAKTREE CASCADE INVESTMENT FUND III, L.P.

BY:	OAKTREE CASCADE INVESTMENT FUND III GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP, LLC
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP I, L.P.
ITS:	MANAGING MEMBER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Authorized Signatory

By:	/s/ Brian Price
Name:	Brian Price
Title:	Authorized Signatory

OAKTREE VALUE OPPORTUNITIES FUND, L.P.

BY:	OAKTREE VALUE OPPORTUNITIES FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE VALUE OPPORTUNITIES FUND GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE PHOENIX INVESTMENT FUND, L.P.

BY:	OAKTREE PHOENIX INVESTMENT FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE PHOENIX INVESTMENT FUND GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE LONDON LIQUID VALUE OPPORTUNITIES FUND (VOF), L.P.

BY:	OAKTREE LONDON LIQUID VALUE OPPORTUNITIES FUND (VOF) GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE LONDON LIQUID VALUE OPPORTUNITIES GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE-COPLEY INVESTMENTS, LLC

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	MANAGER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE GLACIER INVESTMENT FUND, L.P.

BY:	OAKTREE EMERGING MARKET OPPORTUNITIES FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE EMERGING MARKET OPPORTUNITIES FUND GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE TX EMERGING MARKET OPPORTUNITIES FUND, L.P.

BY:	OAKTREE EMERGING MARKET OPPORTUNITIES FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE EMERGING MARKET OPPORTUNITIES FUND GP, LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE GLACIER INVESTMENT FUND II, L.P.

BY:	OAKTREE EMERGING MARKETS DEBT TOTAL RETURN FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE EMERGING MARKETS DEBT TOTAL RETURN FUND GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE MORAINE CO-INVESTMENT FUND, L.P.

BY:	OAKTREE EMERGING MARKETS DEBT TOTAL RETURN FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE EMERGING MARKETS DEBT TOTAL RETURN FUND GP, LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE EMERGING MARKETS OPPORTUNITIES FUND II, L.P.

BY:	OAKTREE EMERGING MARKET OPPORTUNITIES FUND II GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE EMERGING MARKET OPPORTUNITIES FUND II GP, LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE FF EMERGING MARKETS OPPORTUNITIES FUND, L.P.

BY:	OAKTREE FF EMERGING MARKETS OPPORTUNITIES FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE FF EMERGING MARKETS OPPORTUNITY FUND GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE OASIS INVESTMENT FUND, L.P.

BY:	OAKTREE OASIS INVESTMENT FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE OASIS INVESTMENT FUND GP, LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE SPECIAL SITUATIONS FUND, L.P.

BY:	OAKTREE SPECIAL SITUATIONS FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE SPECIAL SITUATIONS FUND GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE SPECIAL SITUATIONS FUND II, L.P.

BY:	OAKTREE SPECIAL SITUATIONS FUND II GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE SPECIAL SITUATIONS FUND II GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OCM AVALON CO-INVESTMENT FUND, L.P.

BY:	OAKTREE FUND GP IIA, LLC
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP II, L.P.
ITS:	MANAGING MEMBER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Authorized Signatory

By:	/s/ Brian Price
Name:	Brian Price
Title:	Authorized Signatory

OAKTREE AVALON CO-INVESTMENT FUND II, L.P.

BY:	OAKTREE SPECIAL SITUATIONS FUND II GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE SPECIAL SITUATIONS FUND II GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE STAR INVESTMENT FUND II, L.P.

BY:	OAKTREE SPECIAL SITUATIONS FUND II GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE SPECIAL SITUATIONS FUND II GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE SPECIAL SITUATIONS FUND III, L.P.

BY:	OAKTREE SPECIAL SITUATIONS FUND III GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE SPECIAL SITUATIONS FUND III GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE SPECIAL SITUATIONS FUND III (PARALLEL 2), SCSP

BY:	OAKTREE SPECIAL SITUATIONS FUND III GP, S.À R.L.
ITS:	GENERAL PARTNER

By:	/s/ Martin Eckel
Name:	Martin Eckel
Title:	Manager

By:	/s/ Flora Verrecchia
Name:	Flora Verrecchia
Title:	Manager

OAKTREE SPECIAL SITUATIONS FUND IV, L.P.

BY:	OAKTREE SPECIAL SITUATIONS FUND IV GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE SPECIAL SITUATIONS FUND IV GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE SPECIAL SITUATIONS FUND IV (PARALLEL), L.P.

BY:	OAKTREE SPECIAL SITUATIONS FUND IV GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE SPECIAL SITUATIONS FUND IV GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE SPECIAL SITUATIONS FUND IV (LUX), SCSP

BY:	OAKTREE SPECIAL SITUATIONS FUND IV GP, S.À R.L.
ITS:	GENERAL PARTNER

By:	/s/ Martin Eckel
Name:	Martin Eckel
Title:	Manager

By:	/s/ Flora Verrecchia
Name:	Flora Verrecchia
Title:	Manager

OAKTREE BIOYIELD INVESTMENT FUND, L.P.

BY: OAKTREE BIOYIELD INVESTMENT FUND GP, L.P.
ITS: GENERAL PARTNER

BY: OAKTREE FUND GP, LLC
ITS: GENERAL PARTNER

BY: OAKTREE FUND GP I, L.P.
ITS: MANAGING MEMBER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Authorized Signatory

By:	/s/ Brian Price
Name:	Brian Price
Title:	Authorized Signatory

OAKTREE LSI NIGHTINGALE, LLC

BY: OAKTREE FUND GP II, L.P.
ITS: MANAGING MEMBER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Authorized Signatory

By:	/s/ Brian Price
Name:	Brian Price
Title:	Authorized Signatory

OAKTREE EUROPEAN PRINCIPAL FUND IV, L.P.

BY:	OAKTREE EUROPEAN PRINCIPAL FUND IV GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE EUROPEAN PRINCIPAL FUND IV GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE EUROPEAN PRINCIPAL FUND IV, S.C.S.

BY:	OAKTREE EUROPEAN PRINCIPAL FUND IV GP S.À R.L.
ITS:	GENERAL PARTNER

By:	/s/ Martin Eckel
Name:	Martin Eckel
Title:	Manager (gérant)

By:	/s/ Flora Verrecchia
Name:	Flora Verrecchia
Title:	Manager (gérant)

OAKTREE POWER OPPORTUNITIES FUND IV, L.P.

BY:	OAKTREE POWER OPPORTUNITIES FUND IV GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP, LLC
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP I, L.P.
ITS:	MANAGING MEMBER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Authorized Signatory

By:	/s/ Brian Price
Name:	Brian Price
Title:	Authorized Signatory

OAKTREE POWER OPPORTUNITIES FUND IV (PARALLEL), L.P.

BY:	OAKTREE POWER OPPORTUNITIES FUND IV GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP, LLC
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP I, L.P.
ITS:	MANAGING MEMBER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Authorized Signatory

By:	/s/ Brian Price
Name:	Brian Price
Title:	Authorized Signatory

OAKTREE EUROPEAN PRINCIPAL FUND V, L.P.

BY:	OAKTREE EUROPEAN PRINCIPAL FUND V GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE EUROPEAN PRINCIPAL FUND V GP, LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE EUROPEAN PRINCIPAL FUND V, SCSP

BY:	OAKTREE EUROPEAN PRINCIPAL FUND V GP, S.À R.L
ITS:	GENERAL PARTNER

By:	/s/ Martin Eckel
Name:	Martin Eckel
Title:	Manager

By:	/s/ Flora Verrecchia
Name:	Flora Verrecchia
Title:	Manager

OAKTREE POWER OPPORTUNITIES FUND V, L.P.

BY:	OAKTREE POWER OPPORTUNITIES FUND V GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE POWER OPPORTUNITIES FUND V GP, LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE POWER OPPORTUNITIES FUND V (PARALLEL), L.P.

BY:	OAKTREE POWER OPPORTUNITIES FUND V GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE POWER OPPORTUNITIES FUND V GP, LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE POWER OPPORTUNITIES FUND VI, L.P.

BY:	OAKTREE POWER OPPORTUNITIES FUND VI GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE POWER OPPORTUNITIES FUND VI GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE POWER OPPORTUNITIES FUND VI (PARALLEL 3), L.P.

BY:	OAKTREE POWER OPPORTUNITIES FUND VI GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE POWER OPPORTUNITIES FUND VI GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE POWER OPPORTUNITIES FUND VII, L.P.

BY:	OAKTREE POWER OPPORTUNITIES FUND VII GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE POWER OPPORTUNITIES FUND VII GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE POWER OPPORTUNITIES FUND VII (PARALLEL), L.P.

BY:	OAKTREE POWER OPPORTUNITIES FUND VII GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE POWER OPPORTUNITIES FUND VII GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE POWER OPPORTUNITIES FUND VII (PARALELL), SCSP

BY:	OAKTREE POWER OPPORTUNITIES FUND VII GP, S.À R.L
ITS:	GENERAL PARTNER

By:	/s/ Martin Eckel
Name:	Martin Eckel
Title:	Manager (gérant)

By:	/s/ Flora Verrecchia
Name:	Flora Verrecchia
Title:	Manager (gérant)

OAKTREE OLORIN INVESTMENT FUND L.P.

BY:	OAKTREE OLORIN INVESTMENT FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP, LLC
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP I, L.P.
ITS:	MANAGING MEMBER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Authorized Signatory

By:	/s/ Brian Price
Name:	Brian Price
Title:	Authorized Signatory

OAKTREE REAL ESTATE OPPORTUNITIES FUND VII, L.P.
OAKTREE REAL ESTATE OPPORTUNITIES FUND VII (PARALLEL), L.P.
OAKTREE REAL ESTATE OPPORTUNITIES FUND VII (PARALLEL 2), L.P.
OAKTREE REAL ESTATE OPPORTUNITIES FUND VII (PARALLEL 3), L.P.
OAKTREE REAL ESTATE OPPORTUNITIES FUND VII (PARALLEL 4), L.P.

BY:	OAKTREE REAL ESTATE OPPORTUNITIES FUND VII GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE REAL ESTATE OPPORTUNITIES FUND VII GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE REAL ESTATE OPPORTUNITIES FUND VIII, L.P.
OAKTREE REAL ESTATE OPPORTUNITIES FUND VIII (PARALLEL), L.P.
OAKTREE REAL ESTATE OPPORTUNITIES FUND VIII (PARALLEL) 2, L.P.
OAKTREE REAL ESTATE OPPORTUNITIES FUND VIII (PARALLEL) 3, L.P.
OAKTREE REAL ESTATE OPPORTUNITIES FUND VIII (PARALLEL) 4, L.P.
OAKTREE REAL ESTATE OPPORTUNITIES FUND VIII (PARALLEL) 5, L.P.
OAKTREE REAL ESTATE OPPORTUNITIES FUND VIII (PARALLEL) 6, L.P.

BY:	OAKTREE REAL ESTATE OPPORTUNITIES FUND VIII GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE REAL ESTATE OPPORTUNITIES FUND VIII GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE REAL ESTATE OPPORTUNITIES FUND VIII (PARALLEL), S.C.SP

BY:	OAKTREE REAL ESTATE OPPORTUNITIES FUND VIII GP, S.À R.L.
ITS:	GENERAL PARTNER

By:	/s/ Martin Eckel
Name:	Martin Eckel
Title:	Manager (gérant)

By:	/s/ Flora Verrecchia
Name:	Flora Verrecchia
Title:	Manager (gérant)

OAKTREE REAL ESTATE OPPORTUNITIES FUND IX, L.P.

BY:	OAKTREE REAL ESTATE OPPORTUNITIES FUND IX GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE REAL ESTATE OPPORTUNITIES FUND IX GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE REAL ESTATE OPPORTUNITIES FUND IX (PARALLEL), L.P.

BY:	OAKTREE REAL ESTATE OPPORTUNITIES FUND IX GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE REAL ESTATE OPPORTUNITIES FUND IX GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE REAL ESTATE OPPORTUNITIES FUND IX (PARALLEL) 2, L.P.

BY:	OAKTREE REAL ESTATE OPPORTUNITIES FUND IX GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE REAL ESTATE OPPORTUNITIES FUND IX GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE REAL ESTATE OPPORTUNITIES FUND IX (PARALLEL), SCSP

BY:	OAKTREE REAL ESTATE OPPORTUNITIES FUND IX GP, S.À R.L,
ITS:	MANAGER

By:	/s/ Martin Eckel
Name:	Martin Eckel
Title:	Manager

By:	/s/ Flora Verrecchia
Name:	Flora Verrecchia
Title:	Manager

OAKTREE N ROF IX INVESTMENT FUND, L.P.

BY:	OAKTREE REAL ESTATE OPPORTUNITIES FUND IX GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE REAL ESTATE OPPORTUNITIES FUND IX GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE OPPORTUNITIES FUND XII, L.P.

BY:	OAKTREE OPPORTUNITIES FUND XII GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE OPPORTUNITIES FUND XII GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE OPPORTUNITIES FUND XII (PARALLEL), L.P.

BY:	OAKTREE OPPORTUNITIES FUND XII GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE OPPORTUNITIES FUND XII GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE OPPORTUNITIES FUND XII (PARALLEL 2), SCSP

BY:	OAKTREE OPPORTUNITIES FUND XII GP, S.À R.L.
ITS:	GENERAL PARTNER

By:	/s/ Martin Eckel
Name:	Martin Eckel
Title:	Manager

By:	/s/ Flora Verrecchia
Name:	Flora Verrecchia
Title:	Manager

OAKTREE OPPORTUNITIES FUND XII (PARALLEL 3), L.P.

BY:	OAKTREE OPPORTUNITIES FUND XII GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE OPPORTUNITIES FUND XII GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE OPPORTUNITIES FUND XII (PARALLEL 4), SCSP

BY:	OAKTREE OPPORTUNITIES FUND XII GP, S.À R.L.
ITS:	GENERAL PARTNER

By:	/s/ Martin Eckel
Name:	Martin Eckel
Title:	Manager

By:	/s/ Flora Verrecchia
Name:	Flora Verrecchia
Title:	Manager

OAKTREE PINNACLE INVESTMENT FUND, L.P.

BY:	OAKTREE PINNACLE INVESTMENT FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE PINNACLE INVESTMENT FUND GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE REAL ESTATE DEBT FUND II, L.P.
OAKTREE REAL ESTATE DEBT FUND II (PARALLEL), L.P.

BY:	OAKTREE REAL ESTATE DEBT FUND II GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE REAL ESTATE DEBT FUND II GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE REAL ESTATE DEBT FUND III, L.P.
OAKTREE REAL ESTATE DEBT FUND III (PARALLEL), L.P.

BY:	OAKTREE REAL ESTATE DEBT FUND III GP, L.P
ITS:	GENERAL PARTNER

BY:	OAKTREE REAL ESTATE DEBT FUND III GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE REAL ESTATE DEBT FUND III (LUX), S.C.SP

BY:	OAKTREE REAL ESTATE DEBT FUND III GP, S.À R.L.
ITS:	GENERAL PARTNER

By:	/s/ Martin Eckel
Name:	Martin Eckel
Title:	Manager (gérant)

By:	/s/ Flora Verrecchia
Name:	Flora Verrecchia
Title:	Manager (gérant)

OAKTREE REAL ESTATE DEBT FUND IV, L.P.

BY:	OAKTREE REAL ESTATE DEBT FUND IV GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE REAL ESTATE DEBT FUND IV GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE REAL ESTATE CREDIT INCOME FUND, L.P.

BY:	OAKTREE REAL ESTATE CREDIT INCOME FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE REAL ESTATE CREDIT INCOME FUND GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE REAL ESTATE SMA (Q), L.P.

BY:	OAKTREE REAL ESTATE SMA (Q) GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE REAL ESTATE SMA (Q) GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE-TSE 16 REAL ESTATE DEBT, LLC

BY:	OAKTREE FUND GP IIA, LLC
ITS:	MANAGER

BY:	OAKTREE FUND GP II, L.P.
ITS:	MANAGING MEMBER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Authorized Signatory

By:	/s/ Brian Price
Name:	Brian Price
Title:	Authorized Signatory

OAKTREE (LUX.) FS S.C.SP. SICAV RAIF

BY:	OAKTREE (LUX.) FS GP S.À R.L.
ITS:	GENERAL PARTNER

By:	/s/ Hugo Froment
Name:	Hugo Froment
Title:	Manager

By:	/s/ Nicolas Puissant
Name:	Nicolas Puissant
Title:	Manager

OAKTREE PATRIOT INVESTMENT FUND, L.P.

BY:	OAKTREE PATRIOT INVESTMENT FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE PATRIOT INVESTMENT FUND GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

TIRRO FUND, L.P.

BY:	OAKTREE TIRRO FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE TIRRO FUND GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE REAL ESTATE INCOME FUND, L.P.

BY:	OAKTREE REAL ESTATE INCOME FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE REAL ESTATE INCOME FUND GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE REAL ESTATE INCOME FUND (PARALLEL), L.P.

BY:	OAKTREE REAL ESTATE INCOME FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE REAL ESTATE INCOME FUND GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE REAL ESTATE INCOME FUND (PARALLEL II), L.P.

BY:	OAKTREE REAL ESTATE INCOME FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE REAL ESTATE INCOME FUND GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE REAL ESTATE INCOME FUND (PARALLEL III), L.P.

BY:	OAKTREE REAL ESTATE INCOME FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE REAL ESTATE INCOME FUND GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE EMERGING MARKETS EQUITY FUND, L.P.

BY:	OAKTREE EMERGING MARKETS EQUITY FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE EMERGING MARKETS EQUITY FUND GP, LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE CHINA EQUITY SEED FUND, L.P.

BY:	OAKTREE CHINA EQUITY SEED FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP 1A, LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP I, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name	Martin Boskovich
Title:	Authorized Signatory

By:	/s/ Brian Price
Name:	Brian Price
Title:	Authorized Signatory

OAKTREE VALUE EQUITY FUND, L.P.

BY:	OAKTREE VALUE EQUITY FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE VALUE EQUITY FUND GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE VALUE EQUITY FUND, L.P.

BY:	OAKTREE VALUE EQUITY FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE VALUE EQUITY FUND GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE PRIVATE INVESTMENT FUND IV, L.P.

BY:	OAKTREE PRIVATE INVESTMENT FUND IV GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP IIA, LLC
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP II, L.P.
ITS:	MANAGING MEMBER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Authorized Signatory

By:	/s/ Brian Price
Name:	Brian Price
Title:	Authorized Signatory

OAKTREE-FORREST MULTI-STRATEGY, LLC

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	MANAGER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE TT MULTI-STRATEGY FUND, L.P.

BY:	OAKTREE TT MULTI-STRATEGY FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP, LLC
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP I, L.P.
ITS:	MANAGING MEMBER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Authorized Signatory

By:	/s/ Brian Price
Name:	Brian Price
Title:	Authorized Signatory

OAKTREE GLOBAL CREDIT FUND, L.P.

BY:	OAKTREE GLOBAL CREDIT FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE GLOBAL CREDIT FUND GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE GC SUPER FUND, L.P.

BY:	OAKTREE GC SUPER FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP, LLC
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP I, L.P.
ITS:	MANAGING MEMBER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Authorized Signatory

By:	/s/ Brian Price
Name:	Brian Price
Title:	Authorized Signatory

OAKTREE HUNTINGTON-GCF INVESTMENT FUND, L.P.

BY:	OAKTREE HUNTINGTON-GCF INVESTMENT FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE HUNTINGTON-GCF INVESTMENT FUND GP, LLC
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP I, L.P.
ITS:	MANAGING MEMBER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Authorized Signatory

By:	/s/ Brian Price
Name:	Brian Price
Title:	Authorized Signatory

OAKTREE HUNTINGTON-GCF INVESTMENT FUND (DIRECT LENDING AIF), L.P.

BY:	OAKTREE HUNTINGTON-GCF INVESTMENT FUND (DIRECT LENDING AIF) GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE HUNTINGTON-GCF INVESTMENT FUND (DIRECT LENDING AIF) GP, LLC
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP III, L.P.
ITS:	MANAGING MEMBER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Authorized Signatory

By:	/s/ Brian Price
Name:	Brian Price
Title:	Authorized Signatory

OAKTREE GLOBAL CREDIT INVESTMENT GRADE FUND, L.P.

BY:	OAKTREE GLOBAL CREDIT INVESTMENT GRADE FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE GLOBAL CREDIT INVESTMENT GRADE FUND GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS: DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE GLOBAL CREDIT PLUS FUND, L.P.

BY:	OAKTREE GLOBAL CREDIT PLUS FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE GLOBAL CREDIT PLUS FUND GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	GENERAL PARTNER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE BROADGATE MULTI-STRATEGY FUND, L.P.

BY:	OAKTREE BROADGATE MULTI-STRATEGY FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE BROADGATE MULTI-STRATEGY FUND GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE ROUTE 66 MULTI-STRATEGY FUND, L.P.

BY:	OAKTREE ROUTE 66 MULTI-STRATEGY FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE ROUTE 66 MULTI-STRATEGY FUND GP, LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE QR CLV, L.P.

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	GENERAL PARTNER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE ASSET-BACKED FINANCE FUND, L.P.

BY:	OAKTREE ASSET-BACKED FINANCE FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE ASSET-BACKED FINANCE FUND GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE ASSET-BACKED FINANCE FUND (PARALLEL), L.P.

BY:	OAKTREE ASSET-BACKED FINANCE FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE ASSET-BACKED FINANCE FUND GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE EMERGING MARKET DEBT FUND, L.P.

BY:	OAKTREE EMERGING MARKET DEBT FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE EMERGING MARKET DEBT FUND GP, LTD
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE DIVERSIFIED INCOME FUND, INC.

BY:	OAKTREE FUND ADVISORS, LLC
ITS:	INVESTMENT ADVISER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE ASSET-BACKED INCOME PRIVATE PLACEMENT FUND INC.

BY:	OAKTREE FUND ADVISORS, LLC
ITS:	INVESTMENT ADVISER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE ASSET-BACKED INCOME FUND INC.

BY:	OAKTREE FUND ADVISORS, LLC
ITS:	INVESTMENT ADVISER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE EMERGING MARKET OPPORTUNITIES FUND, L.P.

BY:	OAKTREE EMERGING MARKET OPPORTUNITIES FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE EMERGING MARKET OPPORTUNITIES FUND GP, LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

APPENDIX A

Existing Affiliated Funds and Existing Proprietary Accounts

The Existing Affiliated Funds and Existing Proprietary Funds are categorized into nine different asset classes, with multiple investment strategies within each asset class (although the strategies do not represent formal legal entities). Each Existing Affiliated Fund is a separate and distinct legal entity and each relies on the exclusion from status as an investment company under the Act provided by Section 3(c)(1), 3(c)(5)(C) or 3(c)(7). Each of the Existing Affiliated Funds are advised by OCM LP.

1. Corporate Debt: The corporate debt strategies invest primarily in the sub-investment grade debt of U.S. and non-U.S. companies, and focuses on various debt instruments including high yield bonds, leveraged loans, mezzanine and private debt. The corporate debt strategies include, among other entities that are currently in existence but that are not currently expected to participate in Co-Investment Transactions, the following Existing Affiliated Funds:

i.	Oaktree High Yield Bond Fund, L.P.

ii.	Oaktree Expanded High Yield Fund, L.P.

iii.	Oaktree Global High Yield Bond Fund, L.P.

iv.	Oaktree European High Yield Fund, L.P.

v.	Oaktree Senior Loan Fund, L.P.

vi.	Oaktree Enhanced Income Fund III, L.P.

vii.	Oaktree Enhanced Income Fund III (Parallel), L.P.

viii.	Oaktree CLO 2014-1 Ltd.

ix.	Oaktree CLO 2015-1 Ltd.

x.	Oaktree Strategic Credit Fund A, L.P.

xi.	Oaktree Strategic Credit Fund B, L.P.

xii.	Ace Strategic Credit Holdings (Cayman), L.P.

xiii.	Exelon Strategic Credit Holdings, LLC

xiv.	Oaktree-Minn Strategic Credit, LLC

xv.	Oaktree-NGP Strategic Credit, LLC

xvi.	Oaktree-TBMR Strategic Credit Fund, LLC

xvii.	Oaktree-TBMR Strategic Credit Fund C, LLC

xviii.	Oaktree-TBMR Strategic Credit Fund F, LLC

xix.	Oaktree-TBMR Strategic Credit Fund G, LLC

xx.	Oaktree-TCDRS Strategic Credit, LLC

xxi.	Oaktree-TSE 16 Strategic Credit, LLC

xxii.	Oaktree Mezzanine Fund IV, L.P.

xxiii.	Oaktree Mezzanine Fund V, L.P.

xxiv.	Oaktree Mezzanine Fund V (Parallel), SCSp

xxv.	Oaktree Mezzanine Fund VI (Lending), L.P.

xxvi.	Oaktree Mezzanine Fund VI (Acquisition), L.P.

xxvii.	Oaktree Mezzanine Fund VI (Acquisition) (Lux), SCSp

xxviii.	Oaktree Lending Partners L.P.,

xxix.	Oaktree Lending Partners (Unlevered), L.P.

xxx.	Oaktree Lending Partners (Acquisition), L.P.,

xxxi.	Oaktree Lending Partners (Unlevered), SCSp

xxxii.	Oaktree Myriad Investment Fund, L.P.

xxxiii.	Oaktree SBIC Fund, L.P.

xxxiv.	Oaktree Middle-Market Direct Lending Fund, L.P.

xxxv.	Oaktree Middle-Market Direct Lending Unlevered Fund, L.P.

xxxvi.	Oaktree Middle-Market Direct Lending Fund (Parallel), L.P.

xxxvii.	Oaktree Middle-Market Direct Lending Unlevered Fund (Parallel), L.P.

xxxviii.	Oaktree Middle-Market Direct Lending Fund (Parallel 2), L.P.

xxxix.	Oaktree European Capital Solutions Fund (Parallel), L.P.

xl.	Oaktree European Capital Solutions Fund, L.P.

xli.	Oaktree European Capital Solutions Fund II, L.P.

xlii.	Oaktree European Capital Solutions Fund II, SCSp

xliii.	Oaktree European Capital Solutions Fund, SCSp-RAIF

xliv.	Oaktree European Capital Solutions Fund III, L.P.

xlv.	Oaktree European Capital Solutions Fund III, SCSp

xlvi.	Oaktree Mercury Investment Fund, L.P.

xlvii.	Oaktree European Special Situations Fund, L.P.

xlviii.	Oaktree Maritime and Transportation Fund, L.P.

xlix.	Oaktree Emerging Markets Debt Total Return Fund, L.P.

l.	Oaktree Boulder Investment Fund, L.P.

li.	Oaktree Epsilon Investment Fund, L.P.

lii.	Oaktree Strategic Income, LLC

liii.	Oaktree CLO 2019-2 Ltd.

liv.	Oaktree CLO 2019-3 Ltd.

lv.	Oaktree CLO 2019-4 Ltd.

lvi.	Oaktree CLO 2020-1 Ltd.

lvii.	Oaktree Gilead Investment Fund, L.P.

lviii.	INPRS Emerging Markets Total Return Holdings, LLC

lix.	Oaktree Gilead Investment Fund AIF (Delaware), L.P.

lx.	Oaktree Direct Lending Fund, L.P.

lxi.	Oaktree Direct Lending Fund Unlevered, L.P.

lxii.	Oaktree Direct Lending Fund (Parallel), L.P.

lxiii.	Oaktree Direct Lending Fund Unlevered (Parallel), L.P.

lxiv.	Oaktree Debt Acquisition Fund (Parallel 2), L.P.

lxv.	Oaktree Direct Lending Fund, SCSp

lxvi.	Oaktree Alias Investment Fund, L.P.

lxvii.	Oaktree M Super Private Credit Fund, L.P.

lxviii.	Oaktree Middle-Market Direct Lending Unlevered JPN-A 2017 Fund L.P.

lxix.	Oaktree CLO 2021-1, Ltd.

lxx.	Oaktree CLO 2021-2, Ltd.

lxxi.	Oaktree CLO 2022-1, Ltd.

lxxii.	Oaktree CLO 2022-2, Ltd.

lxxiii.	Oaktree CLO 2022-3, Ltd.

lxxiv.	Oaktree CLO 2023-1, Ltd.

lxxv.	Oaktree CLO 2023-2, Ltd.

lxxvi.	Oaktree CLO 2024-25, Ltd.

lxxvii.	Oaktree CLO 2024-26, Ltd.

lxxviii.	Oaktree CLO 2024-27, Ltd.

lxxix.	Oaktree CLO 2024-28, Ltd.

lxxx.	Oaktree CLO 2025-29, Ltd.

lxxxi.	Oaktree CLO 2025-30, Ltd.

lxxxii.	Oaktree Glick CLO Dislocation JV, LLC

lxxxiii.	Arbour CLO II Designated Activity Company

lxxxiv.	Arbour CLO III Designated Activity Company

lxxxv.	Arbour CLO IV Designated Activity Company

lxxxvi.	Arbour CLO V Designated Activity Company

lxxxvii.	Arbour CLO VI Designated Activity Company

lxxxviii.	Arbour CLO VII Designated Activity Company

lxxxix.	Arbour CLO VIII Designated Activity Company

xc.	Arbour CLO IX Designated Activity Company

xci.	Arbour CLO X Designated Activity Company

xcii.	Arbour CLO XI Designated Activity Company

xciii.	Arbour CLO XII Designated Activity Company

xciv.	Arbour CLO XIII Designated Activity Company

xcv.	Arbour CLO XIV Designated Activity Company

xcvi.	Arbour CLO XV Designated Activity Company

xcvii.	Oaktree European CLO Capital Fund Limited

xcviii.	Oaktree European CLO Capital Fund II Designated Activity Company

xcix.	Oaktree CLO Equity Fund I, L.P.

c.	INPRS Strategic Credit Holdings, LLC

ci.	Oaktree AZ Strategic Lending Fund, L.P.

cii.	Oaktree Jalapeno Investment Fund, L.P.

ciii.	Oaktree PRE Life Sciences Fund, L.P.

civ.	Oaktree PRE Life Sciences AIF, L.P.

cv.	Oaktree Life Sciences Lending Fund, L.P.

cvi.	Oaktree Life Sciences Lending Fund (Parallel), L.P.

cvii.	Oaktree Life Sciences Lending Fund (Parallel 2), L.P.

cviii.	Oaktree Life Sciences Lending Fund, SCSp

cix.	Oaktree Life Sciences Lending Fund (Parallel), SCSp

cx.	Oaktree Life Sciences Income Fund, L.P.

cxi.	Oaktree Life Sciences Income Fund (Parallel), L.P.

cxii.	Oaktree Life Sciences Income Fund, SCSp

cxiii.	Oaktree BioYield Investment Fund, L.P.

cxiv.	Oaktree LSI Nightingale, LLC

2. Convertible Securities: The convertible securities strategies invest in convertible securities with a focus on different regions and market sectors, including U.S., non-U.S. and “high income” convertibles. The convertible securities strategies include the following Existing Affiliated Funds:

i.	OCM Convertible Trust

ii.	Oaktree Non-U.S. Convertible Fund, L.P.

iii.	Oaktree High Income Convertible Fund, L.P.

iv.	Oaktree High Income Convertible Fund II, L.P.

3. Global Opportunities: The global opportunities strategies (f/k/a distressed debt) invest in debt or other obligations of distressed companies and other “stressed” companies. The distressed debt strategies include, among other entities that are currently in existence but that are not currently expected to participate in Co-Investment Transactions, the following Existing Affiliated Funds:

i.	Oaktree Opportunities Fund X, L.P.

ii.	Oaktree Opportunities Fund X (Parallel), L.P.

iii.	Oaktree Opportunities Fund X (Parallel 2), L.P.

iv.	Oaktree Opportunities Fund Xb, L.P.

v.	Oaktree Opportunities Fund Xb (Parallel), L.P.

vi.	Oaktree Opportunities Fund Xb (Parallel 2), L.P.

vii.	Oaktree Opportunities Fund XI, L.P.

viii.	Oaktree Opportunities Fund XI (Parallel), L.P.

ix.	Oaktree Opportunities Fund XI (Parallel 2), SCSp

x.	Oaktree Opportunities Fund XI (Parallel 3), L.P.

xi.	Oaktree Latigo Investment Fund, L.P.

xii.	Oaktree Huntington Investment Fund II, L.P.

xiii.	Oaktree Cascade Investment Fund I, L.P.

xiv.	Oaktree Cascade Investment Fund II, L.P.

xv.	Oaktree Cascade Investment Fund III, L.P.

xvi.	Oaktree Value Opportunities Fund, L.P.

xvii.	Oaktree Phoenix Investment Fund, L.P.

xviii.	Oaktree London Liquid Value Opportunities Fund (VOF), L.P.

xix.	Oaktree-Copley Investments, LLC

xx.	Oaktree Glacier Investment Fund, L.P.

xxi.	Oaktree TX Emerging Market Opportunities Fund, L.P.

xxii.	Oaktree Glacier Investment Fund II, L.P.

xxiii.	Oaktree Moraine Co-Investment Fund, L.P.

xxiv.	Oaktree Emerging Markets Opportunities Fund II, L.P.

xxv.	Oaktree FF Emerging Markets Opportunities Fund, L.P.

xxvi.	Oaktree Oasis Investment Fund, L.P.

xxvii.	Oaktree Opportunities Fund XII, L.P.

xxviii.	Oaktree Opportunities Fund XII (Parallel), L.P.

xxix.	Oaktree Opportunities Fund XII (Parallel 2), SCSp

xxx.	Oaktree Opportunities Fund XII (Parallel 3), L.P.

xxxi.	Oaktree Opportunities Fund XII (Parallel 4), SCSp

xxxii.	Oaktree Opportunities Fund XII (Parallel 5), L.P.

xxxiii	Oaktree Emerging Market Opportunities Fund, L.P.

4. Control Investing: The control investing strategies combine traditional private equity with distress-for-control investing and invest at any level of the capital structure, focusing on different regions and market sectors. The control investing strategies include, among other entities that are currently in existence but that are not currently expected to participate in Co-Investment Transactions, the following Existing Affiliated Funds:

i.	Oaktree Special Situations Fund, L.P.

ii.	OCM Avalon Co-Investment Fund, L.P.

iii.	Oaktree Special Situations Fund II, L.P.

iv.	Oaktree Avalon Co-Investment Fund II, L.P.

v.	Oaktree Star Investment Fund II, L.P.

vi.	Oaktree European Principal Fund V, L.P.

vii.	Oaktree European Principal Fund V, SCSp

viii.	Oaktree Mercury Investment Fund, L.P.

ix.	Oaktree Power Opportunities Fund IV, L.P.

x.	Oaktree Power Opportunities Fund IV (Parallel), L.P.

xi.	Oaktree Power Opportunities Fund V, L.P.

xii.	Oaktree Power Opportunities Fund V (Parallel), L.P.

xiii.	Oaktree Power Opportunities Fund VI, L.P.

xiv.	Oaktree Power Opportunities Fund VI (Parallel), L.P.

xv.	Oaktree Power Opportunities Fund VII, L.P.

xvi.	Oaktree Power Opportunities Fund VII (Parallel), SCSp

xvii.	Oaktree Power Opportunities Fund VII (Parallel), L.P.

xviii.	Oaktree Olorin Investment Fund, L.P.

xix.	Oaktree Special Situations Fund III, L.P.

xx.	Oaktree Special Situations Fund III (Parallel 2), SCSp

xxi.	Oaktree Special Situations Fund IV, L.P.

xxii.	Oaktree Special Situations Fund IV (Parallel), L.P.

xxiii.	Oaktree Special Situations Fund IV (Lux), SCSp

5. Real Estate: The real estate strategies target a diverse range of opportunities across all areas of real estate, with an emphasis on debt or equity investments in commercial real estate, corporate real estate, structured finance, commercial NPLs, residential real estate and non-U.S. real estate. The real estate strategies include, among other entities that are currently in existence but that are not currently expected to participate in Co-Investment Transactions, the following Existing Affiliated Funds:

i.	Oaktree Real Estate Opportunities Fund VII, L.P.

ii.	Oaktree Real Estate Opportunities Fund VII (Parallel), L.P.

iii.	Oaktree Real Estate Opportunities Fund VII (Parallel 2), L.P.

iv.	Oaktree Real Estate Opportunities Fund VII (Parallel 3), L.P.

v.	Oaktree Real Estate Opportunities Fund VII (Parallel 4), L.P.

vi.	Oaktree Real Estate Opportunities Fund VIII, L.P.

vii.	Oaktree Real Estate Opportunities Fund VIII (Parallel), L.P.

viii.	Oaktree Real Estate Opportunities Fund VIII (Parallel), S.C.Sp

ix.	Oaktree Real Estate Opportunities Fund VIII (Parallel) 2, L.P.

x.	Oaktree Real Estate Opportunities Fund VIII (Parallel) 3, L.P.

xi.	Oaktree Real Estate Opportunities Fund VIII (Parallel) 4, L.P.

xii.	Oaktree Real Estate Opportunities Fund VIII (Parallel) 5, L.P.

xiii.	Oaktree Real Estate Opportunities Fund VIII (Parallel) 6, L.P.

xiv.	Oaktree Real Estate Opportunities Fund IX, L.P.

xv.	Oaktree Real Estate Opportunities Fund IX (Parallel), L.P.

xvi.	Oaktree Real Estate Opportunities Fund IX (Parallel) 2, L.P.

xvii.	Oaktree Real Estate Opportunities Fund IX (Parallel), SCSp

xviii.	Oaktree N ROF IX Investment Fund, L.P.

xix.	Oaktree Pinnacle Investment Fund, L.P.

xx.	Oaktree Real Estate Debt Fund II, L.P.

xxi.	Oaktree Real Estate Debt Fund II (Parallel), L.P.

xxii.	Oaktree Real Estate Debt Fund III, L.P.

xxiii.	Oaktree Real Estate Debt Fund III (Lux), S.C.Sp

xxiv.	Oaktree Real Estate Debt Fund III (Parallel), L.P.

xxv.	Oaktree Real Estate Debt Fund IV, L.P.

xxvi.	Oaktree Real Estate Credit Income Fund, L.P.

xxvii.	Oaktree Real Estate SMA (Q), L.P.

xxviii.	Oaktree-TSE 16 Real Estate Debt, LLC

xxix.	Oaktree (Lux.) FS S.C.SP. SICAV RAIF

xxx.	Oaktree Patriot Investment Fund, L.P.

xxxi.	Tirro Fund, L.P.,

xxxii.	Investin Pro RED Holdings, LLC

xxxiii.	Investin Pro RED Holdings S.à.r.l.

xxxiv.	Oaktree Real Estate Income Fund, L.P.

xxxv.	Oaktree Real Estate Income Fund (Parallel), L.P.

xxxvi.	Oaktree Real Estate Income Fund (Parallel II), L.P.

xxxvii.	Oaktree Real Estate Income Fund (Parallel III), L.P.

6. Listed Equities: The listed equities strategies seek to invest in undervalued stocks worldwide. The listed equities strategies include, among other entities that are currently in existence but that are not currently expected to participate in Co-Investment Transactions, the following Existing Affiliated Funds:

i.	Oaktree Emerging Markets Equity Fund, L.P.

ii.	Oaktree China Equity Seed Fund, L.P.

iii.	Oaktree Japan Equity Seed Fund, L.P.

iv.	Oaktree Value Equity Fund, L.P.

7. Multi-Strategy Solutions: The multi-strategy solutions strategy invests flexibly across various fixed income securities (high yield bonds, convertibles, senior and private loans) and geographies (North America, Europe and Emerging Markets). The multi-strategy solutions strategy includes, among other entities that are currently in existence but that are not currently expected to participate in Co-Investment Transactions, the following Existing Affiliated Funds:

i.	Oaktree Private Investment Fund IV, L.P.

ii.	Oaktree-Forrest Multi-Strategy, LLC

iii.	Oaktree TT Multi-Strategy Fund, L.P.

iv.	Oaktree Global Credit Fund, L.P.

v.	Oaktree Global Credit Investment Grade Fund, L.P.

vi.	Oaktree GC Super Fund, L.P.

vii.	Oaktree Huntington-GCF Investment Fund, L.P.

viii.	Oaktree Huntington-GCF Investment Fund (Direct Lending AIF), L.P.

ix.	Oaktree Global Credit Plus Fund, L.P.

x.	Oaktree Broadgate Multi-Strategy Fund, L.P.

xi.	Oaktree Route 66 Multi-Strategy Fund, L.P.

xii.	Oaktree QR CLV, L.P.

8. Structured Credit: The structured credit strategy invests in structured credit instruments, including collateralized loan obligations, commercial mortgaged-backed securities and other asset-backed securitizations. The structured credit strategy includes, among other entities that are currently in existence but that are not currently expected to participate in Co-Investment Transactions, the following Existing Affiliated Funds:

i.	Oaktree Alpha Credit Fund, L.P.

ii.	Oaktree Asset-Backed Finance Fund, L.P.

iii.	Oaktree Asset-Backed Finance Fund (Parallel), L.P.9.

9. Proprietary Accounts: The Oaktree Proprietary Accounts hold various financial assets in a principal capacity and include, among other entities that are not currently in existence but will be expected to participate in Co-Investment Transactions, the following:

i.	Oaktree Loan Acquisition Fund, L.P.

ii.	Oaktree Emerging Market Debt Fund, L.P.

In addition, each of the Existing Affiliated Funds is a Delaware limited partnership or Delaware limited liability company, except as follows:

•	Oaktree High Yield Bond Fund, L.P. and Oaktree Non-U.S. Convertible Fund, L.P., each of which is a California limited partnership;

•	OCM Convertible Trust, which is a U.S. based sub-trust;

•

Oaktree CLO 2014-1 Ltd., Oaktree CLO 2015-1 Ltd., Oaktree CLO 2019-2 Ltd., Oaktree CLO 2019-3 Ltd., Oaktree CLO 2019-4 Ltd., Oaktree CLO 2020-1 Ltd., Oaktree CLO 2021-1, Ltd., Oaktree CLO 2021-2, Ltd., Oaktree CLO 2022-1, Ltd., Oaktree CLO 2022-2, Ltd., Oaktree CLO 2022-3, Ltd., Oaktree CLO 2023-2, Ltd., Oaktree CLO 2024-25, Ltd., Oaktree CLO 2024-27, Ltd., Oaktree CLO 2024-28, Ltd., Oaktree CLO 2025-29, Ltd. and Oaktree CLO 2025-30, Ltd., each of which is a Cayman limited company;

•	Oaktree CLO 2023-1, Ltd. and Oaktree CLO 2024-26, Ltd., each of which is a Jersey private limited company;

•

Arbour CLO II Designated Activity Company, Arbour CLO III Designated Activity Company, Arbour CLO IV Designated Activity Company, Arbour CLO V Designated Activity Company, Arbour CLO VI Designated Activity Company, Arbour CLO VII Designated Activity Company, Arbour CLO VIII Designated Activity Company, Arbour CLO IX Designated Activity Company, Arbour CLO X Designated Activity Company, Arbour CLO XI Designated Activity Company, Arbour CLO XII Designated Activity Company, Arbour CLO XIII Designated Activity Company, Arbour CLO XIV Designated Activity Company, Arbour CLO XV Designated Activity Company and Oaktree European CLO Capital Fund II Designated Activity Company, each of which is an Irish designated activity company;

•	Oaktree European CLO Capital Fund Limited, which is a Guernsey non-cellular company;

•

Oaktree Alpha Credit Fund, L.P., Oaktree CLO Equity Fund I, L.P., Oaktree Life Sciences Lending Fund, L.P., Oaktree Life Sciences Lending Fund (Parallel), L.P., Oaktree Life Sciences Lending Fund (Parallel 2), L.P., Oaktree Life Sciences Income Fund, L.P., Oaktree Life Sciences Income Fund (Parallel), L.P., Oaktree BioYield Investment Fund, L.P., Oaktree Middle-Market Direct Lending Fund (Parallel), L.P., Oaktree Middle-Market Direct Lending Unlevered Fund (Parallel), L.P., Oaktree Mezzanine Fund VI (Lending), L.P., Oaktree Mezzanine Fund VI (Acquisition), L.P., Oaktree Lending Partners L.P., Oaktree Lending Partners (Unlevered), L.P., Oaktree Lending Partners (Acquisition), L.P., Oaktree Opportunities Fund X, L.P., Oaktree Opportunities Fund X (Parallel), L.P., Oaktree Opportunities Fund Xb, L.P., Oaktree Opportunities Fund Xb (Parallel), L.P., Oaktree Opportunities Fund XI, L.P., Oaktree Opportunities Fund XI (Parallel), L.P., Oaktree Opportunities Fund XI (Parallel 3), L.P., Oaktree London Liquid Value Opportunities Fund (VOF), L.P., Oaktree Emerging Markets Debt Total Return Fund, L.P., Oaktree Epsilon Investment Fund, L.P., Oaktree Glacier Investment Fund, L.P., Oaktree TX Emerging Market Opportunities Fund, L.P., Oaktree Glacier Investment Fund II, L.P., Oaktree Moraine Co-Investment Fund, L.P., Oaktree Emerging Markets Opportunities Fund II, L.P., Oaktree FF Emerging Markets Opportunities Fund, L.P., Oaktree Oasis Investment Fund, L.P., Oaktree Emerging Markets Equity Fund, L.P., Oaktree China Equity Seed Fund, L.P., Oaktree Japan Equity Seed Fund, L.P., Oaktree European Principal Fund IV, L.P., Oaktree European Principal Fund V, L.P., Oaktree European Capital Solutions Fund, L.P., Oaktree European Capital Solutions Fund II, L.P., Oaktree European Capital Solutions Fund III, L.P., Oaktree Mercury Investment Fund, L.P., Oaktree European Special Situations Fund, L.P., Oaktree Global Credit Fund, L.P., Oaktree Power Opportunities Fund V, L.P., Oaktree Power Opportunities Fund VI, L.P., Oaktree Power Opportunities Fund VI (Parallel), L.P., Oaktree Power Opportunities Fund VII, L.P., Oaktree Real Estate Debt Fund II, L.P., Oaktree Real Estate Debt Fund III, L.P., Oaktree Real Estate Debt Fund III (Parallel), L.P., Oaktree Real Estate Debt Fund IV, L.P., Oaktree Real Estate Credit Income Fund, L.P., Oaktree Real Estate SMA (Q), L.P., Oaktree Patriot Investment Fund, L.P., Tirro Fund, L.P., Oaktree Real Estate Income Fund, L.P., Oaktree Real Estate Income Fund (Parallel II), L.P., Oaktree Real Estate Income Fund (Parallel III), L.P., Oaktree Pinnacle Investment Fund, L.P., Oaktree Real Estate Opportunities Fund VII, L.P., Oaktree Real Estate Opportunities Fund VII (Parallel 3), L.P., Oaktree Real Estate Opportunities Fund VIII, L.P., Oaktree Real Estate Opportunities Fund VIII (Parallel) 2, L.P., Oaktree Real Estate Opportunities Fund VIII (Parallel) 3, L.P., Oaktree Real Estate Opportunities Fund VIII (Parallel) 4, L.P., Oaktree Real Estate Opportunities Fund VIII (Parallel) 5, L.P., Oaktree Real Estate Opportunities Fund IX, L.P., Oaktree Real Estate Opportunities Fund IX (Parallel), L.P., Oaktree Real Estate Opportunities Fund IX (Parallel) 2, L.P., Oaktree N ROF IX Investment Fund, L.P., Oaktree Special Situations Fund, L.P., OCM Avalon Co-Investment Fund, L.P., Oaktree Special Situations Fund II, L.P., Oaktree Avalon Co-Investment Fund II, L.P., Oaktree Star Investment Fund II, L.P., Oaktree Special Situations Fund III, L.P., Oaktree Special Situations Fund IV, L.P., Oaktree Special Situations Fund IV (Parallel), L.P., Oaktree Value Equity Fund, L.P., Oaktree Value Opportunities Fund, L.P., Oaktree Strategic Credit Fund A, L.P., Oaktree Strategic Credit Fund B, L.P., Ace Strategic Credit Holdings (Cayman), L.P., Oaktree Global Credit Investment Grade Fund, L.P., Oaktree Emerging Market Debt Fund, L.P., Oaktree Direct Lending Fund, L.P., Oaktree Direct Lending Fund Unlevered, L.P., Oaktree Direct Lending Fund (Parallel), L.P., Oaktree Direct Lending Fund Unlevered (Parallel), L.P., and Oaktree Debt Acquisition Fund (Parallel 2), L.P., Oaktree Alias Investment Fund, L.P., Oaktree M Super Private Credit Fund, L.P., Oaktree Middle-Market Direct Lending Unlevered JPN-A 2017 Fund L.P., Oaktree Opportunities Fund XII, L.P., Oaktree Opportunities Fund XII (Parallel), L.P., Oaktree Opportunities Fund XII (Parallel 3), L.P., Oaktree Opportunities Fund XII (Parallel 5), L.P., Oaktree Global Credit Plus Fund, L.P., Oaktree Broadgate Multi-Strategy Fund, L.P., Oaktree Asset-Backed Finance Fund, L.P. Oaktree Asset-Backed Finance Fund (Parallel), L.P., and Oaktree Emerging Market Opportunities Fund, L.P. each of which is a Cayman exempted limited partnership;

•	Oaktree European Principal Fund IV, S.C.S., which is a Luxembourg limited partnership;

•

Oaktree Life Sciences Lending Fund, SCSp, Oaktree Life Sciences Lending Fund (Parallel), SCSp, Oaktree Life Sciences Income Fund, SCSp, Oaktree European Capital Solutions Fund II, SCSp, Oaktree European Capital Solutions Fund III, SCSp, Oaktree European Principal Fund V, SCSp, Oaktree Real Estate Opportunities Fund VIII (Parallel), S.C.Sp, Oaktree Real Estate Opportunities Fund IX (Parallel), SCSp, Oaktree Real Estate Debt Fund III (Lux), S.C.Sp, Oaktree Mezzanine Fund V (Parallel), SCSp, Oaktree Mezzanine Fund VI (Acquisition) (Lux), SCSp, Oaktree Lending Partners (Unlevered), SCSp, Oaktree Power Opportunities Fund VII (Parallel),

SCSp, Oaktree Opportunities Fund XI (Parallel 2), SCSp, Oaktree Direct Lending Fund, SCSp, Oaktree Opportunities Fund XII (Parallel 2), SCSp, Oaktree Opportunities Fund XII (Parallel 4), SCSp Oaktree Special Situations Fund III (Parallel 2), SCSp and Oaktree Special Situations Fund IV (Lux), SCSp, each of which is a Luxembourg special limited partnership;

•	Oaktree (Lux.) FS S.C.SP. SICAV RAIF, which is an investment company with variable capital incorporated under the laws of Luxembourg as a reserved alternative investment fund;

•	Oaktree European Capital Solutions Fund, SCSp-RAIF, which is a Luxembourg special limited partnership established as a reserved alternative investment fund; and

•	Investin Pro RED Holdings S.à.r.l., which is a private limited liability company incorporated under the laws of Luxembourg.

EXHIBIT A

Resolutions of the Board of Trustees of Oaktree Strategic Credit Fund

Approval of Filing of Section 17(d)/57(a)(4) Application for Co-Investment Relief

WHEREAS, the Board deems it is advisable and in the best interest of the Fund to file with the U.S. Securities and Exchange Commission (the “Commission”) an application for an order pursuant to Sections 17(d) and 57(i) of the Investment Company Act of 1940, as amended (the “1940 Act”), and Rule 17d-l promulgated thereunder (the “Application”), to authorize the entering into of certain joint transactions that otherwise may be prohibited by Sections 17(d) and 57(a)(4) of the 1940 Act and Rule 17d-1 promulgated thereunder.

NOW, THEREFORE, BE IT RESOLVED, that the officers of Oaktree Fund Advisors, LLC and the Fund be, and each of them hereby is, authorized and directed on behalf of the Fund and in its name and on behalf of the Fund, to prepare, execute, and cause to be filed with the Commission an Application for an Order of Exemption, substantially in the form attached hereto as Exhibit A, and any amendments thereto, pursuant to Sections 17(d) and 57(i) of the 1940 Act, and Rule 17d-1 promulgated under the 1940 Act, authorizing certain joint transactions that otherwise may be prohibited by Sections 17(d) and 57(a)(4) of the 1940 Act and Rule 17d-1 promulgated thereunder; and it is further

RESOLVED, that the officers of the Fund be, and each of them hereby is, authorized and directed to take such further action and execute such other documents as such officer or officers shall deem necessary or advisable in order to effectuate the intent of the foregoing resolution; and it is further

RESOLVED, that any and all actions previously taken by the Fund or any of its trustees or officers in connection with the actions contemplated by the foregoing resolutions be, and each of them hereby is, ratified, confirmed, approved and adopted in all respects as and for the acts and deeds of the Fund.

Resolutions of Board of Directors of Oaktree Specialty Lending Corporation

Approval of Filing of Section 17(d/57(a)(4)) Application for Co-Investment Relief

WHEREAS, the Board deems it is advisable and in the best interest of the Fund to file with the U.S. Securities and Exchange Commission (the “Commission”) an application for an order pursuant to Sections 17(d) and 57(i) of the Investment Company Act of 1940, as amended (the “1940 Act”), and Rule 17d-l promulgated thereunder (the “Application”), to authorize the entering into of certain joint transactions that otherwise may be prohibited by Sections 17(d) and 57(a)(4) of the 1940 Act and Rule 17d-1 promulgated thereunder.

NOW, THEREFORE, BE IT RESOLVED, that the officers of Oaktree Fund Advisors, LLC and the Fund be, and each of them hereby is, authorized and directed on behalf of the Fund and in its name and on behalf of the Fund, to prepare, execute, and cause to be filed with the Commission an Application for an Order of Exemption, substantially in the form attached hereto as Exhibit A, and any amendments thereto, pursuant to Sections 17(d) and 57(i) of the 1940 Act, and Rule 17d-1 promulgated under the 1940 Act, authorizing certain joint transactions that otherwise may be prohibited by Sections 17(d) and 57(a)(4) of the 1940 Act and Rule 17d-1 promulgated thereunder; and it is further

RESOLVED, that the officers of the Fund be, and each of them hereby is, authorized and directed to take such further action and execute such other documents as such officer or officers shall deem necessary or advisable in order to effectuate the intent of the foregoing resolution; and it is further

RESOLVED, that any and all actions previously taken by the Fund or any of its directors or officers in connection with the actions contemplated by the foregoing resolutions be, and each of them hereby is, ratified, confirmed, approved and adopted in all respects as and for the acts and deeds of the Fund.

Resolutions of Board of Directors of Oaktree Gardens OLP, LLC

Approval of Filing of Section 17(d/57(a)(4)) Application for Co-Investment Relief

WHEREAS, the Board deems it is advisable and in the best interest of the Fund to file with the U.S. Securities and Exchange Commission (the “Commission”) an application for an order pursuant to Sections 17(d) and 57(i) of the Investment Company Act of 1940, as amended (the “1940 Act”), and Rule 17d-l promulgated thereunder (the “Application”), to authorize the entering into of certain joint transactions that otherwise may be prohibited by Sections 17(d) and 57(a)(4) of the 1940 Act and Rule 17d-1 promulgated thereunder.

NOW, THEREFORE, BE IT RESOLVED, that the officers of Oaktree Fund Advisors, LLC and the Fund be, and each of them hereby is, authorized and directed on behalf of the Fund and in its name and on behalf of the Fund, to prepare, execute, and cause to be filed with the Commission an Application for an Order of Exemption, substantially in the form attached hereto as Exhibit A, and any amendments thereto, pursuant to Sections 17(d) and 57(i) of the 1940 Act, and Rule 17d-1 promulgated under the 1940 Act, authorizing certain joint transactions that otherwise may be prohibited by Sections 17(d) and 57(a)(4) of the 1940 Act and Rule 17d-1 promulgated thereunder; and it is further

RESOLVED, that the officers of the Fund be, and each of them hereby is, authorized and directed to take such further action and execute such other documents as such officer or officers shall deem necessary or advisable in order to effectuate the intent of the foregoing resolution; and it is further

RESOLVED, that any and all actions previously taken by the Fund or any of its directors or officers in connection with the actions contemplated by the foregoing resolutions be, and each of them hereby is, ratified, confirmed, approved and adopted in all respects as and for the acts and deeds of the Fund.

Resolutions of Board of Directors of Oaktree Diversified Income Fund Inc.

Approval of Filing of Section 17(d)/57(a)(4) Application for Co-Investment Relief

WHEREAS, the Board deems it is advisable and in the best interest of the Fund to file with the U.S. Securities and Exchange Commission (the “Commission”) an application for an order pursuant to Sections 17(d) and 57(i) of the Investment Company Act of 1940, as amended (the “1940 Act”), and Rule 17d-l promulgated thereunder (the “Application”), to authorize the entering into of certain joint transactions that otherwise may be prohibited by Sections 17(d) and 57(a)(4) of the 1940 Act and Rule 17d-1 promulgated thereunder.

NOW, THEREFORE, BE IT RESOLVED, that the officers of Oaktree Fund Advisors, LLC and the Fund be, and each of them hereby is, authorized and directed on behalf of the Fund and in its name and on behalf of the Fund, to prepare, execute, and cause to be filed with the Commission an Application for an Order of Exemption, substantially in the form attached hereto as Exhibit A, and any amendments thereto, pursuant to Sections 17(d) and 57(i) of the 1940 Act, and Rule 17d-1 promulgated under the 1940 Act, authorizing certain joint transactions that otherwise may be prohibited by Sections 17(d) and 57(a)(4) of the 1940 Act and Rule 17d-1 promulgated thereunder; and it is further.

RESOLVED, that the officers of the Fund be, and each of them hereby is, authorized and directed to take such further action and execute such other documents as such officer or officers shall deem necessary or advisable in order to effectuate the intent of the foregoing resolution; and it is further

RESOLVED, that any and all actions previously taken by the Fund or any of its directors or officers in connection with the actions contemplated by the foregoing resolutions be, and each of them hereby is, ratified, confirmed, approved and adopted in all respects as and for the acts and deeds of the Fund.

Resolutions of Board of Directors of Oaktree Asset Backed Income Private Fund

Approval of Filing of Section 17(d)/57(a)(4) Application for Co-Investment Relief

WHEREAS, the Board deems it is advisable and in the best interest of the Fund to file with the U.S. Securities and Exchange Commission (the “Commission”) an application for an order pursuant to Sections 17(d) and 57(i) of the Investment Company Act of 1940, as amended (the “1940 Act”), and Rule 17d-l promulgated thereunder (the “Application”), to authorize the entering into of certain joint transactions that otherwise may be prohibited by Sections 17(d) and 57(a)(4) of the 1940 Act and Rule 17d-1 promulgated thereunder.

NOW, THEREFORE, BE IT RESOLVED, that the officers of Oaktree Fund Advisors, LLC and the Fund be, and each of them hereby is, authorized and directed on behalf of the Fund and in its name and on behalf of the Fund, to prepare, execute, and cause to be filed with the Commission an Application for an Order of Exemption, substantially in the form attached hereto as Exhibit A, and any amendments thereto, pursuant to Sections 17(d) and 57(i) of the 1940 Act, and Rule 17d-1 promulgated under the 1940 Act, authorizing certain joint transactions that otherwise may be prohibited by Sections 17(d) and 57(a)(4) of the 1940 Act and Rule 17d-1 promulgated thereunder; and it is further

RESOLVED, that the officers of the Fund be, and each of them hereby is, authorized and directed to take such further action and execute such other documents as such officer or officers shall deem necessary or advisable in order to effectuate the intent of the foregoing resolution; and it is further

RESOLVED, that any and all actions previously taken by the Fund or any of its directors or officers in connection with the actions contemplated by the foregoing resolutions be, and each of them hereby is, ratified, confirmed, approved and adopted in all respects as and for the acts and deeds of the Fund.

Resolutions of Board of Directors of Oaktree Asset Backed Income Fund

Approval of Filing of Section 17(d)/57(a)(4) Application for Co-Investment Relief

WHEREAS, the Board deems it is advisable and in the best interest of the Fund to file with the U.S. Securities and Exchange Commission (the “Commission”) an application for an order pursuant to Sections 17(d) and 57(i) of the Investment Company Act of 1940, as amended (the “1940 Act”), and Rule 17d-l promulgated thereunder (the “Application”), to authorize the entering into of certain joint transactions that otherwise may be prohibited by Sections 17(d) and 57(a)(4) of the 1940 Act and Rule 17d-1 promulgated thereunder.

NOW, THEREFORE, BE IT RESOLVED, that the officers of Oaktree Fund Advisors, LLC and the Fund be, and each of them hereby is, authorized and directed on behalf of the Fund and in its name and on behalf of the Fund, to prepare, execute, and cause to be filed with the Commission an Application for an Order of Exemption, substantially in the form attached hereto as Exhibit A, and any amendments thereto, pursuant to Sections 17(d) and 57(i) of the 1940 Act, and Rule 17d-1 promulgated under the 1940 Act, authorizing certain joint transactions that otherwise may be prohibited by Sections 17(d) and 57(a)(4) of the 1940 Act and Rule 17d-1 promulgated thereunder; and it is further

RESOLVED, that the officers of the Fund be, and each of them hereby is, authorized and directed to take such further action and execute such other documents as such officer or officers shall deem necessary or advisable in order to effectuate the intent of the foregoing resolution; and it is further

RESOLVED, that any and all actions previously taken by the Fund or any of its directors or officers in connection with the actions contemplated by the foregoing resolutions be, and each of them hereby is, ratified, confirmed, approved and adopted in all respects as and for the acts and deeds of the Fund.